Exhibit 10.2

SECOND AMENDED AND RESTATED TERM LOAN AGREEMENT

dated as of

May 6, 2015

among

SMITHFIELD FOODS, INC.,

certain Subsidiary Guarantors that may from time to time be party hereto,

the lenders from time to time party hereto,
and

COÖPERATIEVE CENTRALE RAIFFEISEN-BOERENLEENBANK B.A. "RABOBANK NEDERLAND", NEW YORK BRANCH,

as Administrative Agent
_________________________

TABLE OF CONTENTS
Page

ARTICLE I

DEFINITIONS    1
Section 1.01Defined Terms    1
Section 1.02Classification of Loans and Borrowings    31
Section 1.03Terms Generally    31
Section 1.04Accounting Terms; GAAP    31
ARTICLE II

THE LOANS    31
Section 2.01Existing Loan and Delayed Draw Commitment    31
Section 2.02Delayed Draw Loans and Borrowings    32
(a)Obligations Several    32
(b)Types    32
(c)Minimum Amounts    32
(d)Certain Limits on Interest Periods    32
Section 2.03Requests for Delayed Draw Loans    32
(a)Notification to Administrative Agent    32
(b)Content of Notification    32
(c)Notice by Administrative Agent to Lenders    33
(d)Certain Presumptions    33
Section 2.04Funding of Borrowings    33
(a)Manner of Funding    33
(b)Presumption by Administrative Agent    33
Section 2.05Interest Elections    33
(a)Interest Election Requests    33
(b)Notification by Borrower    34
(c)Content of Notifications    34
(d)Notice by Administrative Agent to Lenders    34

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(e)Certain Presumptions    34
Section 2.06Repayment of Loans; Evidence of Debt    34
(a)Repayment of Loans    34
(b)Maintenance of Accounts by Lenders    35
(c)Maintenance of Accounts by Administrative Agent    35
(d)Effect of Entries    35
(e)Promissory Notes    35
Section 2.07Prepayment of Loans    35
(a)Voluntary Prepayments    35
(b)Notification of Prepayments    35
Section 2.08Prepayment Fee    35
Section 2.09Interest    36
(a)ABR Borrowings    36
(b)Eurodollar Borrowings    36
(c)Default Rate    36
(d)Interest Payment Dates    36
(e)Computation    36
Section 2.10Alternate Rate of Interest    36
Section 2.11Increased Costs    37
(a)Change in Law    37
(b)Capital Requirements    37
(c)Certificate from Lenders, etc    37
(d)Retroactive Requests    37
Section 2.12Break Funding Payments    38
Section 2.13Taxes    38
(a)Payment for Taxes    38
(b)Other Taxes    38
(c)Indemnification by Borrower    38

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(d)Receipts    39
(e)Exemptions    39
(f)FATCA    39
(g)Refunds or Credits    39
Section 2.14Payments Generally; Pro Rata Treatment; Sharing of Set-offs    40
(a)Manner of Payment    40
(b)Payments on Non-Business Days    40
(c)Pro Rata Treatment    40
(d)Manner of Application if Insufficient Funds    40
(e)Sharing of Payments    40
(f)Presumption by Administrative Agent    41
(g)Withholding by Administrative Agent of Certain Payments    41
(h)Application of Proceeds    41
(i)Return of Proceeds    41
Section 2.15Mitigation Obligations; Replacement of Lenders    41
(a)Change of Lending Office    42
(b)Replacement of Lenders    42
Section 2.16Delayed Draw Commitment Fee    42
Section 2.17Defaulting Lenders    42
(a)Suspension of Commitment Fees    42
(b)Suspension of Voting    42
(c)Setoff against Defaulting Lenders    43
(d)Remedy of Defaulting Lender Status    43
ARTICLE III

REPRESENTATIONS AND WARRANTIES    43
Section 3.01Organization; Powers    43
Section 3.02Authorization; Enforceability    43
Section 3.03Governmental Approvals; No Conflicts    44

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Section 3.04Financial Condition; No Material Adverse Change    44
(a)Financial Statements    44
(b)No Material Adverse Change    44
(c)No Material Undisclosed Liabilities    44
Section 3.05Properties    44
(a)Title to Properties    44
(b)Intellectual Property    44
Section 3.06Litigation and Environmental Matters    45
(a)Litigation    45
(b)Environmental Matters    45
(c)Disclosed Matters    45
Section 3.07Compliance with Laws and Agreements    45
Section 3.08Investment Company Status    46
Section 3.09Taxes    46
Section 3.10ERISA    46
Section 3.11Disclosure    46
Section 3.12Margin Regulations    46
Section 3.13Material Agreements and Liens    46
(a)Indebtedness    46
(b)Liens    46
Section 3.14Subsidiaries, etc    47
Section 3.15Solvency    47
Section 3.16Labor Matters    47
Section 3.17Insurance    47
ARTICLE IV

CONDITIONS    48
Section 4.01Effective Date    48
(a)Execution of Agreement    48
(b)Corporate Documents    48
(c)Opinion of Counsel to the Borrower    48
(d)Fees, etc    48
(e)Approvals    48

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(f)Default; Representations and Warranties    48
(g)Additional Information    48
ARTICLE V

AFFIRMATIVE COVENANTS    49
Section 5.01Financial Statements and Other Information    49
(a)Annual Audited Financial Statements    49
(b)Quarterly Financial Statements    49
(c)Compliance Statements    50
(d)Accountant No Default Certificate    50
(e)Other Reports    50
(f)Other Information    50
Section 5.02Notices of Material Events    50
Section 5.03Existence; Conduct of Business    51
Section 5.04Payment of Obligations    51
Section 5.05Maintenance of Properties    51
Section 5.06Insurance    51
Section 5.07Compliance with Laws    51
Section 5.08Books and Records; Inspection Rights    52
Section 5.09Use of Proceeds    52
Section 5.10General Further Assurances    52
ARTICLE VI

NEGATIVE COVENANTS    52
Section 6.01Limitation on Restricted Payments    52
Section 6.02Limitation on Sale/Leaseback Transactions    56
Section 6.03Limitation on Restrictions on Distributions from Restricted Subsidiaries    56
Section 6.04Limitation on Sales of Assets    58
(a)Asset Dispositions    58
(b)Binding Commitment to Purchase    60
(c)Application to the Loan; Offer to Purchase    60
(d)Items Deemed Cash    60
(e)Securities Law Compliance    61

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Section 6.05Limitation on Transactions with Affiliates    61
(a)Limitation    61
(b)Additional Permissions    61
Section 6.06Change of Control    62
(a)Require Repayment    62
(b)Repayment of Other Indebtedness    62
(c)Change of Control Offer    62
(d)Withdrawal of Acceptance    63
(e)Payment    63
(f)Securities Law Compliance    63
Section 6.07Reserved    63
Section 6.08Limitation on Liens and Guarantees    63
(a)Limitation of Liens    63
(b)Limitation on Issuances of Guarantees of Indebtedness by Restricted Subsidiaries    63
Section 6.09Limitation on Lines of Business    64
Section 6.10Effectiveness of Covenants    64
Section 6.11Merger and Consolidation    64
(a)Borrower Merger and Consolidation    64
(b)Subsidiary Guarantors    65
Section 6.12Fiscal Periods    66
Section 6.13Limitation on Indebtedness    66
(a)Incurrence Test    66
(b)Additional Permitted Indebtedness    66
(c)Reserved    69
(d)Reserved    69
(e)Limitation on Unrestricted Subsidiaries    69
(f)Determining Compliance with this Section 6.13    69
(g)Dollar Equivalents    69
Section 6.14Minimum Interest Coverage Ratio and Other Financial Covenants    70

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ARTICLE VII

SUBSIDIARY GUARANTEE    70
Section 7.01Guaranty    70
Section 7.02Guaranty of Payment    70
Section 7.03No Discharge or Diminishment of Subsidiary Guarantee    70
Section 7.04No Setoff or Counterclaim    71
Section 7.05No Impairment    71
Section 7.06Defenses Waived    71
Section 7.07Rights of Subrogation    71
Section 7.08Reinstatement; Stay of Acceleration    71
Section 7.09Information    72
Section 7.10Taxes    72
Section 7.11Maximum Liability    72
Section 7.12Contribution    72
Section 7.13Liability Cumulative    73
Section 7.14Release    73
ARTICLE VIII

EVENTS OF DEFAULT    74
ARTICLE IX

THE ADMINISTRATIVE AGENT    76
Section 9.01Appointment    76
Section 9.02Rights as a Lender    76
Section 9.03Limitation of Duties and Immunities    76
Section 9.04Event of Default; Direction of the Required Lenders    76
Section 9.05Reliance on Third Parties    77
Section 9.06Sub-Agents    77
Section 9.07Successor Agent    77
Section 9.08Independent Credit Decisions    77
ARTICLE X

MISCELLANEOUS    78
Section 10.01Notices    78
(a)Notice Address    78
(b)Electronic Notification    78
(c)Change of Notice Address    78
(d)Electronic Transmission System    78
(e)Communications Through the Platform    79

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Section 10.02Waivers; Amendments    79
(a)Waivers    79
(b)Amendment to Loan Documents    79
(c)Corrections of Errors    80
(d)Repayment of Non-Consenting Lenders    80
Section 10.03Expenses; Indemnity: Damage Waiver    80
(a)Expenses    80
(b)Indemnification by Borrower    81
(c)Indemnification by Lenders    81
(d)No Consequential Damages, etc    81
(e)Payment Due Dates    81
Section 10.04Successors and Assigns    81
(a)Assignments Generally    81
(b)Assignment by Lenders    81
(c)Participations    83
(d)Participants    84
(e)Pledges by Lenders    84
(f)No Assignments to Borrower and Affiliates    84
Section 10.05Survival    84
Section 10.06Counterparts; Integration; Effectiveness; Amendment and Restatement    84
Section 10.07Severability    85
Section 10.08Right of Setoff    85
Section 10.09Governing Law; Jurisdiction; Consent to Service of Process    85
(a)Governing Law    85
(b)Submission to Jurisdiction    85
(c)Waiver of Forum Matters    86
(d)Service of Process    86
Section 10.10WAIVER OF JURY TRIAL    86
Section 10.11Headings    86
Section 10.12Confidentiality    86

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Section 10.13Acknowledgments    87
Section 10.14Construction    87
Section 10.15Independence of Covenants    87
Section 10.16USA PATRIOT Act Notice    87

TABLE OF CONTENTS, Page ix of ix

INDEX TO EXHIBITS

Exhibit		Description of Exhibit

A	–	Form of Assignment and Assumption
B	–	Form of Compliance Certificate
C	–	Form of Borrowing Request
D	–	Form of Interest Election Request
E		Form of Joinder Agreement

INDEX TO SCHEDULES

Schedule		Description of Schedule

Schedule 2.01	–	Delayed Draw Commitments
Schedule 3.06	–	Disclosed Matters
Schedule 3.13	–	Material Agreements and Liens
Schedule 3.14	–	Subsidiaries and Investments

INDEX TO EXHIBITS AND SCHEDULES, Solo Page

SECOND AMENDED AND RESTATED TERM LOAN AGREEMENT
THIS SECOND AMENDED AND RESTATED TERM LOAN AGREEMENT, dated as of May 6, 2015 (this "Agreement"), among SMITHFIELD FOODS, INC., a Virginia corporation (the "Borrower"), the subsidiary guarantors which may from time to time be party hereto, each of the lenders that is a party hereto or that, pursuant to Section 10.04 hereof, shall become a "Lender" hereunder (individually, a "Lender" and, collectively, the "Lenders"), and COÖPERATIEVE CENTRALE RAIFFEISEN-BOERENLEENBANK B.A. "RABOBANK NEDERLAND", NEW YORK BRANCH (in its capacity as administrative agent for the Lenders hereunder, together with its successors in such capacity, the "Administrative Agent").
RECITALS
The Borrower entered into that certain Amended and Restated Term Loan Agreement, dated as of August 31, 2012, with the lenders named therein, and Coöperatieve Centrale Raiffeisen-Boerenleenbank B.A. "Rabobank Nederland", New York Branch, as administrative agent for the lenders (as the same has been modified by that certain First Amendment to Amended and Restated Term Loan Agreement dated as of January 31, 2013 and that certain Second Amendment to Amended and Restated Term Loan Agreement dated as of January 16, 2014, the "Existing Term Loan Agreement").
The Borrower has requested that (i) the Lenders make an additional $100,000,000 delayed draw term loan available to the Borrower, (ii) the lenders under the Existing Term Loan Agreement and the Administrative Agent amend and restate the Existing Term Loan Agreement in its entirety and (iii) implement the other modifications set forth herein. The Lenders and the Administrative Agent have agreed to do so on the terms and conditions set forth herein.

SECOND AMENDED AND RESTATED TERM LOAN AGREEMENT, Page 1

ARTICLE I

DEFINITIONS
Section 1.01    Defined Terms. As used in this Agreement, the following terms have the meanings specified below:
"2009 Term Loan Agreement" means that certain Term Loan Agreement dated as of July 2, 2009 among the Borrower and certain of its subsidiaries as guarantors, the lenders named therein, and Coöperatieve Centrale Raiffeisen-Boerenleenbank B.A. "Rabobank Nederland", New York Branch, as administrative agent for the lenders, as the same may have been amended or otherwise modified.
"ABL Credit Facility" means that certain Third Amended and Restated Credit Agreement dated as of April 2, 2015 among the Borrower, the subsidiaries that guarantee obligations under such agreement, the lenders parties thereto and Coöperatieve Centrale Raiffeisen-Boerenleenbank B.A., "Rabobank Nederland", New York Branch, as administrative agent (or its successor in such capacity), and as it may be amended, supplemented or otherwise modified from time to time and any renewal, increase, extension, refunding, restructuring, replacement or refinancing thereof in whole or in part (whether with the original administrative agent and lenders or another administrative agent or agents or one or more other lenders and whether provided under the original ABL Credit Facility or one or more other credit or other agreements or indentures).
"ABR", when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.
"Acquired Indebtedness" means Indebtedness (i) of a Person or any of its Subsidiaries existing at the time such Person becomes a Restricted Subsidiary or (ii) assumed in connection with the acquisition of assets from such Person, in each case whether or not Incurred by such Person in connection with, or in anticipation or contemplation of, such Person becoming a Restricted Subsidiary of the Borrower or such acquisition. Acquired Indebtedness shall be deemed to have been Incurred, with respect to clause (i) of the preceding sentence, on the date such Person becomes a Restricted Subsidiary and, with respect to clause (ii) of the preceding sentence, on the date of consummation of such acquisition of assets.
"Act" has the meaning assigned to such term in Section 10.16.
"Additional Assets" means: (i) any property or assets (other than Indebtedness and Capital Stock) to be used by the Borrower or a Restricted Subsidiary in a Related Business, (ii) the Capital Stock of a Person that becomes a Restricted Subsidiary as a result of the acquisition of such Capital Stock by the Borrower or another Restricted Subsidiary or (iii) Capital Stock constituting a minority interest in any Person that at such time is or will thereupon become a Restricted Subsidiary; provided, however, that, in the case of clauses (ii) and (iii) of this definition, such Restricted Subsidiary is primarily engaged in a Related Business.
"Adjusted LIBO Rate" means, with respect to any Eurodollar Borrowing for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to (i) the LIBO Rate for such Interest Period multiplied by (ii) the Statutory Reserve Rate.
"Administrative Agent" has the meaning assigned to such term in the preamble.
"Administrative Questionnaire" means an Administrative Questionnaire in a form supplied by the Administrative Agent.

SECOND AMENDED AND RESTATED TERM LOAN AGREEMENT, Page 2

"Affiliate" of any specified Person means (i) any other Person, directly or indirectly, controlling or controlled by or under direct or indirect common control with such specified Person, (ii) any Person who is a director or officer (a) of such Person, (b) of any Subsidiary of such Person or (c) of any Person described in clause (i) above and (iii) any beneficial owner of shares representing 5% or more of the total voting power of the Voting Stock (on a fully diluted basis) of the Borrower or of rights or warrants to purchase such Voting Stock (whether or not currently exercisable) and any Person who would be an Affiliate of any such beneficial owner pursuant to clauses (i) and (ii). For the purposes of this definition, "control" when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing. Notwithstanding the foregoing, no Person (other than the Borrower or any Subsidiary of the Borrower) in whom a Receivables Entity makes an Investment in connection with a Qualified Receivables Transaction shall be deemed to be an Affiliate of the Borrower or any of its Subsidiaries solely by reason of such Investment.
"Affiliate Transaction" has the meaning assigned to such term in Section 6.05(a).
"Agreement" has the meaning assigned to such term in the preamble.
"Alternate Base Rate" means, for any day, a rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to the greater of (i) the Base Rate in effect on such day and (ii) the Federal Funds Effective Rate in effect on such day plus ½ of 1%. Any change in the Alternate Base Rate due to a change in the Base Rate or the Federal Funds Effective Rate shall be effective from and including the opening of business on the effective date of such change in the Base Rate or the Federal Funds Effective Rate, respectively.
"AML Laws" means all laws, rules, and regulations of any jurisdiction applicable to the Administrative Agent or any Lender, any Obligor, or any Obligor's Subsidiaries from time to time concerning or relating to anti-money laundering.
"Announced Asset Disposition" has the meaning assigned to such term in Section 6.04(a)(iii)(B).
"Anti-Corruption Laws" means all laws, rules, and regulations of any jurisdiction applicable to any Obligor, or any Obligor's Subsidiaries from time to time concerning or relating to bribery or corruption.
"Applicable Margin" means:
(a)    with respect to ABR Borrowings, 2.25%; and
(b)    with respect to Eurodollar Borrowings, 3.25%.
"Applicable Percentage" means, at any time with respect to any Lender, a percentage equal to a fraction, the numerator of which is such Lender's Delayed Draw Commitment and its Existing Loans, and the denominator of which is the total Delayed Draw Commitment and the total Existing Loans, in each case at such time; provided, that for purposes of Section 2.17 when a Lender shall be a Defaulting Lender, "Applicable Percentage" shall mean the percentage of the total Delayed Draw Commitment (disregarding the Delayed Draw Commitments of all Lenders who are Defaulting Lenders) represented by such Lender's Delayed Draw Commitment. If, however, the Delayed Draw Commitments have terminated or expired or have been fully utilized, the Applicable Percentages shall be determined based upon the outstanding principal amount of the Delayed Draw Loans and the Existing Loans such Lender holds.
"Approved Fund" has the meaning assigned to such term in Section 10.04(b).

SECOND AMENDED AND RESTATED TERM LOAN AGREEMENT, Page 3

"Asset Disposition" means any sale, lease, transfer or other issuance or disposition (or series of related sales, leases, transfers, issuance or dispositions that are part of a common plan) of shares of Capital Stock of a Subsidiary (other than directors' qualifying shares), property or other assets (each referred to for the purposes of this definition as a "disposition") by the Borrower or any of its Restricted Subsidiaries (including any disposition by means of a sale and leaseback, merger, consolidation or similar transaction, but excluding any disposition by means of any pledge of assets or stock by the Borrower or any of its Subsidiaries otherwise permitted under this Agreement, and any transaction or series of related transactions from which the Borrower or any of its Subsidiaries receives an aggregate consideration of less than $500,000) other than (i) a disposition by a Restricted Subsidiary to the Borrower or by the Borrower or a Restricted Subsidiary to a Restricted Subsidiary, (ii) a disposition of assets held for resale in the ordinary course of business, (iii) the sale of Temporary Cash Investments in the ordinary course of business, (iv) the sale or other disposition of damaged, worn, unneeded or obsolete equipment in the ordinary course of business, (v) for purposes of Section 6.04 only, a disposition subject to Section 6.01, (vi) the sale or other dispositions of assets so long as the fair market value of the assets disposed of pursuant to this clause (vi) in any transaction or series of related transactions does not exceed $10,000,000, (vii) any disposition of assets pursuant to and in accordance with the provisions of Section 6.06 and/or Section 6.11, (viii) sales or other dispositions of assets for consideration at least equal to the fair market value of the assets sold or disposed of, to the extent that the consideration received would constitute Additional Assets or an Investment in a Permitted Joint Venture that in each case complies with Section 6.01, (ix) sales of accounts receivable, other Receivables and related assets of the type specified in the definition of "Qualified Receivables Transaction" to a Receivables Entity for the fair market value thereof, including cash in an amount at least equal to 75% of the book value thereof as determined in accordance with GAAP, (x) the surrender or waiver of contract rights or settlement, release or surrender of a contract, tort or other litigation claim in the ordinary course of business, (xi) to the extent allowable under Section 1031 of the Code, any exchange of like property (excluding any boot thereon) for use in a Related Business, (xii) the lease, assignment or sublease of any real or personal property in the ordinary course of business, (xiii) any grant in the ordinary course of business of any license of patents, trademarks, know-how or any other intellectual property, and (xiv) foreclosures, condemnations or any similar actions on assets.
"Assignee" has the meaning assigned to such term in Section 10.04(b)(i).
"Assignment and Assumption" means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 10.04), and accepted by the Administrative Agent, in the form of Exhibit A or any other form approved by the Administrative Agent.
"Attributable Debt" in respect of a Sale/Leaseback Transaction means, as at the time of determination, the present value (discounted at the interest rate assumed in making calculations in accordance with FAS 13) of the total obligations of the lessee for rental payments during the remaining term of the lease included in such Sale/Leaseback Transaction (including any period for which such lease has been extended).
"Average Life" means, as of the date of determination, with respect to any Indebtedness or Preferred Stock, the quotient obtained by dividing (i) the sum of the products of the numbers of years from the date of determination to the dates of each successive scheduled principal payment of such Indebtedness or redemption or similar payment with respect to such Preferred Stock multiplied by the amount of such payment by (ii) the sum of all such payments.
"Bankruptcy Law" means title 11 of the United States Code or any similar federal or state law for the relief of debtors.

SECOND AMENDED AND RESTATED TERM LOAN AGREEMENT, Page 4

"Base Rate" means the rate of interest per annum quoted from time to time by Rabobank as its base rate in effect at its principal office in New York City; each change in the Base Rate shall be effective from and including the date such change is quoted as being effective.
"Board" means the Board of Governors of the Federal Reserve System of the United States of America.
"Board of Directors" means the Board of Directors of the Borrower or any committee thereof duly authorized to act on behalf of such Board of Directors with respect to the relevant matter.
"Board Resolution" means a copy of a resolution certified by the Secretary or an Assistant Secretary of a company to have been duly adopted by the Board of Directors of such company and to be in full force and effect on the date of such certification, and delivered to the Administrative Agent.
"Borrower" has the meaning assigned to such term in the preamble.
"Borrowing" means Loans of the same Type, made, converted or continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect.
"Borrowing Base" means, as of the date of determination, an amount equal to the sum, without duplication of (i) 80% of the net book value of the Borrower's and its Restricted Subsidiaries' accounts receivable at such date and (ii) 80% of the net book value of the Borrower's and its Restricted Subsidiaries' inventories at such date. Net book value shall be determined in accordance with GAAP and shall be that reflected on the most recent available balance sheet (it being understood that the accounts receivable and inventories of an acquired business may be included if such acquisition has been completed on or prior to the date of determination); provided that an amount of accounts receivable and inventory of the kind included in the definition of Foreign Borrowing Base that would be necessary to be included in the Foreign Borrowing Base in order to Incur the aggregate principal amount of Indebtedness in excess of $450,000,000 outstanding under Section 6.13(b)(ix) on the date of determination shall be excluded from any calculation of the Borrowing Base.
"Borrowing Request" means a request by the Borrower for a Borrowing in substantially the form of Exhibit C hereto in accordance with Section 2.03.
"Business Day" means any day (i) that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed and (ii) if such day relates to a Borrowing of, a payment or prepayment of principal of or interest on, a continuation or conversion of or into, or the Interest Period for, a Eurodollar Borrowing, or to a notice by the Borrower with respect to any such Borrowing, payment, prepayment, continuation, conversion, or Interest Period, that is also a day on which dealings in deposits denominated in Dollars are carried out in the London interbank market.
"Capital Stock" of any Person means (i) with respect to any Person that is a corporation, any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity of such Person, including any Common Stock or Preferred Stock, and (ii) with respect to any Person that is not a corporation, any and all partnership or other Equity interests of such Person but in each case excluding any debt securities convertible into such equity.
"Capitalized Lease Obligations" means an obligation that is required to be classified and accounted for as a capitalized lease for financial reporting purposes in accordance with GAAP, and the amount of Indebtedness represented by such obligation shall be the capitalized amount of such obligation determined

SECOND AMENDED AND RESTATED TERM LOAN AGREEMENT, Page 5

in accordance with GAAP, and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease.
"Cash Equivalents" means (i) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof, (ii) certificates of deposit, time deposits and Eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers' acceptances with maturities not exceeding one year and overnight bank deposits, in each case with any commercial bank having capital and surplus in excess of $500,000,000 and the commercial paper of the holding company of which is rated at least "A−1" or the equivalent thereof by S&P or "P−1" or the equivalent thereof by Moody's, (iii) repurchase obligations for underlying securities of the types described in clauses (i) and (ii) entered into with any financial institution meeting the qualifications specified in clause (ii) above, (iv) commercial paper rated "A−1" or the equivalent thereof by S&P or "P−1" or the equivalent thereof by Moody's and in each case maturing within one year after the date of acquisition thereof, (v) investment funds investing 95% of their assets in securities of the type described in clauses (i)−(iv) above.
"Change in Law" means (i) the adoption of any law, rule or regulation after the date of this Agreement, (ii) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (iii) compliance by any Lender (or, for purposes of Section 2.11(b), by any lending office of such Lender or by such Lender's holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement. Notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a "Change in Law", regardless of the date enacted, adopted or issued. Basel III is a global regulatory standard on bank capital adequacy, stress testing and market liquidity risk agreed upon by the members of the Basel Committee on Banking Supervision in 2010-11.
"Change of Control" means the occurrence of any of the following events:
(i)    any sale, transfer or other conveyance, whether direct or indirect, of all or substantially all of the fair market value of the Borrower's assets on a consolidated basis, in one transaction or a series of related transactions, to any Person or Persons other than one or more Permitted Holders;
(ii)    any "person" or "group" (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), other than one or more Permitted Holders, is or becomes the "beneficial owner" (as defined in Rules 13d−3 and 13d−5 under the Exchange Act), directly or indirectly, of more than 50% of the Voting Stock of the Borrower (or its successor by merger, consolidation or purchase of all or substantially all of its assets); or
(iii)    the adoption of a plan relating to the liquidation or dissolution of the Borrower.
"Change of Control Offer" has the meaning assigned to such term in Section 6.06(c).
"Change of Control Payment Date" has the meaning assigned to such term in Section 6.06(c)(iii).
"Code" means the Internal Revenue Code of 1986, as amended.

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"Commodity Exchange Act" shall mean the Commodity Exchange Act (7 U.S.C. §1 et seq.), as amended from time to time, and any successor statute.
"Common Stock" means with respect to any Person, any and all shares, interest or other participations in, and other equivalents (however designated and whether voting or nonvoting) of such Person's common stock whether or not outstanding on the Effective Date, and includes, without limitation, all series and classes of such common stock.
"Compliance Certificate" means a certificate duly executed by a Financial Officer substantially in the form of Exhibit B
"Consolidated Coverage Ratio" as of any date of determination means the ratio of (i) the aggregate amount of EBITDA of the Borrower and its Restricted Subsidiaries for the period of the most recent four consecutive fiscal quarters ending prior to the date of such determination for which consolidated financial statements of the Borrower are available to (ii) Consolidated Interest Expense of the Borrower and its Restricted Subsidiaries for such four consecutive fiscal quarters; provided, however, that:
(a)    if the Borrower or any Restricted Subsidiary has Incurred any Indebtedness since the beginning of such period that remains outstanding on such date of determination or if the transaction giving rise to the need to calculate the Consolidated Coverage Ratio is an Incurrence of Indebtedness, EBITDA and Consolidated Interest Expense for such period shall be calculated after giving effect on a pro forma basis to such Indebtedness as if such Indebtedness had been Incurred on the first day of such period and the discharge of any other Indebtedness repaid, repurchased, defeased or otherwise discharged with the proceeds of such new Indebtedness as if such discharge had occurred on the first day of such period,
(b)    if since the beginning of such period the Borrower or any Restricted Subsidiary shall have made any Asset Disposition, the EBITDA for such period shall be reduced by an amount equal to the EBITDA (if positive) directly attributable to the assets that are the subject of such Asset Disposition for such period or increased by an amount equal to the EBITDA (if negative) directly attributable thereto for such period and Consolidated Interest Expense for such period shall be reduced by an amount equal to the Consolidated Interest Expense directly attributable to any Indebtedness of the Borrower or any Restricted Subsidiary repaid, repurchased, defeased or otherwise discharged (to the extent the related commitment is permanently reduced) with respect to the Borrower and its continuing Restricted Subsidiaries in connection with such Asset Disposition for such period (or, if the Capital Stock of any Restricted Subsidiary is sold, the Consolidated Interest Expense for such period directly attributable to the Indebtedness of such Restricted Subsidiary to the extent the Borrower and its continuing Restricted Subsidiaries are no longer liable for such Indebtedness after such sale),
(c)    if since the beginning of such period the Borrower or any Restricted Subsidiary (by merger or otherwise) shall have made an Investment in any Restricted Subsidiary (or any Person that becomes a Restricted Subsidiary) or an acquisition of assets, including any Investment in a Restricted Subsidiary or any acquisition of assets occurring in connection with a transaction causing a calculation to be made hereunder, which constitutes all or substantially all of an operating unit of a business, EBITDA and Consolidated Interest Expense for such period shall be calculated after giving pro forma effect thereto as if such Investment or acquisition occurred on the first day of such period and without regard to clause (ii) of the definition of Consolidated Net Income, and
(d)    if since the beginning of such period any Person (that subsequently became a Restricted Subsidiary or was merged with or into the Borrower or any Restricted Subsidiary since the beginning of such period) shall have made any Asset Disposition or any Investment or acquisition of assets

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that would have required an adjustment pursuant to clause (b) or (c) above if made by the Borrower or a Restricted Subsidiary during such period, EBITDA and Consolidated Interest Expense for such period shall be calculated after giving pro forma effect thereto as if such Asset Disposition, Investment or acquisition of assets occurred on the first day of such period.
For purposes of this definition, whenever pro forma effect is to be given to a transaction, the pro forma calculations shall be determined in good faith by a responsible Financial Officer of the Borrower. Any such pro forma calculation may include, without limitation, (1) adjustments calculated in accordance with Regulation S-X under the Securities Act and (2) adjustments calculated to give effect to any Pro Forma Cost Savings If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest expense on such Indebtedness shall be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account any Interest Rate Agreement applicable to such Indebtedness if such Interest Rate Agreement has a remaining term as at the date of determination in excess of 12 months).
"Consolidated Interest Expense" means, for any period, the total interest expense (excluding (w) amortization of deferred financing fees and debt issuance costs, (x) debt discount (other than discounts that accrete by the terms of such instrument), (y) capitalized interest and (z) any non-cash interest expense attributable to the amortization of the discount attributable to the equity component of convertible debt securities) of the Borrower and its Restricted Subsidiaries, determined in accordance with GAAP, plus, to the extent incurred by the Borrower and its Restricted Subsidiaries in such period but not included in such interest expense, (i) interest expense attributable to Capitalized Lease Obligations and imputed interest with respect to Attributable Debt, (ii) interest actually paid by the Borrower or any Restricted Subsidiary under any Guarantee of Indebtedness or other obligation of any other Person, (iii) net losses associated with Hedging Obligations (or minus net gains associated with Hedging Obligations) with respect to interest rates, (iv) the cash contributions to any employee stock ownership plan or similar trust to the extent such contributions are used by such plan or trust to pay interest or fees to any Person (other than the Borrower) in connection with Indebtedness Incurred by such plan or trust, and (v) Receivables Fees. For purposes of the foregoing, gross interest expense shall be determined after giving effect to any net payments made or received by the Borrower and its Restricted Subsidiaries with respect to Interest Rate Agreements.
"Consolidated Net Income" means, for any period, without duplication, the consolidated net income (loss) of the Borrower and its Restricted Subsidiaries; provided, however, that there shall not be included in such Consolidated Net Income:
(i)    any net income (loss) of any Person if such Person is not a Restricted Subsidiary, except that (A) subject to the limitations contained in clauses (iii) through (v) below, the Borrower's equity in the net income of any such Person for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash actually distributed by such Person during such period to the Borrower or a Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution to a Restricted Subsidiary, to the limitations contained in clause (ii) below) and (B) the Borrower's equity in a net loss of any such Person for such period shall be included in determining such Consolidated Net Income to the extent the Borrower has funded such net loss,
(ii)    solely for the purpose of determining the amount available for Restricted Payments under Section 6.01(a)(iv)(C)(II), any net income (loss) of any Restricted Subsidiary if such Restricted Subsidiary is subject to restrictions, directly or indirectly, on the payment of dividends or the making of distributions by such Restricted Subsidiary, directly or indirectly, to the Borrower, except that (A) subject to the limitations contained in clauses (iii) through (v) below, the Borrower's equity in the net income of any

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such Restricted Subsidiary for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash distributed by such Restricted Subsidiary during such period to the Borrower or another Restricted Subsidiary as a dividend (subject, in the case of a dividend that could have been made to another Restricted Subsidiary, to the limitation contained in this clause) and (B) the Borrower's equity in a net loss of any such Person for such period shall be included in determining such Consolidated Net Income to the extent the Borrower has funded such net loss,
(iii)    any gain or loss realized upon the sale or other disposition of any asset of the Borrower or its Restricted Subsidiaries (including pursuant to any Sale/Leaseback Transaction) that is not sold or otherwise disposed of in the ordinary course of business and any gain or loss realized upon the sale or other disposition of any Capital Stock of any Person; provided that this clause (iii) shall not be applicable with respect to calculating the amount of Consolidated Net Income in clause 6.01(a)(iv)(C)(II),
(iv)    any extraordinary gain or loss, and
(v)    the cumulative effect of a change in accounting principles.
"Currency Agreement" means in respect of a Person any foreign exchange contract, currency swap agreement or other similar agreement as to which such Person is a party or a beneficiary.
"Custodian" means any receiver, trustee, assignee, liquidator, custodian or similar official under any Bankruptcy Law.
"Debt Facilities" means the Borrower's debt facilities (including, without limitation, the Public Bond Documents, the ABL Credit Facility and this Agreement) or commercial paper facilities with banks or other institutional lenders providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or letters of credit or issuances of debt securities, in each case, as amended, restated, supplemented, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time (and whether or not with the original trustee, administrative agent, holders and lenders or another trustee, administrative agent or agents or other holders or lenders and whether provided under the Public Bond Documents, the ABL Credit Facility or this Agreement, or any other credit agreement or other agreement or indenture).
"Default" means any event or condition which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.
"Defaulting Lender" means any Lender, as reasonably determined by the Administrative Agent, that has (a) failed to fund its portion of any Borrowing within three Business Days of the date on which it shall have been required to fund the same, unless the subject of a good faith dispute between the Borrower and such Lender, (b) notified the Borrower, the Administrative Agent or any other Lender in writing that it does not intend to comply with any of its funding obligations under this Agreement or has made a public statement to the effect that it does not intend to comply with its funding obligations under this Agreement or under agreements in which it commits to extend credit generally, (c) failed, within three Business Days after written request by the Administrative Agent to confirm that it will comply with the terms of this Agreement relating to its obligations to fund prospective Loans (unless the subject of a good faith dispute between the Borrower and such Lender as to the satisfaction of a condition to funding (specifically identified and including the particular default, if any)); provided that any such Lender shall cease to be a Defaulting Lender under this clause (c) upon receipt of such confirmation by the Administrative Agent, (d) otherwise failed to pay over to the Administrative Agent any other amount required to be paid by it hereunder within three Business Days

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of the date when due, unless the subject of a good faith dispute or (e) (i) been (or has a parent company that has been) adjudicated as, or determined by any Governmental Authority having regulatory authority over such Person or its assets to be, insolvent or (ii) become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or custodian, appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment or has a parent company that has become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment, unless in the case of any Lender referred to in this clause (e) the Borrower and the Administrative Agent shall be satisfied that such Lender intends, and has all approvals required to enable it, to continue to perform its obligations as a Lender hereunder provided, however, that in the case of any Lender organized (or having a parent company organized) under the laws of the Netherlands, the conditions described in this clause (e) shall not apply solely by virtue of such Lender being in the status of Undisclosed Administration. For the avoidance of doubt, a Lender shall not be deemed to be a Defaulting Lender solely by virtue of the ownership or acquisition of any Equity Interest in such Lender or its parent by a Governmental Authority. As used in this definition, "Undisclosed Administration" means, in relation to a Lender, the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian or other similar official by a supervisory authority or regulator under or based on the Dutch Financial Supervision Act 2007 (and any successor statute) if such law requires that such appointment is not to be publicly disclosed.
"Delayed Draw Commitment" means, with respect to each Lender, the commitment of such Lender to make a Delayed Draw Loan in the amount set forth on Schedule 2.01 of this Agreement. The amount of the total Delayed Draw Commitment is $100,000,000.
"Delayed Draw Commitment Fee Rate" means a per annum rate equal to 0.50%.
"Delayed Draw Loan" means the delayed draw advance made by a Lender pursuant to Section 2.01.
"Designated Jurisdiction" means any country or territory to the extent that such country or territory itself is the subject of any Sanction.
"Designated Non-cash Consideration" means the fair market value of non−cash consideration received by the Borrower or one of its Restricted Subsidiaries in connection with an Asset Disposition that is so designated as Designated Non-cash Consideration pursuant to an Officers' Certificate, setting forth the basis of such valuation, executed by the Financial Officer of the Borrower, less the amount of Cash Equivalents received in connection with a subsequent sale of such Designated Non-cash Consideration.
"Disclosed Matters" means the presently pending actions, suits and proceedings and the presently existing environmental matters disclosed in Schedule 3.06.
"Disqualified Stock" means, with respect to any Person, any Capital Stock of such Person that by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable or exercisable) or upon the happening of any event (i) matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise, (ii) is convertible or exchangeable for Indebtedness or Disqualified Stock or (iii) is redeemable at the option of the holder thereof, in whole or in part, in each case on or prior to 123 days after the Maturity Date; provided, that any Capital Stock that would not constitute Disqualified Stock but for provisions thereof giving holders thereof the right to require such Person to repurchase or redeem such Capital Stock upon the occurrence of an "asset sale" or "change of control" occurring prior to

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the Maturity Date shall not constitute Disqualified Stock if the "asset sale" or "change of control" provisions applicable to such Capital Stock are no more favorable to the holders of such Capital Stock than the provisions contained in Sections 6.04 and 6.06 and such Capital Stock specifically provides that such Person will not repurchase or redeem any such stock pursuant to such provision prior to the Borrower's repayment of the Loans as are required to be repaid pursuant to Sections 6.04 and 6.06.
"Dollars" or "$" refers to lawful money of the United States of America.
"Domestic Subsidiary" means any Subsidiary of the Borrower organized under the laws of a State of the United States of America or the District of Columbia.
"EBITDA" means, for any period, the Consolidated Net Income for such period, plus, without duplication and to the extent included in calculating such Consolidated Net Income, (i) income tax expense, (ii) Consolidated Interest Expense, (iii) depreciation expense, (iv) amortization of intangibles and impairment charges recorded in connection with the application of Accounting Standards Codification 380—Intangibles—Goodwill and Other, (v) any net after-tax gains or losses (including the effect of all fees and expenses or charges relating thereto) attributable to the early extinguishment of Indebtedness, (vi) any non-cash gains and losses due solely to fluctuations in currency values in accordance with GAAP, (vii) effects of adjustments (including the effects of such adjustments pushed down to the Borrower and its Restricted Subsidiaries) in the property and equipment and other intangible assets, deferred revenue and debt line items in such Person’s consolidated financial statements pursuant to GAAP resulting from the application of acquisition accounting in relation to any consummated acquisition and any increase in amortization or depreciation or other non-cash charges resulting therefrom and any write-off of any amounts thereof, net of taxes, (viii) any impairment charge or asset write-off or write-down in each case, pursuant to GAAP, and the amortization of intangibles arising pursuant to GAAP, (ix) any net after-tax effect of non-recurring or unusual gains or losses, charges or expenses (including relating to any multi-year strategic initiatives), (x) losses, charges and expenses attributable to disposed or discontinued operations and losses, charges and expenses related to the disposal of disposed, abandoned or discontinued operations, (xi) losses, charges and expenses attributable to asset dispositions or the sale or other disposition of any Capital Stock of any Person other than in the ordinary course of business, as determined in good faith by the Board of Directors; and (xii) other non-cash charges or non-cash losses (other than non-cash charges to the extent they represent an accrual of or reserve for cash charges in any future period or amortization of a prepaid expense that was paid in a prior period), less, without duplication, non-cash items increasing Consolidated Net Income of such Person for such period (excluding any items which represent the reversal of any accrual of, or cash reserve for, anticipated cash charges recorded in any prior period); provided, that if any Restricted Subsidiary is not directly or indirectly owned 100% by the Borrower, EBITDA shall be reduced (to the extent not otherwise reduced in accordance with GAAP) by an amount equal to (A) the amount of the EBITDA attributable to such Restricted Subsidiary multiplied by (B) the quotient of (1) the number of shares of outstanding common Equity Interests of such Restricted Subsidiary not owned directly or indirectly by the Borrower on the last day of such period by the Borrower divided by (2) the total number of shares of outstanding common Equity Interests of such Restricted Subsidiary on the last day of such period.
"EDGAR" means the Electronic Data Gathering, Analysis, and Retrieval computer system for the receipt, acceptance, review and dissemination of documents submitted to the SEC in electronic format.
"Effective Date" has the meaning specified in Section 4.01.

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"Effective Date of the 2009 Term Loan Agreement" means the date on which the obligation of the lenders under the 2009 Term Loan Agreement to make the loans thereunder became effective pursuant to the terms of the 2009 Term Loan Agreement, which date is July 2, 2009.
"Environmental Laws" means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the management, release or threatened release of any Hazardous Material or to health and safety matters.
"Environmental Liability" means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower or any Subsidiary directly or indirectly resulting from or based upon (i) violation of any Environmental Law, (ii) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (iii) exposure to any Hazardous Materials, (iv) the release or threatened release of any Hazardous Materials into the environment or (v) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.
"Equity Interests" means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest.
"ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time.
"ERISA Affiliate" means any trade or business (whether or not incorporated) that, together with the Borrower, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.
"ERISA Event" means (i) any "reportable event," as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30‑day notice period is waived); (ii) the existence with respect to any Plan of an "accumulated funding deficiency" (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (iii) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (iv) the incurrence by the Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (v) the receipt by the Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (vi) the incurrence by the Borrower or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (vii) the receipt by the Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Borrower or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.
"Eurodollar", when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted LIBO Rate.

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"Events of Default" has the meaning assigned to such term in ARTICLE VIII.
"Excess Proceeds" has the meaning assigned to such term in Section 6.04(c).
"Exchange Act" means the Securities Exchange Act of 1934, as amended.
"Excluded Swap Obligation" shall mean, with respect to any Obligor (other than the Borrower) directly obligated thereon (for purposes of this definition, a "Co-Borrower"), any Swap if, and to the extent that, all or a portion of the guarantee of such Obligor of or obligation of such Co-Borrower with respect to, or the grant by such Obligor or such Co-Borrower of a security interest to secure, such Swap (or any guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Obligor's or such Co-Borrower's failure for any reason to constitute an "eligible contract participant" as defined in the Commodity Exchange Act and the regulations thereunder at the time the guarantee of such Obligor or the incurrence of such obligation of such Co-Borrower or the grant of such security interest becomes effective with respect to such Swap.  If a Swap arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap that is attributable to swaps for which such guarantee or obligation or security interest becomes illegal.
"Excluded Taxes" means, with respect to the Administrative Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (i) Taxes imposed on (or measured by) its net income, franchise Taxes, and branch profit taxes, in each case (a) imposed by the United States of America, or by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, or (b) that are Other Connection Taxes, (ii) in the case of a Lender (other than an assignee pursuant to a request by the Borrower under Section 2.15(b)), any withholding tax that is imposed on amounts payable to such Lender at the time such Lender becomes a party to this Agreement (or designates a new lending office), except to the extent that such Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Borrower with respect to such withholding tax pursuant to Section 2.13(a), (iii) Taxes attributable to the failure by the Administrative Agent or any Lender to comply with Section 2.13(e), and (iv) any U.S. federal withholding Taxes imposed under FATCA.
"Existing Loan" means the advance made by a Lender pursuant to Section 2.01 of the 2009 Term Loan Agreement which is outstanding on the Effective Date and, as provided in Section 2.01 hereof, is the Existing Loan hereunder.
"Existing Term Loan Agreement" has the meaning assigned to such term in the Recitals.
"FATCA" means Section 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreement entered into pursuant to Section 1471(b)(1) of the Code.
"Federal Funds Effective Rate" means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for

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such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.
"Financial Officer" means the chief financial officer, principal accounting officer, vice president of finance, treasurer or controller of the Borrower.
"Fiscal Year" means the fiscal year of the Borrower ending on the Sunday closest to December 31 of each calendar year or such other fiscal year as may be determined by the Borrower and the Board of Directors and of which the Administrative Agent shall receive written notice.
"Foreign Borrowing Base" means, as of the date of determination, an amount equal to the sum, without duplication, of (i) 80% of the net book value of the Borrower's Foreign Subsidiaries' accounts receivable at such date, (ii) 80% of the net book value of the Borrower's Foreign Subsidiaries' inventories at such date, and (iii) 60% of the net book value of the Borrower's Foreign Subsidiaries' property, plant and equipment at such date. Net book value shall be determined in accordance with GAAP and shall be that reflected on the most recent available balance sheet (it being understood that the accounts receivable, inventories and property, plant and equipment of an acquired business may be included if such acquisition has been completed on or prior to the date of determination); provided that an amount of accounts receivable and inventory of the kind included in the definition of Borrowing Base that would be necessary to be included in the Borrowing Base in order to Incur the aggregate amount of Indebtedness in excess of $2,250,000,000 outstanding under clause (b)(i) of Section 6.12 on the date of determination shall be excluded from any calculation of the Foreign Borrowing Base.
"Foreign Lender" means any Lender that is organized under the laws of a jurisdiction other than that in which the Borrower is located. For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.
"Foreign Subsidiary" means, with respect to any Person, any Restricted Subsidiary of such Person that is not organized or existing under the laws of the United States of America, any state or territory thereof or the District of Columbia and any Restricted Subsidiary of such Foreign Subsidiary.
"GAAP" means generally accepted accounting principles in the United States of America as in effect on the Effective Date, including those set forth as of the Effective Date in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as approved by a significant segment of the accounting profession. All ratios and computations based on GAAP contained in this Agreement shall be computed in conformity with GAAP.
"Governmental Authority" means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.
"Guaranteed Obligations" has the meaning assigned to such term in Section 7.01.
"Guarantee" means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness or other nonfinancial obligation of any other Person and any obligation, direct or indirect, contingent or otherwise, of such Person (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or such other obligation of such other Person (whether arising by virtue of partnership arrangements, or by agreement to keep−well, to purchase assets, goods, securities

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or services, to take−or−pay, or to maintain financial statement conditions or otherwise) or (ii) entered into for purposes of assuring in any other manner the obligee of such Indebtedness or other obligation of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided, however, that the term "Guarantee" shall not include endorsements for collection or deposit in the ordinary course of business. The term "Guarantee" used as a verb has a corresponding meaning.
"Guarantor Subordinated Indebtedness" means, with respect to a Subsidiary Guarantor, any Indebtedness of such Subsidiary Guarantor (whether outstanding on the Effective Date or thereafter Incurred) which is expressly subordinate in right of payment to the obligations of such Subsidiary Guarantor under its Subsidiary Guarantee pursuant to a written agreement.
"Hazardous Materials" means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.
"Hedging Obligations" of any Person means the obligations of such Person pursuant to any Interest Rate Agreement or Currency Agreement. The term "Hedging Obligations" does not include any Excluded Swap Obligations.
"Holdings" means United Global Foods (US) Holdings, Inc., a Virginia corporation.
"Incur" means issue, assume, Guarantee, incur or otherwise become liable for; provided, however, that any Indebtedness or Capital Stock of a Person existing at the time such Person becomes a Subsidiary (whether by merger, consolidation, acquisition or otherwise) shall be deemed to be Incurred by such Subsidiary at the time it becomes a Subsidiary. Any Indebtedness issued at a discount (including Indebtedness on which interest is payable through the issuance of additional Indebtedness) shall be deemed incurred at the time of original issuance of the Indebtedness at the initial accreted amount thereof.
"Indebtedness" means, with respect to any Person on any date of determination (without duplication): (i) the principal of and premium (if any) in respect of indebtedness of such Person for borrowed money, (ii) the principal of and premium (if any) in respect of obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (iii) all obligations of such Person in respect of letters of credit or other similar instruments (including reimbursement obligations with respect thereto) (other than obligations with respect to letters of credit securing obligations (other than obligations described in clauses (i), (ii) and (v)) entered into in the ordinary course of business of such Person to the extent that such letters of credit are not drawn upon or, if and to the extent drawn upon, such drawing is reimbursed no later than the third Business Day following receipt by such Person of a demand for reimbursement following payment on the letter of credit), (iv) all obligations of such Person to pay the deferred and unpaid purchase price of property or services (except Trade Payables), which purchase price is due more than six months after the date of placing such property in final service or taking final delivery and title thereto or the completion of such services, (v) all Capitalized Lease Obligations and Attributable Debt of such Person, (vi) the redemption, repayment or other repurchase amount of such Person with respect to any Disqualified Stock or, with respect to any Subsidiary of the Borrower that is not a Subsidiary Guarantor, any Preferred Stock (but excluding, in each case, any accrued dividends), (vii) all Indebtedness of other Persons secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person; provided, however, that the amount of Indebtedness of such Person shall be the lesser of (A) the fair market value of such asset at such date of determination and (B) the amount of such Indebtedness of such other Persons, (viii) all Indebtedness of other Persons to the extent Guaranteed by such Person and (ix) to the extent not otherwise included in

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this definition, net Hedging Obligations of such Person (such obligations to be equal at any time to the termination value of such agreement or arrangement giving rise to such Hedging Obligation that would be payable by such Person at such time).
"Indemnified Taxes" means Taxes other than Excluded Taxes imposed on or with respect to any payment made by or on account of any obligation of any Obligor under any Loan Document.
"Indemnitee" has the meaning assigned to such term in Section 10.03(b).
"Information" has the meaning assigned to such term in Section 10.12.
"Interest Election Request" means a request by the Borrower to convert or continue a Borrowing in substantially the form of Exhibit D hereto in accordance with Section 2.05.
"Interest Payment Date" means (i) with respect to any ABR Loan, the last day of each March, June, September and December and (ii) with respect to any Eurodollar Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part.
"Interest Period" means, with respect to any Eurodollar Borrowing, the period commencing on the date of such Borrowing and ending on the day that is one, two, or three months thereafter, as the Borrower may elect; provided, that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, (ii) any Interest Period that commences on the last Business Day of a calendar month, shall end on the last Business Day of the last calendar month of such Interest Period and (iii) no Interest Period shall extend beyond the Maturity Date. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.
"Interest Rate Agreement" means with respect to any Person any interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedge agreement or other similar agreement or arrangement as to which such Person is party or a beneficiary.
"In-Transit Collateral" means, as of any date of determination, any inventory of an Originator that (a) is in the process of being transported by such Originator to an account debtor pursuant to a Receivables Contract that is then expected to be delivered within five (5) or fewer calendar days, (b) is covered by insurance in accordance with the applicable Originator's normal business practices, and (c) upon its receipt and acceptance by such account debtor, will give rise to an amount payable by such account debtor to such Originator under such Receivables Contract.
"Investment" in any Person means any direct or indirect advance, loan (other than advances to customers in the ordinary course of business that are, in conformity with GAAP, recorded as accounts receivable on the balance sheet of the Borrower or its Restricted Subsidiaries) or other extension of credit (including by way of Guarantee or similar arrangement) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition of Capital Stock, Indebtedness or other similar instruments issued by such Person. For purposes of the definition of "Unrestricted Subsidiary" and Section 6.01, "Investment" shall include: (i) the portion (proportionate to the Borrower's equity interest in such Subsidiary) of the fair market value of the net assets of any Subsidiary of the Borrower at the time that such Subsidiary is designated an

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Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Borrower shall be deemed to continue to have a permanent "Investment" in an Unrestricted Subsidiary in an amount (if positive) equal to (x) the Borrower's "Investment" in such Subsidiary at the time of such redesignation less (y) the portion (proportionate to the Borrower's equity interest in such Subsidiary) of the fair market value of the net assets of such Subsidiary at the time of such redesignation; and (ii) any property transferred to or from an Unrestricted Subsidiary shall be valued at its fair market value at the time of such transfer, in each case as determined in good faith either by the Board of Directors or Senior Management.
"Investment Grade Status" with respect to the Borrower, shall occur when the Senior Notes due 2022 (or any Refinancing Indebtedness incurred to refund, refinance, replace or repay the Senior Notes due 2022) receive a rating of "BBB−" or higher from S&P and a rating of "Baa3" or higher from Moody's.
"Joinder Agreement" means the Joinder Agreement in the form of Exhibit E hereto.
"Lenders" has the meaning assigned to such term in the preamble.
"LIBO Rate" means, with respect to any Eurodollar Borrowing for any Interest Period, the rate administered by ICE Benchmark Administration (the "Service") as displayed on pages LIBOR01 or LIBOR02 of Reuters screen or any successor or substitute Reuters screen or page of such Service, or any successor to or substitute for such Service, providing rate quotations comparable to those currently provided on such page of such Service, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to dollar deposits in an amount equal to the relevant Borrowing in the London interbank market) at approximately 11:00 a.m., London time, two London Business Days prior to the commencement of such Interest Period, as the rate for dollar deposits with a maturity comparable to such Interest Period. In the event that such rate is not available at such time for any reason, then the LIBO Rate with respect to such Eurodollar Borrowing for such Interest Period shall be the rate (rounded upwards, if necessary, to the next 1/16 of 1%) at which dollar deposits of $5,000,000 and for a maturity comparable to such Interest Period are offered by the principal London office of Rabobank in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, two London Business Days prior to the commencement of such Interest Period. Notwithstanding the foregoing, in no event shall the LIBO Rate be less than zero.
"Lien" means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof, any option or other agreement to sell, or any filing of, or any agreement to give any security interest).
"Loan" means, collectively, the Existing Loan and the Delayed Draw Loan.
"Loan Amount" has the meaning assigned to such term in Section 6.04(c).
"Loan Documents" means this Agreement, any promissory notes evidencing Loans hereunder and all other documentation now or hereafter executed by or on behalf of any Obligor or any employee of any Obligor and/or delivered in favor of the Administrative Agent or any Lender pursuant to or in connection with any of the foregoing.
"London Business Day" means any day that is a day on which dealings in deposits denominated in Dollars are carried out in the London interbank market.

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"Material Adverse Effect" means a material adverse effect on (i) the business, assets, operations, property or condition, financial or otherwise, of the Borrower and its Subsidiaries taken as a whole, (ii) the ability of the Obligors, taken as a whole, to perform their obligations under the Loan Documents to which they are a party, or (iii) the rights of or benefits available to the Administrative Agent or the Lenders thereunder.
"Maturity Date" means May 1, 2020.
"Maximum Liability" has the meaning assigned to such term in Section 7.11.
"Moody's" means Moody's Investors Service, Inc.
"Multiemployer Plan" means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.
"Net Available Cash" from an Asset Disposition means cash payments received (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise, but only as and when received, but excluding any other consideration received in the form of assumption by the acquiring Person of Indebtedness or other obligations relating to the properties or assets that are the subject of such Asset Disposition or received in any other non−cash form) therefrom, in each case net of (i) all legal, title and recording tax expenses, commissions and other fees and expenses incurred (including fees and expenses of counsel, accountants and investment bankers), and all Federal, state, provincial, foreign and local taxes required to be paid or accrued as a liability under GAAP, as a consequence of such Asset Disposition, (ii) all payments made on any Indebtedness that is secured by any assets subject to such Asset Disposition, in accordance with the terms of any Lien upon such assets, or that must by its terms, or in order to obtain a necessary consent to such Asset Disposition, or by applicable law, be repaid out of the proceeds from such Asset Disposition, (iii) all distributions and other payments required to be made to minority interest holders in Subsidiaries or joint ventures as a result of such Asset Disposition, (iv) appropriate amounts to be provided by the seller as a reserve, in accordance with GAAP, against any liabilities associated with the assets disposed of in such Asset Disposition and retained by the Borrower or any Restricted Subsidiary after such Asset Disposition and (v) any portion of the purchase price from an Asset Disposition placed in escrow (whether as a reserve for adjustment of the purchase price, or for satisfaction of indemnities in respect of such Asset Disposition); provided, however, that, in the cases of clauses (iv) and (v), upon reversal of any such reserve or the termination of any such escrow, Net Available Cash shall be increased by the amount of such reversal or any portion of funds released from escrow to the Borrower or any Restricted Subsidiary.
"Net Cash Proceeds" means, with respect to any issuance or sale of Capital Stock or Indebtedness, the cash proceeds of such issuance or sale net of attorneys' fees, accountants' fees, underwriters' or placement agents' fees, discounts or commissions and brokerage, consultant and other fees actually incurred in connection with such issuance or sale and net of taxes paid or payable as a result thereof.
"Non-Consenting Lender" has the meaning assigned to such term in Section 10.02(d).
"Non-Guarantor Restricted Subsidiary" means any Restricted Subsidiary that is not a Subsidiary Guarantor.
"Non-Paying Subsidiary Guarantor" has the meaning assigned to such term in Section 7.12.
"Non-Recourse Indebtedness" means Indebtedness (i) as to which neither the Borrower nor any of its Restricted Subsidiaries (a) is liable or provides credit support pursuant to any undertaking, agreement or instrument that would constitute Indebtedness or (b) is directly or indirectly liable and (ii) no default with

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respect to which would permit (upon notice, lapse of time or both) any holder of any other Indebtedness of the Borrower or any of its Restricted Subsidiaries to declare a default on such Indebtedness or cause the payment thereof to be accelerated or payable prior to its Stated Maturity.
"Obligations" means all obligations, indebtedness, and liabilities of the Borrower and each other Obligor to the Administrative Agent and the Lenders arising pursuant to any of the Loan Documents, whether now existing or hereafter arising, whether direct, indirect, related, unrelated, fixed, contingent, liquidated, unliquidated, joint, several, or joint and several, including, without limitation, the obligation of the Borrower to repay the Loans, interest on the Loans, and all fees, costs, and expenses (including attorneys' fees and expenses) provided for in the Loan Documents. The term Obligations includes any and all post‑petition interest and expenses (including attorneys' fees) whether or not allowed under any bankruptcy, insolvency, or other similar law. Notwithstanding the foregoing, the Obligations with respect to any particular Obligor shall not include Excluded Swap Obligations with respect to such Obligor.
"Obligor" means the Borrower, each Subsidiary Guarantor, each other Person granting Liens to secure the Obligations and each other Person who is otherwise obligated for all or any part of the Obligations.
"OFAC" means the Office of Foreign Assets Control of the United States Department of the Treasury.
"Offer" has the meaning assigned to such term in Section 6.04(c)(i).
"Officer" means any one of the Chairman of the Board, the Chief Executive Officer, the President, the Chief Operating Officer, any Vice President, the Treasurer, the Secretary or the Controller of the Borrower.
"Officers' Certificate" means a certificate signed by two or more Officers; provided, however, that an Officers' Certificate given pursuant to this Agreement shall be signed by any one of the principal executive officer, Financial Officer or principal accounting officer of the Borrower.
"Originators" means the Borrower or any of its Subsidiaries which is or becomes an "Originator" pursuant to the terms of a Receivables Sale Agreement.
"Opinion of Counsel" means a written opinion from legal counsel who is reasonably acceptable to the Administrative Agent. The counsel may be an employee of or counsel to the Borrower or the Administrative Agent.
"Other Connection Taxes" means, with respect to any Lender or the Administrative Agent, Taxes imposed as a result of a present or former connection between such Lender or the Administrative Agent and the jurisdiction imposing such Tax (other than connections arising from such Lender or the Administrative Agent having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).
"Other Taxes" means any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.15(b).
"Pari Passu Indebtedness" means Indebtedness that ranks equally in right of payment to the Loans.

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"Pari Passu Offer" has the meaning assigned to such term in Section 6.04(e).
"Participant" has the meaning set forth in Section 10.04(c).
"Paying Subsidiary Guarantor" has the meaning assigned to such term in Section 7.12.
"PBGC" means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.
"Permitted Employee Payments" means Restricted Payments by the Borrower or any Restricted Subsidiary in respect of (i) the repurchase of Capital Stock by the Borrower or any Restricted Subsidiary from an employee of the Borrower or any Restricted Subsidiary or their assigns, estates or heirs upon the death, retirement or termination of such employee or (ii) loans or advances to employees of the Borrower or any of its Subsidiaries made in the ordinary course of business.
"Permitted Holders" means any of Rise Grand Group Ltd., CDH Shine Limited, CDH Shine II Limited, CDH Shine III Limited and CDH Shine IV Limited and any of their respective Affiliates and funds or partnerships managed or advised by any of them or any of their respective Affiliates (but not including any portfolio company of any of the foregoing) and any group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act or any successor provision) of which any of the foregoing are members; provided that, in the case of such group and without giving effect to the existence of such group or any other group, such Persons, collectively, have beneficial ownership of more than 50% of the Voting Stock of the Borrower or any of its direct or indirect parent companies held by such group. Any Person or group whose acquisition of beneficial ownership constitutes a Change of Control in respect of which a Change of Control Offer is made in accordance with the requirements of Agreement shall thereafter, together with its Affiliates, constitute an additional Permitted Holder.
"Permitted Investment" means an Investment by the Borrower or any Restricted Subsidiary in (i) a Restricted Subsidiary, the Borrower or a Person that will, upon the making of such Investment, become a Restricted Subsidiary; provided, however, that the primary business of such Restricted Subsidiary is a Related Business, (ii) another Person if as a result of such Investment such other Person is merged or consolidated with or into, or transfers or conveys all or substantially all its assets to, the Borrower or a Restricted Subsidiary; provided, however, that the primary business of such Person is a Related Business, (iii) Temporary Cash Investments, (iv) receivables owing to the Borrower or any Restricted Subsidiary, if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided, however, that such trade terms may include such concessionary trade terms as the Borrower or any such Restricted Subsidiary deems reasonable under the circumstances, (v) securities received as consideration in Asset Dispositions made in compliance with Section 6.04 with the exception of securities received as consideration for Asset Dispositions of any property, plant, equipment or other facility closed and designated in accordance with clause (a)(ii) of Section 6.04, (vi) Investments in existence on the Effective Date (but not in excess of the amount of such Investments in existence on the Effective Date without giving effect to increases or decreases attributable to accounting for the net income of such Investments or subsequent changes in value), (vii) any Investment in a Receivables Entity or any Investment by a Receivables Entity in any other Person in connection with a Qualified Receivables Transaction; provided that any Investment in a Receivables Entity is in the form of a Purchase Money Note or an Equity Interest, (viii) additional Investments in a Related Business since the Effective Date having an aggregate fair market value, taken together with all other Investments made pursuant to this clause (viii) since the Effective Date that are at that time outstanding, not to exceed 20% of Total Assets at the time of such Investment (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes

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in value), (ix) Investments consisting of loans and advances to, or guarantees of Indebtedness of, officers, directors and employees in an amount not to exceed $10,000,000 at any time outstanding, (x) any Investment (a) acquired by the Borrower or any of its Restricted Subsidiaries (1) in exchange for any other Investment or accounts receivable held by the Borrower or any such Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the issuer of such other Investment or accounts receivable, or (2) as a result of a foreclosure or other remedial action by the Borrower or any of its Restricted Subsidiaries with respect to any Investment or other transfer of title with respect to any Investment in default and (b) received in compromise or resolution of (1) obligations of trade creditors or customers that were incurred in the ordinary course of business of the Borrower or any Restricted Subsidiary, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer, or (2) litigation, arbitration or other disputes, (xi) Hedging Obligations permitted under Section 6.13, (xii) Investments of a Restricted Subsidiary of the Borrower acquired after the Effective Date or of an entity merged into or consolidated with a Restricted Subsidiary of the Borrower in a transaction that is not prohibited by Section 6.11(a) after the Effective Date to the extent that such Investments were not made in contemplation of such acquisition, merger or consolidation and were in existence on the date of such acquisition, merger or consolidation, (xiii) guarantees of Indebtedness permitted to be incurred under Section 6.13, and (xiv) intercompany current liabilities owed by Unrestricted Subsidiaries or joint ventures to the Borrower or any Restricted Subsidiary, incurred in the ordinary course of business in connection with the cash management operations of the Borrower and its Subsidiaries.
"Permitted Joint Venture" means any Person in which the Borrower or a Restricted Subsidiary owns, directly or indirectly, an ownership interest (other than a Subsidiary) and whose primary business is related, ancillary or complementary to any of the businesses of the Borrower and its Restricted Subsidiaries at the time of determination.
"Permitted Liens" means, with respect to any Person:
(i)    Liens securing Indebtedness Incurred pursuant to clause (b)(i) of Section 6.13;
(ii)    pledges or deposits by such Person under workmen's compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such Person is a party, or deposits to secure public or statutory obligations of such Person or deposits or cash or United States government bonds to secure surety or appeal bonds to which such Person is a party, or deposits as security for contested taxes or import or customs duties or for the payment of rent, in each case Incurred in the ordinary course of business;
(iii)    Liens imposed by law, including carriers', warehousemen's and mechanics' Liens, in each case for sums not yet due or being contested in good faith by appropriate proceedings if a reserve or other appropriate provisions, if any, as shall be required by GAAP shall have been made in respect thereof;
(iv)    Liens for taxes, assessments or other governmental charges not yet subject to penalties for non−payment or which are being contested in good faith by appropriate proceedings provided appropriate reserves required pursuant to GAAP have been made in respect thereof;
(v)    Liens in favor of issuers of surety or performance bonds or letters of credit or bankers' acceptances issued pursuant to the request of and for the account of such Person in the ordinary course of its business; provided, however, that such instruments do not secure the payment of Indebtedness;

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(vi)    encumbrances, easements or reservations of, or rights of others for, licenses, rights of way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real properties or liens incidental to the conduct of the business of such Person or to the ownership of its properties which do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;
(vii)    Liens securing Hedging Obligations so long as the related Indebtedness is, and is permitted to be under this Agreement, secured by a Lien on the same property securing such Hedging Obligation;
(viii)    leases and subleases of real property which do not materially interfere with the ordinary conduct of the business of the Borrower or any of its Restricted Subsidiaries;
(ix)    judgment Liens not giving rise to an Event of Default so long as such Lien is adequately bonded and any appropriate legal proceedings which may have been duly initiated for the review of such judgment have not been finally terminated or the period within which such proceedings may be initiated has not expired;
(x)    Liens for the purpose of securing the payment of all or a part of the purchase price of, or Capitalized Lease Obligations with respect to, assets or property acquired or constructed in the ordinary course of business, provided that:
(a)    the aggregate principal amount of Indebtedness secured by such Liens is otherwise permitted to be Incurred under this Agreement and does not exceed the cost of the assets or property so acquired or constructed; and
(b)    such Liens are created within 180 days of construction or acquisition of such assets or property and do not encumber any other assets or property of the Borrower or any Restricted Subsidiary other than such assets or property and assets affixed or appurtenant thereto;
(xi)    Liens arising solely by virtue of any statutory or common law provisions relating to banker's Liens, rights of set−off or similar rights and remedies as to deposit accounts or other funds maintained with a depositary institution; provided that:
(a)    such deposit account is not a dedicated cash collateral account and is not subject to restrictions against access by the Borrower in excess of those set forth by regulations promulgated by the Federal Reserve Board; and
(b)    such deposit account is not intended by the Borrower or any Restricted Subsidiary to provide collateral to the depository institution;
(xii)    Liens arising from UCC financing statement filings regarding operating leases entered into by the Borrower and its Restricted Subsidiaries in the ordinary course of business;
(xiii)    Liens existing on the Effective Date (excluding Liens permitted under clause (i));
(xiv)    Liens on property, shares of stock or other assets of a Person at the time such Person becomes a Restricted Subsidiary; provided, however, that such Liens are not created, incurred or assumed in connection with, or in contemplation of, such other Person becoming a Restricted Subsidiary; provided

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further, however, that any such Lien may not extend to any other property, shares of stock or other assets owned by the Borrower or any Restricted Subsidiary;
(xv)    Liens on property at the time the Borrower or a Restricted Subsidiary acquired the property, including any acquisition by means of a merger or consolidation with or into the Borrower or any Restricted Subsidiary; provided, however, that such Liens are not created, incurred or assumed in connection with, or in contemplation of, such acquisition; provided further, however, that such Liens may not extend to any other property owned by the Borrower or any Restricted Subsidiary;
(xvi)    Liens securing Indebtedness or other obligations of a Restricted Subsidiary owing to the Borrower or a Restricted Subsidiary (other than a Receivables Entity);
(xvii)    Liens securing Indebtedness incurred after the Effective Date and any Refinancing Indebtedness relating thereto (excluding any Liens securing any other Indebtedness Incurred after such Effective Date permitted under other clauses hereof) in an aggregate principal amount at any one time outstanding not to exceed the greater of (A) $500,000,000 and (B) 7.0% of Total Assets determined as of the date of the Incurrence of such Indebtedness;
(xviii)    Liens securing Refinancing Indebtedness (other than Liens Incurred under clauses (i) and (xvii) above) incurred to refinance Indebtedness that was previously so secured; provided that any such Lien is limited to all or part of the same property or assets (plus improvements, accessions, proceeds or dividends or distributions in respect thereof) that secured (or, under the written arrangements under which the original Lien arose, could secure) the Indebtedness being refinanced or is in respect of property that is the security for a Permitted Lien hereunder;
(xix)    Liens on assets transferred to a Receivables Entity or on assets of a Receivables Entity, in either case incurred in connection with a Qualified Receivables Transaction;
(xx)    Liens on property or assets used to defease or to satisfy and discharge Indebtedness; provided that such defeasance or satisfaction and discharge is not prohibited by this Agreement;
(xxi)    Liens in favor of customs and revenues authorities arising as a matter of law to secure payment of customs duties in connection the importation and exportation of goods in the ordinary course of business;
(xxii)    any encumbrance or restriction (including put and call arrangements) with respect to Capital Stock of any joint venture or similar arrangement pursuant to any joint venture or similar agreement;
(xxiii)    Liens on insurance policies and proceeds thereof securing the financing of the premiums with respect thereto; and
(xxiv)    Liens securing Indebtedness Incurred under Section 6.13(b)(ix).
For purposes of determining compliance with this definition, (x) a Lien need not be incurred solely by reference to one category of Permitted Liens described in this definition but may be incurred under any combination of such categories (including in part under one such category and in part under any other such category) and (y) in the event that a Lien (or any portion thereof) meets the criteria of one or more of such categories of Permitted Liens, the Borrower shall, in its sole discretion, divide, classify or reclassify such Lien (or any portion thereof) in any manner that complies with this definition.

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"Person" means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.
"Plan" means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an "employer" as defined in Section 3(5) of ERISA.
"Platform" has the meaning assigned to such term in Section 10.01(d).
"Preferred Stock" as applied to the Capital Stock of any corporation, means Capital Stock of any class or classes (however designated) that is preferred as to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such corporation, over shares of Capital Stock of any other class of such corporation.
"Prepayment Fee" has the meaning assigned to such term in Section 2.08.
"Prior European Facility" means the Multicurrency Revolving Facility Agreement dated August 22, 2006 among the Borrower, Smithfield Capital Europe BV, the subsidiary guarantors party thereto, BNP Paribas and Societe General Corporate & Investment Banking, as Arrangers, the lenders party thereto, and Sociéte Générale as Agent and Security Agent.
"Pro Forma Cost Savings" means, without duplication, with respect to any period, the net reduction in costs and other operating improvements or synergies that have been realized or are reasonably anticipated to be realized in good faith with respect to a pro forma event within twelve months of the date of such pro forma event and that are reasonable and factually supportable, as if all such reductions in costs, operating improvements or synergies had been effected as of the beginning of the period of calculation, decreased by any incremental expenses incurred or to be incurred during such period of calculation in order to achieve such reduction in costs, operating improvements or synergies. Pro Forma Cost Savings described in the preceding sentence shall be accompanied by an Officers' Certificate delivered to the Administrative Agent from the Borrower's chief financial officer that outlines the specific actions taken or to be taken and the net cost reductions and other operating improvements or synergies achieved or to be achieved from each such action and certifies that such cost reductions and other operating improvements or synergies meet the criteria set forth in the preceding sentence.

"Public Bond Documents" means, collectively, the following instruments and agreements:
(i)    that certain Indenture, dated as of June 1, 2007, between the Borrower and U.S. Bank National Association, as trustee, relating to the Senior Notes due 2017 and the Senior Notes due 2022;
(ii)    that certain First Supplemental Indenture, dated as of June 22, 2007, between the Borrower and U.S. Bank National Association, as trustee, relating to the Senior Notes due 2017;
(iii)    that certain Amendment No. 1 to First Supplemental Indenture, dated as of July 8, 2013, between the Borrower and U.S. Bank National Association, as trustee, relating to the Senior Notes due 2017;

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(iv)    that certain Indenture, dated as of July 31, 2013, between the Borrower and U.S. Bank National Association, as trustee, relating to the Senior Notes due 2018;
(v)    that certain Indenture, dated as of July 31, 2013, between the Borrower and U.S. Bank National Association, as trustee, relating to the Senior Notes due 2021; and
(vi)    that certain Third Supplemental Indenture, dated as of August 1, 2012, between the Borrower and U.S. Bank National Association, as trustee, relating to the Senior Notes due 2022.
"Purchase Money Note" means a promissory note of a Receivables Entity evidencing a line of credit, which may be irrevocable, from the Borrower or any Subsidiary of the Borrower in connection with a Qualified Receivables Transaction to a Receivables Entity, which note shall be repaid from cash available to the Receivables Entity, other than amounts required to be established as reserves pursuant to agreements, amounts paid to investors in respect of interest, principal and other amounts owing to such investors and amounts owing to such investors and amounts paid in connection with the purchase of newly generated receivables.
"Qualified Receivables Transaction" means any transaction or series of transactions that may be entered into by the Borrower or any of its Subsidiaries pursuant to which the Borrower or any of its Subsidiaries may sell, convey or otherwise transfer to (i) a Receivables Entity (in the case of a transfer by the Borrower or any of its Subsidiaries) and (ii) any other Person (in the case of a transfer by a Receivables Entity), or may grant a security interest in, any accounts receivable (whether now existing or arising in the future) of the Borrower or any of its Subsidiaries, any other Receivables and any assets related thereto including, without limitation, all collateral securing such accounts receivable and other Receivables, all contracts and all guarantees or other obligations in respect of such accounts receivable and other Receivables, proceeds of such accounts receivable, other Receivables and other assets which are customarily transferred or in respect of which security interests are customarily granted in connection with asset securitization transactions involving accounts receivable and other Receivables, including all Receivables Related Security.
"Qualified Stock" means any Capital Stock that is not Disqualified Stock.
"Rabobank" means Coöperatieve Centrale Raiffeisen-Boerenleenbank B.A., "Rabobank Nederland", New York Branch.
"Receivable" means (i) all indebtedness and other obligations owed to an Originator (at the times it arises, and before giving effect to any transfer or conveyance under the Receivables Sale Agreement) (including any indebtedness, obligation or interest constituting an account, chattel paper, instrument or general intangible) arising in connection with the sale of goods or the rendering of services by such Originator and further includes, without limitation or in addition, the obligation of an account debtor to pay any finance charge, interest, late payment charges or similar charges with respect thereto and (ii) all rights of an Originator under a Receivables Contract to collect or receive amounts that become due and payable under such Receivables Contract upon the delivery and acceptance of In-Transit Collateral pursuant to such Receivables Contract; provided, however, that the term "Receivable" shall exclude any indebtedness or other obligations owed or that become payable to (i) an Originator by an affiliate of an Originator that is 100% owned, directly or indirectly, by an Originator or a Receivables Entity or (ii) Smithfield Farmland Corp., (formerly known as The Smithfield Packing Company Incorporated and as successor by merger to Farmland Foods, Inc.) by Smithfield of Canada, Ltd.
"Receivables Contract" means, with respect to any Receivable, any and all instruments, agreements, invoices or other writings pursuant to which such Receivable arises or which evidences such Receivable.

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"Receivables Entity" means a Wholly−Owned Subsidiary of the Borrower (or another Person in which the Borrower or any Subsidiary of the Borrower makes an Investment and to which the Borrower or any Subsidiary of the Borrower transfers accounts receivable, other Receivables and related assets) which engages in no activities other than in connection with the financing of accounts receivable and other Receivables and which is designated by the Board of Directors of the Borrower (as provided below) as a Receivables Entity, (a) no portion of the Indebtedness or any other obligations (contingent or otherwise) of which (i) is guaranteed by the Borrower or any Subsidiary of the Borrower (excluding guarantees of obligations (other than the principal of, and interest on, Indebtedness) pursuant to Standard Securitization Undertakings), (ii) is recourse to or obligates the Borrower or any Subsidiary of the Borrower in any way other than pursuant to Standard Securitization Undertakings or (iii) subjects any property or asset of the Borrower or any Subsidiary of the Borrower, directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings, (b) with which neither the Borrower nor any Subsidiary of the Borrower has any material contract, agreement, arrangement or understanding (except in connection with a Purchase Money Note or Qualified Receivables Transaction) other than on terms no less favorable to the Borrower or such Subsidiary than those that might be obtained at the time from Persons that are not Affiliates of the Borrower, other than fees payable in the ordinary course of business in connection with servicing accounts receivable, and (c) to which neither the Borrower nor any Subsidiary of the Borrower has any obligation to maintain or preserve such entity's financial condition or cause such entity to achieve certain levels of operating results. Any such designation by the Board of Directors of the Borrower shall be evidenced to the Administrative Agent by filing with the Administrative Agent a certified copy of the resolution of the Board of Directors of the Borrower giving effect to such designation and an Officers' Certificate certifying that such designation complied with the foregoing conditions.
"Receivables Fees" means any fees or interest paid to purchasers or lenders providing the financing in connection with a Qualified Receivables Transaction or a factoring or similar agreement, including any such amounts paid by discounting the face amount of Receivables or participations therein transferred in connection with a Qualified Receivables Transaction, factoring agreement or other similar agreement, regardless of whether any such transaction is structured as on-balance sheet or off-balance sheet or through a Restricted Subsidiary or an Unrestricted Subsidiary.
"Receivables Related Security" means, with respect to any Receivable:
(a)    all of the applicable Originator's interest in the inventory and goods (including returned or repossessed inventory or goods and any In-Transit Collateral), if any, the sale, financing or lease of which by such Originator gave, or in the case of In-Transit Collateral, will give, rise to such Receivable, and all insurance contracts with respect thereto,
(b)    all other security interests or liens and property subject thereto from time to time, if any, purporting to secure payment of such Receivable, whether pursuant to the contract related to such Receivable or otherwise, together with all financing statements and security agreements describing any collateral securing such Receivable,
(c)    all guaranties, letters of credit, insurance and other agreements or arrangements of whatever character from time to time supporting or securing payment of such Receivable whether pursuant to the contract related to such Receivable or otherwise,
(d)    all service contracts and other contracts and agreements associated with such Receivable,
(e)    all records related to such Receivable,

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(f)    all of the applicable Originator's right, title and interest in each lock-box and each collection account into which the proceeds of the Receivable are paid or deposited, and
(g)    all proceeds of any of the foregoing.
"Receivables Sale Agreement" means any receivables sale agreement entered into in connection with a Qualified Receivables Transaction.
"Recourse Indebtedness" means Indebtedness that is not Non-Recourse Indebtedness.
"Refinancing Indebtedness" means Indebtedness that is Incurred to refund, refinance, replace, renew, repay or extend (including pursuant to any defeasance or discharge mechanism) (collectively, "refinances", and "refinanced" shall have a correlative meaning) any Indebtedness existing on the Effective Date (or, in the case of the Prior European Facility, on the Effective Date of the 2009 Term Loan Agreement) or Incurred in compliance with this Agreement (including Indebtedness of the Borrower that refinances Indebtedness of any Restricted Subsidiary (to the extent permitted by this Agreement) and Indebtedness of any Restricted Subsidiary that refinances Indebtedness of another Restricted Subsidiary (except that a Subsidiary Guarantor shall not refinance Indebtedness of a Restricted Subsidiary that is not a Subsidiary Guarantor)) including Indebtedness that refinances Refinancing Indebtedness; provided, however, that (i) the Refinancing Indebtedness has a Stated Maturity no earlier than the Stated Maturity of the Indebtedness being refinanced, (ii) the Refinancing Indebtedness has an Average Life at the time such Refinancing Indebtedness is Incurred that is equal to or greater than the Average Life of the Indebtedness being refinanced, (iii) such Refinancing Indebtedness is Incurred in an aggregate principal amount (or if issued with original issue discount, an aggregate issue price) that is equal to or less than the aggregate principal amount (or if issued with original issue discount, the aggregate accreted value) then outstanding of the Indebtedness being refinanced, plus fees, underwriting discounts, premiums, unpaid accrued interest and other costs and expenses incurred in connection with such Refinancing Indebtedness and (iv) if the Indebtedness being refinanced is subordinated in right of payment to the Loans or the Subsidiary Guarantee, such Refinancing Indebtedness is subordinated in right of payment to the Loans or the Subsidiary Guarantee on terms (taken as a whole) at least as favorable to the Lenders as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded (as determined in good faith by the Board of Directors); provided further, however, that Refinancing Indebtedness shall not include (x) Indebtedness of a Restricted Subsidiary that refinances Indebtedness of the Borrower or (y) Indebtedness of the Borrower or a Restricted Subsidiary that refinances Indebtedness of an Unrestricted Subsidiary.
"Register" has the meaning set forth in Section 10.04(b)(iv).
"Regulation U" means Regulation U of the Board as in effect from time to time.
"Related Business" means any business which is the same as or related, complementary or ancillary to any of the businesses of the Borrower and its Restricted Subsidiaries on the Effective Date.
"Related Parties" means, with respect to any specified Person, such Person's Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person's Affiliates.
"Required Lenders" means, at any time, Lenders holding more than 50% of the total Loans.
"Restricted Investment" means any Investment other than a Permitted Investment.
"Restricted Payment " has the meaning assigned to such term in Section 6.01(a)(iv).

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"Restricted Subsidiary" means any Subsidiary of the Borrower other than an Unrestricted Subsidiary.
"S&P" means Standard & Poor's Ratings Service, a division of The McGraw-Hill Companies, Inc., and its successors.
"Sale/Leaseback Transaction" means any direct or indirect arrangement relating to property now owned or hereafter acquired by the Borrower or a Restricted Subsidiary whereby the Borrower or such Restricted Subsidiary transfers such property to a Person and the Borrower or such Restricted Subsidiary leases it from such Person, other than leases between the Borrower and a Wholly−Owned Subsidiary or between Wholly−Owned Subsidiaries.
"Sanction(s)" means any international economic sanction (applicable to any Obligor) administered or enforced by the United States Government (including, without limitation, OFAC), the United Nations Security Council, the European Union, Her Majesty's Treasury, the federal government of Canada or other relevant sanctions authority.
"SEC" means the Securities and Exchange Commission.
"Securities Act" means the Securities Act of 1933, as amended.
"Securitization Facility" means that certain Second Amended and Restated Credit and Security Agreement, dated as of April 28, 2014, among the Borrower, Smithfield Receivables Funding LLC, the lenders and co-agents party thereto, and Coöperatieve Centrale Raiffeisen-Boerenleenbank B.A. "Rabobank Nederland", New York Branch, as administrative agent and letter of credit issuer, as amended by the Amendment No. 1 to Second Amended and Restated Credit and Security Agreement, dated as of December 9, 2014 (as the same may be further amended, restated, supplemented or otherwise modified from time to time).
"Senior Management" means with respect to the Borrower or any of its Subsidiaries, as the case may be, any one of the Chairman of the Board, the Chief Executive Officer, the President and the Chief Operating Officer or any combination of the foregoing.
"Senior Notes due 2017" means the Borrower's 7-¾% Senior Notes due 2017.
"Senior Notes due 2018" means the Borrower's 5-¼% Senior Notes due 2018.
"Senior Notes due 2021" means the Borrower's 5-⅞% Senior Notes due 2021.
"Senior Notes due 2022" means the Borrower's 6-⅝% Senior Notes due 2022.
"Significant Subsidiary" means any Restricted Subsidiary that is a "Significant Subsidiary" of the Borrower within the meaning of Rule 1-02 under Regulation S-X promulgated by the SEC.
"Standard Securitization Undertakings" means representations, warranties, covenants and indemnities entered into by the Borrower or any Subsidiary of the Borrower which are reasonably customary in an accounts receivable transaction.
"Stated Maturity" means, with respect to any security, the date specified in such security as the fixed date on which the payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase of such security

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at the option of the holder thereof upon the happening of any contingency beyond the control of the issuer, unless such contingency has occurred).
"Statutory Reserve Rate" means for any day (or for the Interest Period for any Eurodollar Borrowing), a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the arithmetic mean of the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which the Administrative Agent is subject for eurocurrency funding (currently referred to as "Eurodollar liabilities" in Regulation D of the Board). Such reserve percentages shall include those imposed pursuant to such Regulation D. Eurodollar Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.
"Subordinated Indebtedness" means any Indebtedness of the Borrower (whether outstanding on the Effective Date or thereafter Incurred) which is subordinate or junior in right of payment to the Loans pursuant to a written agreement.
"Subsidiary" of any Person means any corporation, association, limited liability company, partnership or other business entity of which more than 50% of the total voting power of shares of Capital Stock or other interests (including partnership or joint venture interests) entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by (i) such Person or (ii) one or more Subsidiaries of such Person.
"Subsidiary Guarantee" means, individually, any Guarantee of payment of the Obligations by a Subsidiary Guarantor pursuant to the terms of this Agreement or otherwise, and, collectively, all such Guarantees.
"Subsidiary Guarantor" means each Restricted Subsidiary that has issued a Subsidiary Guarantee under this Agreement at any time after the Effective Date; provided that upon release or discharge of such Restricted Subsidiary from its Subsidiary Guarantee in accordance with the terms hereof, such Restricted Subsidiary ceases to be a Subsidiary Guarantor. As of the Effective Date there are no Subsidiary Guarantors.
"Successor Borrower" has the meaning assigned thereto in Section 6.11(a)(i).
"Successor Guarantor" has the meaning assigned thereto in Section 6.11(b)(i).
"Swap" shall mean any obligation to pay or perform under any agreement, contract or transaction that constitutes a "swap" within the meaning of section 1a(47) of the Commodity Exchange Act.
"Taxes" means any and all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
"Temporary Cash Investments" means any of the following: (i) any Investment in direct obligations (x) of the United States of America or any agency thereof or obligations Guaranteed by the United States of America or any agency thereof or (y) of any foreign country recognized by the United States of America rated at least "A" by S&P or "A-1" by Moody's, (ii) Investments in time deposit accounts, certificates of deposit and money market deposits maturing within 180 days of the date of acquisition thereof issued by a

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bank or trust company that is organized under the laws of the United States of America, any state thereof or any foreign country recognized by the United States of America having capital and surplus aggregating in excess of $250,000,000.00 (or the foreign currency equivalent thereof) and whose long-term debt is rated at least "A-1" or the equivalent thereof by S&P or "P-1" or the equivalent thereof by Moody's, (iii) repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clause (i) or (ii) above entered into with a bank meeting the qualifications described in clause (ii) above, (iv) Investments in commercial paper, maturing not more than 270 days after the date of acquisition, issued by a corporation (other than an Affiliate of the Borrower) organized and in existence under the laws of the United States of America or any foreign country recognized by the United States of America with a rating at the time as of which any Investment therein is made of "P-1" (or higher) according to Moody's or "A-1" (or higher) according to S&P, (v) Investments in securities with maturities of six months or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof, and rated at least "A-1" or the equivalent thereof by S&P or "P-1" or the equivalent thereof by Moody's, (vi) any money market deposit accounts issued or offered by a domestic commercial bank or a commercial bank organized and located in a country recognized by the United States of America, in each case, having capital and surplus in excess of $250,000,000.00 (or the foreign currency equivalent thereof), or Investments in money market funds complying with the risk limiting conditions of Rule 2a-7 (or any short-term successor rule) of the SEC, under the Investment Company Act of 1940, as amended, (vii) Investments in Indebtedness or Preferred Stock issued by Persons with a rating of at least "A-1" or the equivalent thereof by S&P or "P-1" or the equivalent thereof by Moody's and (viii) Investments in investment funds investing 95% of their assets in securities of the type described in clauses (i)-(v) above.
"Total Assets" means, with respect to any Person, the total consolidated assets of such Person and its Restricted Subsidiaries, as shown on the most recent published balance sheet of such Person.
"Trade Payables" means, with respect to any Person, any accounts payable or any indebtedness or monetary obligation to trade creditors created, assumed or Guaranteed by such Person arising in the ordinary course of business in connection with the acquisition of goods or services.
"Transactions" means the execution, delivery and performance by each Obligor of Loan Documents to which it is a party and the use of the proceeds of the Loans.
"Type", when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBO Rate or the Alternate Base Rate.
"UCC" means the Uniform Commercial Code as in effect from time to time in the State of New York or any other state the laws of which are required to be applied in connection with the issue of perfection of security interests.
"Unrestricted Subsidiary" means (i) any Subsidiary of the Borrower that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors in the manner provided below and (ii) any Subsidiary of an Unrestricted Subsidiary. The Board of Directors may designate any Restricted Subsidiary of the Borrower (including any newly acquired or newly formed Subsidiary of the Borrower) to be an Unrestricted Subsidiary unless such Subsidiary owns any Capital Stock of, or owns or holds any Lien on any property of, the Borrower or any Restricted Subsidiary (except a Restricted Subsidiary which upon such designation becomes an Unrestricted Subsidiary in accordance with this Agreement); provided that (i) such designation would be permitted under Section 6.01, (ii) no portion of the Indebtedness or any other

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obligation (contingent or otherwise) of such Subsidiary (A) is Guaranteed by the Borrower or any Restricted Subsidiary, (B) is Recourse Indebtedness or (C) subjects any property or asset of the Borrower or any Restricted Subsidiary, directly or indirectly, contingently or otherwise, to the satisfaction thereof, and (iii) no default or event of default with respect to any Indebtedness of such Subsidiary would permit any holder of any Indebtedness of the Borrower or any Restricted Subsidiary to declare such Indebtedness of the Borrower or any Restricted Subsidiary due and payable prior to its maturity. The Board of Directors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided, that immediately after giving effect to such designation (x) the Borrower could Incur $1.00 of additional Indebtedness under Section 6.13(a) and (y) no Default or Event of Default shall have occurred and be continuing. Any such designation by the Board of Directors shall be evidenced to the Administrative Agent by promptly filing with the Administrative Agent a copy of the Board Resolution giving effect to such designation and an Officers' Certificate that such designation complied with the foregoing provisions.
"Voting Participant" has the meaning assigned to such term in Section 10.04(c).
"Voting Participant Notification" has the meaning assigned to such term in Section 10.04(c).
"Voting Stock" of an entity means all classes of Capital Stock of such entity then outstanding and normally entitled to vote in the election of directors or all interests in such entity with the ability to control the management or actions of such entity.
"Withdrawal Liability" means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.
"Wholly−Owned Subsidiary" means a Restricted Subsidiary, 80% or more of the Capital Stock of which (other than directors' qualifying shares) is owned directly or indirectly by the Borrower.
Section 1.02    Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Type (e.g., a "Eurodollar Loan" or "ABR Loan"). Borrowings also may be classified and referred to by Type (e.g., a "Eurodollar Borrowing" or "ABR Borrowing").
Section 1.03    Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words "include", "includes" and "including" shall be deemed to be followed by the phrase "without limitation". The word "will" shall be construed to have the same meaning and effect as the word "shall". Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented, replaced or otherwise modified (subject to any restrictions on such amendments, supplements, replacements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person's successors and assigns, (c) the words "herein", "hereof" and "hereunder", and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the words "asset" and "property" shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.
Section 1.04    Accounting Terms; GAAP. Except as otherwise expressly provided herein and notwithstanding any change occurring after the Effective Date in GAAP and in the application thereof on the operation of any provision herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP as in effect on the Effective Date, and any provision herein shall be interpreted on the basis of GAAP as in effect and applied on the Effective Date.
ARTICLE II

THE LOANS
Section 2.01    Existing Loan and Delayed Draw Commitment. Rabobank as the sole Lender under the 2009 Term Loan Agreement advanced $200,000,000 as the "Loan" thereunder, of which "Loan" $50,000,000 remains outstanding as of the Effective Date, and shall, without further action of any of the parties, constitute the "Existing Loan" under the terms of this Agreement. Subject to the terms and conditions set forth herein, each Lender agrees to make additional delayed draw advances to the Borrower pro rata based on its Delayed Draw Commitment from time to time in an aggregate principal amount not to exceed its Delayed Draw Commitment, and each of which is a " Delayed Draw Loan" and collectively, the " Delayed Draw Loans" under the terms of this Agreement. The unused portion of the Delayed Draw Commitments of the Lenders, if any, shall terminate on April 15, 2016. Once repaid or prepaid, no Loan may be reborrowed.
Section 2.02    Delayed Draw Loans and Borrowings.
(a)    Obligations Several. The Delayed Draw Loan shall be made as part of a Borrowing consisting of Delayed Draw Loans of the same Type made by the Lenders ratably in accordance with their respective Delayed Draw Commitments. The failure of any Lender to make the Delayed Draw Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided, that the Delayed Draw Commitments of the Lenders are several and no Lender shall be responsible for any other Lender's failure to make Delayed Draw Loans as required.
(b)    Types. Subject to Section 2.10, each Borrowing under the Delayed Draw Commitments shall be comprised entirely of ABR Loans or Eurodollar Loans as the Borrower may request in accordance herewith. Each Lender at its option may make any Eurodollar Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement.
(c)    Minimum Amounts. At the commencement of each Interest Period for any Eurodollar Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000 and not less than $5,000,000. At the time that each ABR Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000 and not less than $5,000,000. Borrowings of more than one Type may be outstanding at the same time; provided, that there shall not at any time be more than a total of nine Eurodollar Borrowings outstanding.
(d)    Certain Limits on Interest Periods. Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.
Section 2.03    Requests for Delayed Draw Loans.
(a)    Notification to Administrative Agent. To request a Delayed Draw Loan, the Borrower shall notify the Administrative Agent of such request by telephone (i) in the case of a Eurodollar Borrowing, not later than 11:00 a.m., New York City time, three Business Days before the date of the proposed Borrowing and (ii) in the case of an ABR Borrowing, not later than 11:00 a.m., New York City time, on the date of the proposed Borrowing. Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Borrowing Request and signed by the Borrower.
(b)    Content of Notification. Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.02:
(i)    the aggregate amount of the requested Borrowing;
(ii)    the date of such Borrowing, which shall be a Business Day;
(iii)    whether such Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing;
(iv)    in the case of a Eurodollar Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term "Interest Period"; and
(v)    the location and number of the Borrower's account to which funds are to be disbursed, which shall comply with the requirements of Section 2.04.
(c)    Notice by Administrative Agent to Lenders. Promptly following receipt of the Borrowing Request in accordance with this Section 2.03, the Administrative Agent shall advise each applicable Lender of the details thereof and of the amount of such Lender's Loan to be made as part of the requested Borrowing.
(d)    Certain Presumptions. If no election as to the Type of a Borrowing is specified, then the requested Borrowing shall be an Eurodollar Borrowing with an Interest Period of one month's duration. If no Interest Period is specified with respect to any requested Eurodollar Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month's duration.
Section 2.04    Funding of Borrowings.
(a)    Manner of Funding. Each Lender shall make each Delayed Draw Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 1:00 p.m., New York, New York Time to an account most recently designated by the Administrative Agent for such purpose by notice to the Lenders. The Administrative Agent will make such Delayed Draw Loans available to the Borrower by promptly crediting the amounts so received, in like funds, to an account of the Borrower maintained with the Administrative Agent or by wire transfer, automated clearing house debit or interbank transfer to such other account, accounts or Persons designated by the Borrower in the Borrowing Request.
(b)    Presumption by Administrative Agent. Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender's share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section 2.04 and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) for the first three Business Days, (A) in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (B) in the case of the Borrower, the Federal Funds Effective Rate and (ii) thereafter, the interest rate applicable to ABR Loans. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender's Delayed Draw Loan included in such Borrowing. Nothing herein shall limit the rights of the Borrower against any Lender that fails to make Delayed Draw Loans hereunder and each Lender agrees that, to the extent that the Borrower was required to make any payments pursuant to this Section 2.04(b) on account of the failure by such Lender to make Delayed Draw Loans hereunder, it shall promptly reimburse the Borrower for such amounts.
Section 2.05    Interest Elections.
(a)    Interest Election Requests. The Borrowing outstanding on the Effective Date shall be of the Type in effect under the Existing Term Loan Agreement as of the Effective Date and, in the case of a Eurodollar Borrowing, shall have an initial Interest Period as determined pursuant to the Existing Term Loan Agreement. The initial Borrowing of the Delayed Draw Loans shall initially be of the type specified in the Borrowing Request and, in the case of a Eurodollar Borrowing, shall have an initial Interest Period as specified in the Borrowing Request. From and after the Effective Date, the Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurodollar Borrowing, may elect Interest Periods therefor, all as provided in this Section 2.05. Subject to the foregoing, the Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Borrower, then (i) no outstanding Borrowing may be converted to or continued as a Eurodollar Borrowing, and (ii) unless repaid, each Eurodollar Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period therefor.
(b)    Notification by Borrower. To make an election pursuant to this Section 2.05, the Borrower shall notify the Administrative Agent of such election by telephone by: (i), in the case of a Eurodollar Borrowing, not later than 11:00 a.m., New York City time, three Business Days before the date of the proposed election and (ii) in the case of an ABR Borrowing, not later than 11:00 a.m., New York City time, one Business Day before the date of the proposed election. Each such telephonic request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Interest Election Request and signed by the Borrower.
(c)    Content of Notifications. Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.02: the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing); the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day; whether the resulting Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing; and if the resulting Borrowing is a Eurodollar Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term "Interest Period". If any such Interest Election Request requests a Eurodollar Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month's duration.
(d)    Notice by Administrative Agent to Lenders. Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each applicable Lender of the details thereof and of such Lender's portion of each resulting Borrowing.
(e)    Certain Presumptions. If the Borrower fails to deliver a timely Interest Election Request with respect to a Eurodollar Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period, the Borrower shall be deemed to have selected an Interest Period of one month's duration.
Section 2.06    Repayment of Loans; Evidence of Debt.
(a)    Repayment of Loans. The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of the Lenders the unpaid principal amount of the Loans in one installment in the amount of all outstanding principal, due and payable on the Maturity Date.
(b)    Maintenance of Accounts by Lenders. Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.
(c)    Maintenance of Accounts by Administrative Agent. The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder and Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender's share thereof.
(d)    Effect of Entries. The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section 2.06 shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided, that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement.
(e)    Promissory Notes. Any Lender may request that Loans made by it be evidenced by a promissory note. In such event, the Borrower shall prepare, execute and deliver to such Lender a promissory note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form approved by the Administrative Agent. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 10.04) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).
Section 2.07    Prepayment of Loans.
(a)    Voluntary Prepayments. The Borrower shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, subject to (i) prior notice in accordance with paragraph (b) of this Section 2.07; (ii) the payment of any Prepayment Fee due in accordance with Section 2.08; and (iii) the payment of any amounts due under Section 2.12 and provided that the aggregate principal amount of any prepayment that does not result in the prepayment of a Borrowing in full shall be in an integral multiple of $1,000,000.
(b)    Notification of Prepayments. The Borrower shall notify the Administrative Agent by telephone (confirmed by telecopy) of any prepayment hereunder (i) in the case of prepayment of a Eurodollar Borrowing, not later than 11:00 a.m., New York City time, three Business Days before the date of prepayment, and (ii) in the case of prepayment of an ABR Borrowing, not later than 11:00 a.m., New York City time, one Business Day before the date of prepayment. Each such notice shall be irrevocable and shall identify the Borrowing to be prepaid, the prepayment date and the principal amount of such Borrowing or portion thereof to be prepaid. Promptly following receipt of any such notice relating to a Borrowing, the Administrative Agent shall advise the applicable Lenders of the contents thereof. Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of an advance of a Borrowing of the same Type as provided in Section 2.02. Each prepayment of a Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.09.
Section 2.08    Prepayment Fee. If Borrower voluntarily or pursuant to Section 6.06 (but not including pursuant to Section 6.04), prepays or repays the Loans in full or in part prior to April 15, 2017, Borrower shall pay to Administrative Agent, for benefit of the Lenders, as liquidated damages and compensation for the costs of making funds available to Borrower under this Agreement, and not as a penalty, an amount determined by multiplying one percent (1%) by the principal amount being prepaid or repaid (the fees payable hereunder, herein the "Prepayment Fees"). The Prepayment Fees payable hereunder shall be paid on the date of the corresponding prepayment or repayment, in Dollars and immediately available funds, to the Administrative Agent for distribution to the Lenders. Fees paid shall not be refundable under any circumstances.
Section 2.09    Interest.
(a)    ABR Borrowings. The Loans comprising each ABR Borrowing shall bear interest at the Alternate Base Rate plus the Applicable Margin.
(b)    Eurodollar Borrowings. The Loans comprising each Eurodollar Borrowing shall bear interest at the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Margin.
(c)    Default Rate. Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee or other amount payable by the Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2% plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section 2.09 or (ii) in the case of any other amount, 2% plus the rate applicable to ABR Loans as provided in paragraph (a) of this Section 2.09.
(d)    Interest Payment Dates. Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and on the Maturity Date; provided that (i) interest accrued pursuant to paragraph (c) of this Section 2.09 shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan, accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurodollar Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.
(e)    Computation. For clarity, the Existing Loans shall bear interest at the rates set forth herein from and after the Effective Date. All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Base Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate and Adjusted LIBO Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.
Section 2.10    Alternate Rate of Interest. If prior to the commencement of any Interest Period for a Eurodollar Borrowing:
(a)    the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate for such Interest Period; or
(b)    the Administrative Agent is advised by the Required Lenders that the Adjusted LIBO Rate for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Borrowing for such Interest Period;
then the Administrative Agent shall give notice thereof to the Borrower and the affected Lenders by telephone or telecopy as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and such Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Borrowing to, or the continuation of any Borrowing as, a Eurodollar Borrowing, shall be ineffective and (ii) all such Borrowings (unless prepaid) shall be continued as, or converted to, an ABR Borrowing.
Section 2.11    Increased Costs.
(a)    Change in Law. If any Change in Law shall:
(i)    impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate); or
(ii)    impose on any Lender or the London interbank market any other condition affecting this Agreement or Eurodollar Loans made by such Lender;
and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurodollar Loan (or of maintaining its obligation to make any such Loan) or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or otherwise), then the Borrower will pay to such Lender in Dollars, such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered.
(b)    Capital Requirements. If any Lender determines that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on such Lender's capital or on the capital of such Lender's holding company, if any, as a consequence of this Agreement or the Loans made by such Lender, to a level below that which such Lender or such Lender's holding company could have achieved but for such Change in Law (taking into consideration such Lender's policies and the policies of such Lender's holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender, in Dollars, such additional amount or amounts as will compensate such Lender or such Lender's holding company for any such reduction suffered.
(c)    Certificate from Lenders, etc. A certificate of a Lender setting forth the amount or amounts, in Dollars, necessary to compensate such Lender or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section 2.11 shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within ten days after receipt thereof.
(d)    Retroactive Requests. Failure or delay on the part of any Lender to demand compensation pursuant to this Section 2.11 shall not constitute a waiver of such Lender's right to demand such compensation; provided, that the Borrower shall not be required to compensate a Lender pursuant to this Section 2.11 for any increased costs or reductions incurred more than 270 days prior to the date that such Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender's intention to claim compensation therefor; provided, further, that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 270‑day period referred to above shall be extended to include the period of retroactive effect thereof; provided, further, that the Borrower shall only be required to compensate a Lender pursuant to this Section 2.11 for any increased costs or reductions if such Lender generally requires its similarly situated borrowers to make such payments under comparable provisions of other financing agreements.
Section 2.12    Break Funding Payments. In the event of (a) the payment of any principal of any Eurodollar Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Loan on the date specified in any notice delivered pursuant hereto or (d) the assignment of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.15, then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event. In the case of a Eurodollar Loan, such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBO Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for deposits of a comparable amount and period from other banks in the Eurodollar market. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section 2.12 shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within ten days after receipt thereof.
Section 2.13    Taxes.
(a)    Payment for Taxes. Any and all payments by or on account of any obligation of the Borrower hereunder shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided, that if the Borrower shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.13) the Administrative Agent or Lender (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.
(b)    Other Taxes. In addition, the Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.
(c)    Indemnification by Borrower. The Borrower shall indemnify the Administrative Agent and each Lender, within ten days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by the Administrative Agent or such Lender, as the case may be, on or with respect to any payment by or on account of any obligation of the Borrower hereunder (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section 2.13) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.
(d)    Receipts. As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.
(e)    Exemptions. Upon becoming a party to this Agreement, each Lender represents and warrants to the Borrower that it is, on the date such Lender becomes a party hereto, entitled to complete exemption from withholding tax under the laws of the jurisdiction in which the Borrower is located, or under any treaty to which such jurisdiction is a party, for payments made to it by the Borrower hereunder. Any Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which the Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law, such properly completed and executed documentation prescribed by applicable law or reasonably requested by the Borrower as will permit such payments to be made without withholding or at a reduced rate.
(f)    FATCA. If a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.
(g)    Refunds or Credits. If any Lender or the Administrative Agent (i) receives a refund from a taxation authority in respect of any Indemnified Taxes or Other Taxes with respect to which the Borrower has paid additional amounts hereunder or (ii) claims any credit or other tax benefit (such credit to include any increase in any foreign tax credit) with respect to any Taxes or Other Taxes for which it has been indemnified by the Borrower and with respect to which the Borrower has paid additional amounts hereunder which refund, credit or other tax benefit in the sole judgment of such Lender or the Administrative Agent is directly attributable to any such Indemnified Tax or Other Tax paid, such Lender or the Administrative Agent shall promptly pay over to the Borrower the amount of such refund, credit or other tax benefit (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower with respect to the Indemnified Taxes or Other Taxes giving rise to such refund or credit), net of all out-of-pocket expenses (including any taxes on a refund or on interest received or credited) which such Lender or the Administrative Agent certifies that it has reasonably determined to have been incurred in connection with obtaining such refund, credit or other tax benefit; provided, however, that (i) the Borrower agrees to repay, upon the request of such Lender or the Administrative Agent, the amount paid over to the Borrower (plus penalties, interest or other charges) to such Lender or the Administrative Agent in the event such Lender or the Administrative Agent is required to repay such refund or credit to such tax authority, (ii) such Lender or the Administrative Agent, as the case may be, shall have no obligation to cooperate with respect to any contest (or continue to cooperate with respect to any contest), or to seek or claim any refund, credit or other tax benefit if such Lender or the Administrative Agent determines that its interest would be materially adversely affected by so cooperating (or continuing to cooperate) or by seeking or claiming any such refund, credit or other tax benefit and (iii) the Borrower shall not have any right to examine the tax returns or other records of any Lender or the Administrative Agent or to obtain any information with respect thereto by reason of the provisions of this Section or any judgment or determination made by any Lender or the Administrative Agent pursuant to this Section.
Section 2.14    Payments Generally; Pro Rata Treatment; Sharing of Set-offs.
(a)    Manner of Payment. The Borrower shall make each payment (including prepayment) required to be made by it hereunder and under the other Loan Documents (whether of principal, interest, fees or of amounts payable under Section 2.11, Section 2.12 or Section 2.13, or otherwise) prior to 12:00 noon, New York, New York time, on the date when due, in immediately available funds, without set‑off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent pursuant to the instructions provided by the Administrative Agent, except that payments pursuant to Section 2.11, Section 2.12, Section 2.13 and Section 10.03 shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute, in like funds, any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof.
(b)    Payments on Non-Business Days. If any payment hereunder (other than payments on the Eurodollar Loans) becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day. If any payment on a Eurodollar Loan becomes due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day unless the result of such extension would be to extend such payment into another calendar month, in which event such payment shall be made on the immediately preceding Business Day. In the case of any extension of any payment of principal pursuant to the preceding two sentences, interest thereon shall be payable at the then applicable rate during such extension.
(c)    Pro Rata Treatment. Except to the extent otherwise provided herein: (i) the Borrowing of Delayed Draw Loans from the Lenders under Section 2.01 hereof shall be made from the relevant Lenders pro rata according to the amounts of their respective Delayed Draw Commitments; (ii) the conversion and continuation of Loans of a particular Type (other than conversions provided for by Section 2.10 hereof) shall be made pro rata among the Lenders according to the amounts of their Loans; (iii) each payment or prepayment of principal of Loans shall be made for account of the Lenders and each payment of the Prepayment Fee, pro rata in accordance with the respective unpaid principal amounts of the Loans held by them; and (iv) each payment of interest on Loans by the Borrower shall be made for account of the Lenders pro rata in accordance with the amounts of interest on such Loans then due and payable to the Lenders.
(d)    Manner of Application if Insufficient Funds. If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal then due to such parties.
(e)    Sharing of Payments. If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans; provided, that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or the other Loan Documents or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant, other than to the Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply). The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set‑off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.
(f)    Presumption by Administrative Agent. Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.
(g)    Withholding by Administrative Agent of Certain Payments. If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.11(f) or Section 2.11(i), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender's obligations under such Sections until all such unsatisfied obligations are fully paid.
(h)    Application of Proceeds. All amounts received under the Subsidiary Guarantee shall first be applied as payment of the accrued and unpaid fees of the Administrative Agent hereunder and then to all other unpaid or unreimbursed Obligations (including reasonable attorneys' fees and expenses) owing to the Administrative Agent in its capacity as Administrative Agent only and then any remaining amount of such proceeds shall be distributed to the Lenders, pro rata in accordance with the respective unpaid amounts of Obligations, until all the Obligations have been paid and satisfied in full or cash collateralized. Notwithstanding anything to the contrary contained in this Section 2.14(h), Excluded Swap Obligations with respect to any Obligor shall not be paid with amounts received from such Obligor.
(i)    Return of Proceeds. If at any time payment, in whole or in part, of any amount distributed by the Administrative Agent hereunder is rescinded or must otherwise be restored or returned by the Administrative Agent as a preference, fraudulent conveyance, or otherwise under any bankruptcy, insolvency, or similar law, then each Person receiving any portion of such amount agrees, upon demand, to return the portion of such amount it has received to the Administrative Agent together with a pro rata portion of any interest paid by or other charges imposed on the Administrative Agent in connection with such rescinded or restored payment.
Section 2.15    Mitigation Obligations; Replacement of Lenders.
(a)    Change of Lending Office. If any Lender requests compensation under Section 2.11, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.13, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.11 or Section 2.13, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.
(b)    Replacement of Lenders. If any Lender requests compensation under Section 2.11, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.13, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 10.04), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided, that (i) the Borrower shall have received the prior written consent of the Administrative Agent, which consent shall not unreasonably be withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts) and (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.11 or payments required to be made pursuant to Section 2.13, such assignment will result in a reduction in such compensation or payments. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.
Section 2.16    Delayed Draw Commitment Fee. The Borrower shall pay to the Administrative Agent, for the pro rata benefit of the Lenders having Delayed Draw Commitments, a fee equal to the Delayed Draw Commitment Fee Rate times the average daily undrawn amount of the Delayed Draw Commitment for the applicable quarter. Such fee shall be payable quarterly in arrears, on the last day of each March, June, September and December until and upon the termination of the Delayed Draw Commitment.
Section 2.17    Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:
(a)    Suspension of Commitment Fees. Fees set forth in Section 2.16 shall cease to accrue on the unfunded portion of the Delayed Draw Commitment of such Defaulting Lender;
(b)    Suspension of Voting. The Delayed Draw Commitment and the Loans of such Defaulting Lender shall not be included in determining whether all Lenders or the Required Lenders have taken or may take any action hereunder (including any consent to any amendment or waiver pursuant to Section 10.02), provided that (i) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender which affects such Defaulting Lender differently than other affected Lenders shall require the consent of such Defaulting Lender, (ii) the Delayed Draw Commitment of a Defaulting Lender cannot be increased without its consent, (iii) the principal amount of any Loan owing to a Defaulting Lender cannot be forgiven without its consent, and (iv) except as otherwise provided in the proviso of Section 10.02(b)(ii), the extension of any maturity date of any Loan owing to a Defaulting Lender cannot be extended without its consent.
(c)    Setoff against Defaulting Lenders. Any amount payable to a Defaulting Lender hereunder (whether on account of principal, interest, fees or otherwise and including any amount that would otherwise be payable to such Defaulting Lender pursuant to Section 2.14(c) but excluding Section 2.15(b)) shall, in lieu of being distributed to such Defaulting Lender, be retained by the Administrative Agent in a segregated account and, subject to any applicable requirements of law, be applied at such time or times as may be determined by the Administrative Agent: (i) first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder, (ii) second, to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent, (iii) third, if so determined by the Administrative Agent and the Borrower, held in such account as cash collateral for future funding obligations of the Defaulting Lender under this Agreement, (iv) fourth, pro rata, to the payment of any amounts owing to the Borrower or the Lenders as a result of any judgment of a court of competent jurisdiction obtained by the Borrower or any Lender against such Defaulting Lender as a result of such Defaulting Lender's breach of its obligations under this Agreement and (v) fifth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if such payment is (x) a prepayment of the principal amount of any Loans and (y) made at a time when the conditions set forth in Section 4.01 are satisfied, such payment shall be applied solely to prepay the Loans of, and reimbursement obligations owed to, all non-Defaulting Lenders pro rata prior to being applied to the prepayment of any Loans, or reimbursement obligations owed to, any Defaulting Lender.
(d)    Remedy of Defaulting Lender Status. In the event that each of the Administrative Agent and the Borrower agree that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then on such date such Lender shall purchase at par such of the Loans of the other Lenders as the Administrative Agent shall determine may be necessary in order for such Lender to hold such Loans in accordance with its Applicable Percentage.
ARTICLE III

REPRESENTATIONS AND WARRANTIES
The Borrower represents and warrants to the Lenders that:
Section 3.01    Organization; Powers. Each of the Borrower and its Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, has all requisite power and authority to carry on its business as now conducted and, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required.
Section 3.02    Authorization; Enforceability. The Transactions are within the Obligors' corporate powers and have been duly authorized by all necessary corporate and, if required, shareholder action. Each of this Agreement and the other Loan Documents has been duly executed and delivered by each Obligor and constitutes a legal, valid and binding obligation of such Obligor, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors' rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.
Section 3.03    Governmental Approvals; No Conflicts. The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, (b) will not violate any applicable law or regulation or the charter, by‑laws or other organizational documents of the Borrower or any of its Subsidiaries or any order of any Governmental Authority, (c) are permitted by the ABL Credit Facility and the Public Bond Documents and will not otherwise violate or result in a default under any of the Public Bond Documents, the ABL Credit Facility or any other indenture, agreement or other instrument binding upon the Borrower or any of its Subsidiaries or its assets, or give rise to a right thereunder to require any payment to be made by the Borrower or any of its Subsidiaries, and (d) will not result in the creation or imposition of any Lien on any asset of the Borrower or any of its Subsidiaries.
Section 3.04    Financial Condition; No Material Adverse Change.
(a)    Financial Statements. The Borrower has heretofore furnished to the Lenders its consolidated balance sheet, statements of income, shareholders equity and cash flows and pro forma information as of and for the Fiscal Year ended December 28, 2014, reported on by Deloitte & Touche LLP, independent public accountants. Such financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of the Borrower and its consolidated Subsidiaries as of such dates and for such periods in accordance with GAAP, subject to year‑end audit adjustments.
(b)    No Material Adverse Change. Since December 28, 2014, there has been no event, development or circumstance that has had or could reasonably be expected to have a Material Adverse Effect.
(c)    No Material Undisclosed Liabilities. The Borrower does not have on the date of this Agreement any contingent liabilities, liabilities for taxes, unusual forward or long-term commitments or unrealized or anticipated losses from any unfavorable commitments in each case that are material, except as referred to or reflected in the balance sheets as at December 28, 2014.
Section 3.05    Properties.
(a)    Title to Properties. Borrower and its Subsidiaries has good and indefeasible title to, or valid leasehold interests in, all its real and personal property material to its business, except for defects in title that do not materially interfere with its ability to conduct its business as currently conducted or to utilize such properties for their intended purposes, free of all Liens other than those permitted by Section 6.08.
(b)    Intellectual Property. Each of Borrower and its Subsidiaries owns, or is licensed to use, all trademarks, trade names, copyrights, patents and other intellectual property material to its business as currently conducted except as could not reasonably be expected to result in a Material Adverse Effect. The use by the Borrower and its Subsidiaries of all other trademarks, trade names, copyrights, patents and other intellectual property does not (except as could not reasonably be expected to result in a Material Adverse Effect) infringe, dilute, misappropriate, or otherwise violate in any respect ("Infringe") upon the rights of any other Person in a manner that could reasonably be expected to materially impair the value of such intellectual property, taken as a whole, and, except as could not reasonably be expected to result in a Material Adverse Effect, no other Person is Infringing the intellectual property of the Borrower or any other its Subsidiaries. The Borrower's and its Subsidiaries' rights in and to any such intellectual property that is material to their business as currently conducted are not subject to any licensing agreement or similar arrangement that restricts the use thereof, other than restrictions that do not materially interfere with their ability to conduct their business as currently conducted.
Section 3.06    Litigation and Environmental Matters.
(a)    Litigation. There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of the Borrower, threatened against or affecting the Borrower or any of its Subsidiaries (i) as to which an adverse determination is reasonably likely and that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect or (ii) that involve this Agreement, the other Loan Documents or the Transactions.
(b)    Environmental Matters. Except with respect to any other matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, neither the Borrower nor any of its Subsidiaries (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability, (iii) has received notice of any claim with respect to any Environmental Liability or (iv) knows of any basis for any Environmental Liability.
(c)    Disclosed Matters. As of the Effective Date, except as set forth on Schedule 3.06, the Borrower and its Subsidiaries reasonably believe that the Disclosed Matters, individually and in the aggregate, will not have a Material Adverse Effect. Since the date of this Agreement, there has been no change in the status of the Disclosed Matters that, individually or in the aggregate, has resulted in, or materially increased the likelihood of, a Material Adverse Effect.
Section 3.07    Compliance with Laws and Agreements. Each of the Borrower and its Subsidiaries is in compliance with all laws, regulations and orders of any Governmental Authority applicable to it or its property and all indentures, agreements and other instruments binding upon it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. No Default or Event of Default has occurred and is continuing. Without limiting the generality of the foregoing, no Obligor, any of its Subsidiaries, any director or officer or, to the knowledge of any Officer of such Obligor, any employee, agent or Affiliate, is a Person that is, or is owned or controlled by Persons that are: (i) the subject of any Sanctions; or (ii) located, organized or resident in a Designated Jurisdiction, including, without limitation, Cuba, Iran, North Korea, Republic of Sudan, Crimea and Syria. Each Obligor, its Subsidiaries and their respective directors and officers and, to the knowledge of each Officer of such Obligor, their respective employees, agents and Affiliates are in compliance with applicable Sanctions in all material respects. Each Obligor has implemented and maintains in effect policies and procedures designed to ensure compliance by such Obligor, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws. None of (a) any Obligor, any of its Subsidiaries or any director or officer, or, to the knowledge of any Officer of such Obligor, any employee, agent or Affiliate, or (b) to the knowledge of any Officer of an Obligor, any agent of any Obligor, or any Subsidiary of any Obligor that will act in any capacity in connection with or benefit from the credit facility established hereby is in violation of AML Laws or Anti-Corruption Laws. Neither the making of any Loan, the use of proceeds or any of the foregoing or other transaction contemplated by this Agreement will result in the violation of AML Laws or Anti-Corruption Laws by any Person participating in the transactions contemplated by this Agreement, whether as lender, borrower, guarantor, agent or otherwise.
Section 3.08    Investment Company Status. Neither the Borrower nor any of its Subsidiaries is an "investment company" as defined in, or subject to regulation under, the Investment Company Act of 1940.
Section 3.09    Taxes. Each of the Borrower and its Subsidiaries has timely filed or caused to be filed all Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it, except (a) Taxes that are being contested in good faith by appropriate proceedings and for which the Borrower or such Subsidiary, as applicable, has set aside on its books adequate reserves or (b) to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse Effect.
Section 3.10    ERISA. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect. The present value of all accumulated benefit obligations under each Plan (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87), individually and in the aggregate, did not, as of the date of the most recent financial statements reflecting such amounts, exceed the fair market value of the assets of such Plan or Plans by an amount which could reasonably be expected to result in a Material Adverse Effect.
Section 3.11    Disclosure. The Borrower and its Subsidiaries have disclosed to the Lenders all agreements, instruments and corporate or other restrictions to which they are subject, and all other matters known to them, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. No report, financial statement, certificate or other information furnished by or on behalf of the any Obligor to the Administrative Agent or any Lender in connection with the Transactions or delivered hereunder (as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, that, with respect to projected financial information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.
Section 3.12    Margin Regulations. Neither the Borrower nor any of its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose, whether immediate, incidental or ultimate, of "buying" or "carrying" "margin stock" within the meaning of each of the quoted terms under Regulation U as now and from time to time hereafter in effect, and no part of the proceeds of any extension of credit hereunder will be used to "buy" or "carry" any "margin stock".
Section 3.13    Material Agreements and Liens.
(a)    Indebtedness. Part A of Schedule 3.13 hereto is a complete and correct list, as of the Effective Date, of each credit agreement, loan agreement, indenture, note purchase agreement, guarantee, letter of credit or other arrangement providing for or otherwise relating to any Indebtedness or any extension of credit (or commitment for any extension of credit) to, or guarantee by, the Borrower or any of its Subsidiaries the aggregate principal or face amount of which equals or exceeds (or may equal or exceed) $20,000,000 and the aggregate principal or face amount outstanding or that may become outstanding under each such arrangement is correctly described in Part A of said Schedule 3.13.
(b)    Liens. Part B of Schedule 3.13 hereto is a complete and correct list, as of the Effective Date, of each Lien securing Indebtedness described in Part A of Schedule 3.13 of any Person covering any property of the Borrower or any of its Subsidiaries, and the aggregate Indebtedness secured (or which may be secured) by each such Lien and the property covered by each such Lien is correctly described in Part B of said Schedule 3.13.
Section 3.14    Subsidiaries, etc. Set forth on Schedule 3.14 hereto is a complete and correct list, as of the Effective Date, of all of the Subsidiaries of the Borrower, together with, for each Subsidiary, (i) the type of entity and jurisdiction of organization of such Subsidiary, (ii) each Person holding ownership interests in such Subsidiary, (iii) the nature of the ownership interests held by each such Person and the percentage of ownership of such Subsidiary represented by such ownership interests and (iv) whether such Subsidiary is an Unrestricted Subsidiary. Except as disclosed on Schedule 3.14 hereto, (x) each of the Borrower and its Restricted Subsidiaries owns, free and clear of Liens (other than Permitted Liens), and has the unencumbered right to vote, all outstanding ownership interests in each Person (other than an Unrestricted Subsidiary) shown to be held by on Schedule 3.14 hereto (except to the extent such ownership shall have been sold or transferred in a transaction permitted under Article VI) and (y) all of the issued and outstanding capital stock of each such Person organized as a corporation is validly issued, fully paid and nonassessable.
Section 3.15    Solvency. Immediately after the consummation of the Transactions to occur on the Effective Date, (a) the fair value of the assets of the Borrower, at a fair valuation, will exceed its debts and liabilities, subordinated, contingent or otherwise; (b) the present fair saleable value of the property of the Borrower will be greater than the amount that will be required to pay the probable liability of its debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (c) the Borrower will be able to pay its debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured and (d) the Borrower will not have unreasonably small capital with which to conduct the business in which it is engaged as such business is now conducted and is proposed to be conducted after the Effective Date. The Borrower does not intend to, and the Borrower does not believe that it or any of its Restricted Subsidiaries will, incur debts beyond its ability to pay such debts as they mature, taking into account the timing of and amounts of cash to be received by it or any such Restricted Subsidiary (whether from anticipated refinancings, asset sales, capital contributions or otherwise) and the timing of the amounts of cash to be payable on or in respect of its Indebtedness or the Indebtedness of any such Restricted Subsidiary.
Section 3.16    Labor Matters. On and as of the Effective Date, there are no material strikes, lockouts or slowdowns against the Borrower or any of its Subsidiaries pending or, to the knowledge of the Borrower, threatened, which could reasonably be expected to result in a Material Adverse Effect.
Section 3.17    Insurance. The Borrower will maintain with financially sound and reputable carriers having a financial strength rating of at least A- by A.M. Best Company insurance in such amounts (with no greater risk retention) and against such risks (including loss or damage by fire and loss in transit; theft, burglary, pilferage, larceny, embezzlement, and other criminal activities; business interruption; and general liability) and such other hazards, as is customarily maintained by companies of established repute engaged in the same or similar businesses operating in the same or similar locations. The Borrower will furnish to the Administrative Agent, upon the reasonable request of the Administrative Agent, information in reasonable detail as to the insurance so maintained. As of the Effective Date, all premiums in respect of such insurance that are due and payable have been paid. The Borrower believes that the insurance maintained by or on behalf of the Borrower is adequate.
ARTICLE IV

CONDITIONS
Section 4.01    Effective Date. This Agreement shall not be effective to amend and restate the Existing Term Loan Agreement in its entirety as provided herein and the obligation of the Lenders to make Delayed Draw Loans shall not become effective until the date (the "Effective Date") on which each of the following conditions is satisfied (or waived in accordance with Section 10.02):
(a)    Execution of Agreement. The Administrative Agent (or its counsel) shall have received from the Borrower and each Lender either (i) a counterpart of this Agreement signed on behalf of such party or (ii) written evidence satisfactory to the Administrative Agent (which may include telecopy or other electronic transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement.
(b)    Corporate Documents. The Administrative Agent shall have received such documents and certificates as the Administrative Agent or its counsel may reasonably request relating to the organization, existence and good standing of the Borrower, the authorization of the Transactions and any other legal matters relating to the Borrower, this Agreement, the other Loan Documents or the Transactions, all in form and substance satisfactory to the Administrative Agent and its counsel.
(c)    Opinion of Counsel to the Borrower. The Administrative Agent shall have received a favorable written opinion (addressed to the Administrative Agent and the Lenders and dated the Effective Date) of counsel for the Borrower, addressing the matters relating to the Borrower set forth in Sections 3.01, 3.02, 3.03 and 3.08 and covering such other matters relating to the Borrower, this Agreement, the other Loan Documents or the Transactions as the Required Lenders shall reasonably request (and the Borrower hereby requests such counsel to deliver such opinion).
(d)    Fees, etc. The Administrative Agent shall have received reimbursement or payment of all out‑of‑pocket expenses required to be reimbursed or paid by the Borrower hereunder.
(e)    Approvals. All governmental and third party approvals necessary, or as reasonably determined by the Administrative Agent and the Borrower, advisable in connection with the Transactions shall have been obtained and be in full force and effect.
(f)    Default; Representations and Warranties. No Default nor any Event of Default (as each such term is defined in the Existing Term Loan Agreement) shall exist immediately prior to the Effective Date and all representations and warranties set forth herein shall be true and correct in all material respects on and as of the Effective Date, except to the extent that such representations and warranties relate specifically to another date in which case such representations and warranties shall be true and correct in all material respects as of such other date specified; and
(g)    Additional Information. The Administrative Agent shall have received shall have received such additional documentation and information as the Administrative Agent or its legal counsel may reasonably request.
The Administrative Agent shall notify the Borrower and the Lenders of the date when it receives all documents required to be delivered and all fees required to be paid under this Section 4.01 which date shall be the "Effective Date", and such notice shall be conclusive and binding. If the Effective Date does not occur on or prior to June 30, 2015, this Agreement shall not amend and restated the Existing Term Loan Agreement.
ARTICLE V

AFFIRMATIVE COVENANTS
Until the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full, the Borrower covenants and agrees with the Lenders that:
Section 5.01    Financial Statements and Other Information. The Borrower will furnish to the Administrative Agent and each Lender:
(a)    Annual Audited Financial Statements. On or before the date such financial statements are required to be filed with the SEC (or, if such financial statements are not required to be filed with the SEC, on or before the date that is 90 days after the end of each Fiscal Year of the Borrower), the following:
(i)    the audited consolidated balance sheet and related statements of operations, shareholders' equity and cash flows of the Borrower and its Subsidiaries as of the end of and for such year, setting forth in each case in comparative form the corresponding consolidated figures for the previous Fiscal Year, all reported on by Deloitte & Touche LLP or other independent public accountants of recognized national standing (without a "going concern" or like modification, qualification or exception (other than a "going concern" qualification or exception solely as a result of the upcoming maturity of the Loans on the Maturity Date) and without any modification, qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Borrower and its Subsidiaries on a consolidated basis in accordance with GAAP consistently applied (excluding copies of any such financial statements that are publicly available from the SEC on EDGAR, so long as a notification has been sent to the Administrative Agent within two days after such financial statements become publicly available, stating that such financial statements have been filed with the SEC and are publicly available on EDGAR), and
(ii)    the unaudited consolidated balance sheet and related statements of operations and cash flows of the Borrower and its Restricted Subsidiaries as of the end of and for such year, certified by one of its Financial Officers as presenting fairly in all material respects the financial condition and results of operations of the Borrower and its Restricted Subsidiaries on a consolidated basis in accordance with GAAP consistently applied;
(b)    Quarterly Financial Statements. On or before the date such financial statements are required to be filed with the SEC (or, if such financial statements are not required to be filed with the SEC, on or before the date that is 45 days after the end of each of the first three fiscal quarters of each Fiscal Year of the Borrower), the unaudited consolidated balance sheet and related statements of operations and cash flows of the Borrower and its Subsidiaries (and, separately stated, of the Borrower and its Restricted Subsidiaries without comparative data) as of the end of and for such fiscal quarter and the then elapsed portion of the Fiscal Year, setting forth in each case in comparative form the corresponding consolidated figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous Fiscal Year certified by one of its Financial Officers and presenting fairly in all material respects the financial condition and results of operations of the Borrower and its Subsidiaries (and of the Borrower and its Restricted Subsidiaries, as the case may be) on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end adjustments and the absence of footnotes (excluding copies of any such financial statements that are publicly available from the SEC on EDGAR, so long as a notification has been sent to the Administrative Agent within two days after such financial statements become publicly available, stating that such financial statements have been filed with the SEC and are publicly available on EDGAR);
(c)    Compliance Statements. Concurrently with any delivery of financial statements under clause (a) or (b) above, a Compliance Certificate executed by a Financial Officer of the Borrower certifying (i) as to whether a Default or Event of Default has occurred and, if a Default or Event of Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto and (ii) setting forth reasonably detailed calculations demonstrating compliance (to the extent required) with the covenant contained in Section 6.14(a);
(d)    Accountant No Default Certificate. Concurrently with any delivery of financial statements under clause (a) above, to the extent not available in the Borrower's Annual Report on Form 10-K or Quarterly Report on Form 10-Q, in either case filed with the SEC, a certificate of the accounting firm that reported on such financial statements stating whether they obtained knowledge during the course of their examination of such financial statements of any Default or Event of Default (which certificate may be limited to the extent required by accounting rules or guidelines);
(e)    Other Reports. Promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed (excluding copies of any reports, statements or other materials that are publicly available from the SEC on EDGAR, so long as a notification has been sent to the Administrative Agent within two days after such reports, statements or other materials become publicly available, stating that such reports, statements and/or other materials have been filed with the SEC and are publicly available on EDGAR) by the Borrower or any Subsidiary with the SEC, or any Governmental Authority succeeding to any or all of the functions of the SEC, or with any national securities exchange, or distributed by the Borrower to its shareholders generally, as the case may be; and
(f)    Other Information. Promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of the Borrower or any Subsidiary, or compliance with the terms of this Agreement, as the Administrative Agent or any Lender may reasonably request, provided that information required to be delivered pursuant to this Sections 5.01(a), (b) and (e) shall be deemed to have been delivered on the date on which such information has been posted on the SEC website on the Internet (www.sec.gov), or at another website accessible by the Lenders without charge that has been identified by written notice from the Borrower to the Administrative Agent.
Section 5.02    Notices of Material Events. The Borrower will furnish to the Administrative Agent and each Lender prompt written notice of the following:
(a)    the occurrence of any Default or Event of Default;
(b)    the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting any Obligor or any Affiliate thereof that, if adversely determined, could reasonably be expected to result in a Material Adverse Effect;
(c)    the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect; and
(d)    any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect.
Each notice delivered under this Section 5.02 shall be accompanied by a statement of a Financial Officer or other executive officer of the Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.
Section 5.03    Existence; Conduct of Business. Subject to Sections 6.06 and 6.11, the Borrower will do or cause to be done all things necessary to preserve and keep in full force and effect its corporate existence and that of each Restricted Subsidiary and the corporate rights (charter and statutory) licenses and franchises of the Borrower and each Restricted Subsidiary; provided, however, that the Borrower shall not be required to preserve any such existence (except the Borrower), right, license or franchise if the Board of Directors of the Borrower shall determine that the preservation thereof is no longer desirable in the conduct of the business of the Borrower and each of its Restricted Subsidiaries, taken as a whole, and that the loss thereof is not, and will not be, disadvantageous in any material respect to the Lenders
Section 5.04    Payment of Obligations. The Borrower will pay or discharge or cause to be paid or discharged, before the same shall become delinquent, (i) all material taxes, assessments and governmental charges levied or imposed upon the Borrower or any Subsidiary or upon the income, profits or property of the Borrower or any Subsidiary and (ii) all lawful claims for labor, materials and supplies, which, if unpaid, might by law become a material liability or lien upon the property of the Borrower or any Restricted Subsidiary; provided, however, that the Borrower shall not be required to pay or discharge or cause to be paid or discharged any such tax, assessment, charge or claim whose amount, applicability or validity is being contested in good faith by appropriate proceedings and for which appropriate reserves, if necessary (in the good faith judgment of management of the Borrower) are being maintained in accordance with GAAP.
Section 5.05    Maintenance of Properties. The Borrower will cause all material properties owned by the Borrower or any Restricted Subsidiary or used or held for use in the conduct of its business or the business of any Restricted Subsidiary to be maintained and kept in normal condition, repair and working order and will cause to be made all necessary repairs, renewals, replacements, betterments and improvements thereof, all as in the judgment of the Borrower may be necessary so that the business carried on in connection therewith may be properly conducted at all times; provided, however, that nothing in this Section shall prevent the Borrower or any of its Restricted Subsidiaries from discontinuing the maintenance of any of such properties if such discontinuance is, in the judgment of the Borrower, desirable in the conduct of its business or the business of any Restricted Subsidiary and not adverse in any material respect to the Lenders.
Section 5.06    Insurance. To the extent available at commercially reasonable rates, the Borrower will maintain, and will cause its Restricted Subsidiaries to maintain, insurance with responsible carriers against such risks and in such amounts, and with such deductibles, retentions, self-insured amounts and co-insurance provisions, as are customarily carried by similar businesses, of similar size in their country of organization, including professional and general liability, property and casualty loss, workers' compensation and interruption of business insurance. In the event the Borrower determines that insurance satisfying the first sentence of this Section 5.06 is not available at commercially reasonable rates, it shall provide an Officers' Certificate to such effect to the Administrative Agent and the Administrative Agent may conclusively rely on the determinations set forth therein.
Section 5.07    Compliance with Laws. The Borrower shall comply, and shall cause each of its Restricted Subsidiaries to comply, with all applicable statutes, rules, regulations, orders and restrictions of the United States of America, all states and municipalities thereof, and of any governmental regulatory authority, in respect of the conduct of their respective businesses and the ownership of their respective properties, except for such noncompliances as would not in the aggregate have a Material Adverse Effect. Each Obligor will maintain in effect and enforce policies and procedures designed to ensure compliance by such Obligor, its Subsidiaries and directors, officers, employees and agents with Sanctions and Anti-Corruption Laws.
Section 5.08    Books and Records; Inspection Rights. The Borrower will, and will cause each of its Restricted Subsidiaries to, keep proper books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities. The Borrower will, and will cause each of its Restricted Subsidiaries to, permit any representatives designated by the Administrative Agent or any Lender, upon reasonable prior notice, to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times and as often as reasonably requested.
Section 5.09    Use of Proceeds. The proceeds of the Loans were and will be used for general corporate purposes of the Borrower and its Restricted Subsidiaries. No part of the proceeds of any Loan was or will be used, directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board, including Regulations T, U and X. No Obligor will, directly or indirectly, use the proceeds of Loans, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other Person, (i) to fund any activities or business of or with any Person, or in any country or territory, that, at the time of such funding, is, or whose government is, the subject of Sanctions except as authorized under Sanctions, or (ii) in any other manner that would result in a violation of Sanctions by any Person (including any Person participating in the Loans, whether as underwriter, advisor, investor or otherwise). No Obligor will request any Loan, and no Obligor shall use, or shall procure that its Subsidiaries and its or their respective directors, officers, employees, Affiliates and agents shall use, directly or indirectly, the proceeds of any Loan, or lend, contribute or otherwise make available such proceeds to any Subsidiary, other Affiliate, joint venture partner or other Person, in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Sanctions or any Anti-Corruption Laws.
Section 5.10    General Further Assurances. Borrower will, and will cause each Subsidiary who is an Obligor to, execute any and all further documentation and take all such further actions, which may be required under any applicable law, or which the Administrative Agent may reasonably request, to effectuate the transactions contemplated by the Loan Documents, all at the expense of the Borrower.
ARTICLE VI

NEGATIVE COVENANTS
Until the principal of and interest on each Loan and all fees payable hereunder have been paid in full, the Borrower covenants and agrees with the Lenders that:
Section 6.01    Limitation on Restricted Payments.
(a)    Restricted Payments. The Borrower will not, and will not permit any Restricted Subsidiary, directly or indirectly, to:
(i)    declare or pay any dividend or make any distribution on or in respect of its Capital Stock, as applicable (including any payment in connection with any merger or consolidation involving the Borrower or its Restricted Subsidiaries) except (x) dividends or distributions payable solely in Capital Stock of the Borrower (other than Disqualified Stock) or in options, warrants or other rights to purchase such Capital Stock of the Borrower and (y) dividends or distributions payable to the Borrower or a Restricted Subsidiary (and, if such Restricted Subsidiary is not directly or indirectly owned 100% by the Borrower, to its other stockholders on a pro rata basis),
(ii)    purchase, redeem, retire or otherwise acquire for value any of the Capital Stock of the Borrower held by Persons other than the Borrower or any Restricted Subsidiary of the Borrower,
(iii)    purchase, repurchase, redeem, prepay interest, defease or otherwise acquire or retire for value, prior to scheduled maturity, scheduled repayment or scheduled sinking fund payment, any Subordinated Indebtedness or Guarantor Subordinated Indebtedness (other than (a) Indebtedness of the Borrower owing to and held by any Restricted Subsidiary or Indebtedness of a Subsidiary Guarantor owing to and held by the Borrower or any other Restricted Subsidiary, (b) the redemption, purchase, repurchase or other acquisition or retirement for value of Subordinated Indebtedness or Guarantor Subordinated Indebtedness purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of purchase, repurchase or acquisition, (c) repayments from time to time of advances outstanding under revolving credit facilities, (d) repayments of Indebtedness of Foreign Subsidiaries that is Guaranteed by the Borrower or (e) repayments following the occurrence of a default or event of default under an indenture or other agreement relating to Indebtedness), or
(iv)    make any Restricted Investment in any Person (any such dividend, distribution, purchase, redemption, repurchase, defeasance, other acquisition, retirement or Investment referred to in clauses (i) through (iv) being herein referred to as a "Restricted Payment"), if at the time the Borrower or such Restricted Subsidiary makes such Restricted Payment:
(A)    a Default or an Event of Default shall have occurred and be continuing (or would result from the Restricted Payment);
(B)    the Borrower could not Incur at least an additional $1.00 of Indebtedness under Section 6.13(a); or
(C)    the aggregate amount of such Restricted Payment and all other Restricted Payments (the amount so expended, if other than in cash, to be determined in good faith by the Board of Directors, whose determination shall be conclusive and evidenced by a resolution of the Board of Directors) declared or made subsequent to December 28, 2014 would exceed the sum of:
(I)    $450,000,000.00;
(II)    50% of the Consolidated Net Income accrued during the period (treated as one accounting period) commencing on December 28, 2014 to the end of the most recent fiscal quarter ending prior to the date of such Restricted Payment as to which financial results are available (or, in case such Consolidated Net Income shall be a deficit, minus 100% of such deficit);
(III)    100% of the aggregate net proceeds, including cash and the fair market value of property other than cash, received by the Borrower from the issuance or sale of its Capital Stock or other capital contributions subsequent to December 28, 2014 (other than (a) an issuance or sale to a Subsidiary of the Borrower, (b) an issuance or sale to an employee stock ownership plan or other trust established by the Borrower or any of its Subsidiaries for the benefit of their employees to the extent the purchase by such plan or trust is financed by Indebtedness of such plan or trust and for which the Borrower or any Restricted Subsidiary is the lender or is liable as guarantor or otherwise, and (c) an issuance or sale of Capital Stock or capital contributions made in connection with the Transactions or (d) Disqualified Stock);
(IV)    the fair market value (as determined in good faith by the Board of Directors of the Borrower) of shares of the Borrower's Qualified Stock issued to acquire Additional Assets from a third party;
(V)    the sum of (i) the amount by which Indebtedness of the Borrower or its Restricted Subsidiaries is reduced on the Borrower's balance sheet upon the conversion or exchange (other than by a Subsidiary of the Borrower) subsequent to December 28, 2014, of any Indebtedness of the Borrower or its Restricted Subsidiaries convertible or exchangeable for Capital Stock of the Borrower (other than Disqualified Stock) (less the amount of any cash or other property (other than Capital Stock) distributed by the Borrower upon such conversion or exchange) and (ii) the aggregate net proceeds received by the Borrower (less any contingent amounts that the Borrower may be required to refund or return) upon the conversion or exchange (other than by a Subsidiary of the Borrower) subsequent to December 28, 2014 of any Indebtedness of the Borrower or its Restricted Subsidiaries convertible or exchangeable for Capital Stock (other than Disqualified Stock);
(VI)    the amount equal to the net reduction in Investments since December 28, 2014 in Unrestricted Subsidiaries resulting from (i) the sale (other than to the Borrower or a Restricted Subsidiary of the Borrower) of Capital Stock of an Unrestricted Subsidiary, (ii) a distribution or dividend received by the Borrower or a Restricted Subsidiary of the Borrower from an Unrestricted Subsidiary, (iii) repayments of loans or advances or other transfers of assets to the Borrower or any Restricted Subsidiary from Unrestricted Subsidiaries or (iv) the redesignation of Unrestricted Subsidiaries as Restricted Subsidiaries (valued in each case as provided in the definition of "Investment") not to exceed, in the case of any Unrestricted Subsidiary, the amount of Investments previously made by the Borrower or any Restricted Subsidiary in such Unrestricted Subsidiary, which amount was treated as a Restricted Payment (and, with respect to clauses (i), (ii), (iii) and (iv), without duplication of any amounts included in Consolidated Net Income); and
(VII)    to the extent that any Restricted Investment that was made after December 28, 2014 is sold or otherwise liquidated or repaid, the lesser of (A) the net proceeds of such sale, liquidation or repayment and (B) the net book value of such Restricted Investment.
(b)    Additional Permissions. The provisions of the foregoing paragraph (a) will not prohibit:
(i)    any purchase, defeasance or redemption of Capital Stock, Disqualified Stock, Subordinated Indebtedness or Guarantor Subordinated Indebtedness made by exchange for, or out of the proceeds of the substantially concurrent sale of, the Capital Stock of the Borrower (other than Disqualified Stock and other than Capital Stock issued or sold to one of the Borrower's Subsidiaries or an employee stock ownership plan or other trust established by the Borrower or any of its Subsidiaries for the benefit of their employees to the extent the purchase by such plan or trust is financed by Indebtedness by such plan or trust and for which the Borrower or any Restricted Subsidiary is the lender or is liable as a guarantor or otherwise); provided, however, that (A) such purchase, defeasance or redemption shall be excluded in subsequent calculations of the amount of Restricted Payments and (B) the Net Cash Proceeds from such sale of Capital Stock shall be excluded in calculations under Section 6.01(a)(iv)(C)(III);
(ii)    (A) any purchase, defeasance or redemption of Subordinated Indebtedness or Guarantor Subordinated Indebtedness made by exchange for, or out of the proceeds of the substantially concurrent sale of, Subordinated Indebtedness or (B) any purchase, defeasance or redemption of Guarantor Subordinated Indebtedness made by exchange for, or out of the proceeds of the substantially concurrent sale of Guarantor Subordinated Indebtedness that in each case constitutes Refinancing Indebtedness; provided, however, that (A) any such Subordinated Indebtedness or Guarantor Subordinated Indebtedness is subordinated to the Loans or Subsidiary Guarantee, as the case may be, at least to the same extent as such Indebtedness so purchased or redeemed and (B) such purchase, defeasance or redemption shall be excluded in subsequent calculations of the amount of Restricted Payments;
(iii)    the repurchase, redemption or other acquisition or retirement for value of Subordinated Indebtedness or Guarantor Subordinated Indebtedness pursuant to a "change of control" or "asset sale" covenant set forth in the indenture or other agreement pursuant to which the same is issued and such "change of control" and "asset sale" covenants are substantially identical in all material respects to the comparable provisions included herein; provided that such repurchase, redemption or other acquisition or retirement for value shall only be permitted if all of the terms and conditions in such provisions have been complied with and such repurchases, redemptions or other acquisitions or retirements for value are made in accordance with such indenture or other agreement pursuant to which the same is issued and provided further that the Borrower has repaid the Loans required to be repaid by the Borrower pursuant to the terms and conditions described in Section 6.04 or 6.06, as the case may be, prior to the repurchase, redemption or other acquisition or retirement for value of such Subordinated Indebtedness or Guarantor Subordinated Indebtedness pursuant to the "change of control" or "asset sale" covenant included in such indenture; provided that such repurchase, redemption or other acquisition shall be excluded in subsequent calculations of the amount of Restricted Payments;
(iv)    dividends paid within 60 days after the date of declaration thereof if at such date of declaration such dividend would have complied with the requirements of Section 6.01(a); provided, however, that such dividend shall be included in subsequent calculations of the amount of Restricted Payments;
(v)    any repurchase of an Equity Interest deemed to occur upon exercise of stock options if such Equity Interests represent a portion of the exercise price of such options; provided however, that such repurchases shall be excluded in subsequent calculations of the amount of Restricted Payments;
(vi)    the declaration and payment of dividends to holders of any class or series of Disqualified Stock of the Borrower issued in accordance with the terms of this Agreement to the extent such dividends are included in the definition of "Consolidated Interest Expense"; provided, however, that such dividends shall be excluded in subsequent calculations of the amount of Restricted Payments;
(vii)    Permitted Employee Payments; provided however, that the aggregate amount of Restricted Payments made under this clause (vii) shall not exceed $10,000,000 in any Fiscal Year (with unused amounts in any Fiscal Year carried over to the immediately succeeding Fiscal Year subject to a maximum of $20,000,000 in any Fiscal Year); provided, further, that such payments shall be excluded in subsequent calculations of the amount of Restricted Payments;
(viii)    the declaration and payment of dividends or distributions by the Borrower or a Restricted Subsidiary to, or the making of loans or advances to, Holdings in amounts required for Holdings to pay franchise, excise and similar taxes, and other fees, taxes and expenses required to maintain its corporate or other legal existence, and general corporate operating, administrative, compliance and overhead costs and expenses of Holdings to the extent such costs and expenses are attributable to the ownership or operation of the Borrower and its Subsidiaries; provided, however, that such dividends, distributions, loans or advances shall be excluded in subsequent calculations of the amount of Restricted Payments;
(ix)    the declaration and payment of dividends on the Borrower's Common Stock (or the payment of dividends to any direct or indirect parent company of the Borrower to fund a payment of dividends on such company's Borrower Stock), following the first public offering of the Borrower's Common Stock or the Common Stock of any direct or indirect parent company of the Borrower after the date of consummation of the Merger, of up to 6.0% per annum of the Net Cash Proceeds received by or contributed to the Borrower in or from any such public offering, other than public offerings with respect to the Borrower's Common Stock registered on Form S-4 or Form S-8; provided, however, that such dividends shall be excluded in subsequent calculations of the amount of Restricted Payments; or
(x)    the repurchase, redemption or other acquisition for value of Capital Stock of the Borrower representing fractional shares of such Capital Stock in connection with a stock dividend, split or combination or any merger, consolidation, amalgamation or other combination involving the Borrower; provided, however, that such repurchases, redemptions or other acquisitions for value shall be excluded in subsequent calculations of the amount of Restricted Payments.
(c)    In the event that a Restricted Payment or Permitted Investment meets the criteria of more than one of the types of Restricted Payments described in the above paragraphs (a) or (b) of this Section 6.01 or Permitted Investment described in the definition thereof, the Borrower and its Restricted Subsidiaries, in their sole discretion, may divide, classify or reclassify all or any portion of such Restricted Payment or Permitted Investment in any manner that complies with this Section 6.01 and such Restricted Payment or Permitted Investment shall be treated as having been made pursuant to only the clause or clauses of this Section 6.01 or of the definition of "Permitted Investment" to which such Restricted Payment or Permitted Investment has been classified or reclassified.
Section 6.02    Limitation on Sale/Leaseback Transactions. The Borrower will not, and will not permit any of its Restricted Subsidiaries to, enter into any Sale/Leaseback Transaction unless: (a) the Borrower or such Restricted Subsidiary, as the case may be, receives consideration at the time of such Sale/Leaseback Transaction at least equal to the fair market value (as evidenced by an Officers' Certificate signed by members of Senior Management and delivered to the Administrative Agent) of the property subject to such transaction; (b) the Borrower or such Restricted Subsidiary could have Incurred Indebtedness in an amount equal to the Attributable Debt in respect of such Sale/Leaseback Transaction under Section 6.13; (c) the Borrower or such Restricted Subsidiary would be permitted to create a Lien on the property subject to such Sale/Leaseback Transaction without securing the Loans pursuant to Section 6.08; and (d) the Sale/Leaseback Transaction is treated as an Asset Disposition and all of the conditions described in Section 6.04 (including the provisions concerning the application of Net Available Cash) are satisfied with respect to such Sale/Leaseback Transaction, treating all of the consideration received in such Sale/Leaseback Transaction as Net Available Cash for purposes of such covenant.
Section 6.03    Limitation on Restrictions on Distributions from Restricted Subsidiaries. The Borrower will not, and will not permit any Restricted Subsidiary to, create or otherwise cause or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to:
(a)    pay dividends or make any other distributions on its Capital Stock or pay any Indebtedness or other obligations owed to the Borrower or any other Restricted Subsidiary (it being understood that the priority of Preferred Stock in receiving dividends, or liquidating distributions prior to dividends or liquidating distributions being paid on Common Stock shall not be deemed a restriction on the ability to make distributions on Capital Stock),
(b)    make any loans or advances to the Borrower or any other Restricted Subsidiary (it being understood that the subordination of loans or advances made to the Borrower or any Restricted Subsidiary to other Indebtedness Incurred by the Borrower or any Restricted Subsidiary shall not be deemed a restriction on the ability to make loans or advances) or
(c)    transfer any of its property or assets to the Borrower or any other Restricted Subsidiary (it being understood that such transfers shall not include any type of transfer described in clause (a) or (b) above);
except:
(i)    any encumbrance or restriction (A) pursuant to an agreement in effect at or entered into on the Effective Date, including pursuant to this Agreement, the Public Bond Documents, the Subsidiary Guarantees, the ABL Credit Facility, the Securitization Facility or (B) of the type imposed by the Prior European Facility or (C) pursuant to any agreement or document governing or evidencing any Indebtedness incurred pursuant to the permissions of Section 6.13; provided that the encumbrances and restrictions contained in any such agreement or document that are permitted by this subclause (C) are no more restrictive than the encumbrances and restrictions imposed by the ABL Credit Facility;
(ii)    any encumbrance or restriction with respect to a Restricted Subsidiary pursuant to an agreement relating to any Capital Stock of or Indebtedness Incurred by such Restricted Subsidiary prior to the date on which such Restricted Subsidiary was acquired by the Borrower or a Restricted Subsidiary (other than Capital Stock issued or Indebtedness Incurred as consideration in, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of related transactions pursuant to which such Restricted Subsidiary became a Restricted Subsidiary or was acquired by the Borrower) and outstanding on such date;
(iii)    any encumbrance or restriction with respect to a Restricted Subsidiary pursuant to an agreement effecting a refinancing, refunding or replacement of Indebtedness Incurred pursuant to an agreement referred to in the preceding clauses (i) or (ii) or this clause (iii) or contained in any amendment, restatement, modification, renewal, supplement, rewriting, replacement or refinancing of an agreement referred to in the preceding clauses  (i) or (ii) or this clause (iii); provided, however, that the encumbrances and restrictions contained in any such agreement are not materially less favorable to the Lenders, taken as a whole, than the original encumbrances and restrictions contained in such agreements (as determined in good faith by the Board of Directors);
(iv)    in the case of clause (c) of this Section 6.03, any encumbrance or restriction (A) that restricts in a customary manner the subletting, assignment or transfer of any property or asset that is subject to a lease, license or similar contract, (B) by virtue of any transfer of, agreement to transfer, option or right with respect to, any property or assets of the Borrower or any Restricted Subsidiary not otherwise prohibited by this Agreement, (C) contained in security agreements securing Indebtedness of a Restricted Subsidiary to the extent such encumbrance or restrictions restrict the transfer of the property subject to such security agreements or the Equity Interests in the owner of such property or in any Subsidiary of the Borrower that owns a direct or indirect Equity Interest in such owner and (D) ordinary course provisions restricting the assignability of contracts;
(v)    any restriction with respect to a Restricted Subsidiary (or any of its property or assets) imposed pursuant to an agreement entered into for the sale or disposition of Capital Stock or assets of such Restricted Subsidiary (or the property or assets that are subject to such restriction) pending the closing of such sale or disposition;
(vi)    restrictions created in connection with a Qualified Receivables Transaction that, in the good faith determination of the Board of Directors, are necessary to effect such Qualified Receivables Transaction; provided that such restrictions apply only to such Receivables Entity;
(vii)    any customary provisions in leases, subleases or licenses and other agreements entered into by the Borrower or any Restricted Subsidiary in the ordinary course of business;
(viii)    any encumbrance or restriction pursuant to (x) other Indebtedness or Preferred Stock of a Restricted Subsidiary; provided that such encumbrances or restrictions will not materially affect the Borrower's ability to make anticipated principal and interest payments on the Loans (as determined in good faith by the Board of Directors of the Borrower) or (y) other Indebtedness or Preferred Stock of a Subsidiary Guarantor, in each case permitted to be Incurred pursuant to the provisions of Section 6.13;
(ix)    customary provisions in joint venture agreements and other similar agreements (including stockholder agreements) relating solely to such joint venture, in each case entered into in the ordinary course of business;
(x)    customary provisions contained in leases, licenses, contracts and other similar agreements entered into in the ordinary course of business to the extent such obligations impose restrictions of the type described in clause (c) above on the property subject to such lease, license, contract or other similar agreement;
(xi)    restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;
(xii)    customary provisions in operating or other similar agreements, asset sale agreements, and stock sale agreements entered into in connection with such transaction, which limitation is applicable only to the assets that are the subject of those agreements;
(xiii)    customary provisions restricting assignment of any agreement entered into in the ordinary course of business; and;
(xiv)    any restriction created by operation of applicable law.
Section 6.04    Limitation on Sales of Assets.
(a)    Asset Dispositions. The Borrower will not, and will not permit any Restricted Subsidiary to, make any Asset Disposition unless:
(i)    the Borrower or such Restricted Subsidiary, as the case may be, receives consideration (including by way of relief from, or by way of any other Person assuming sole responsibility for, any liabilities, contingent or otherwise) at least equal to the fair market value (such fair market value to be determined on the date of contractually agreeing to such Asset Disposition) (as determined in good faith by the Borrower's management, or if such Asset Disposition involves consideration in excess of $100,000,000, by a resolution of the Board of Directors set forth in an Officers' Certificate delivered to the Administrative Agent) of the assets subject to such Asset Disposition;
(ii)    at least 75% of the consideration from such Asset Disposition received by the Borrower or such Restricted Subsidiary, as the case may be, is in the form of cash or Temporary Cash Investments (except such requirement of cash or Temporary Cash Investments shall not apply to any property, plant, equipment or other facility closed and designated as unused, idle or obsolete by either Senior Management or by resolution of the Board of Directors, and in either case set forth in an Officers' Certificate delivered to the Administrative Agent); and
(iii)    an amount equal to 100% of the Net Available Cash from such Asset Disposition is applied by the Borrower (or such Restricted Subsidiary, as the case may be) as follows (it being understood that actions under clause (B) may occur prior to actions under clause (A)):
(A)    to the extent the Borrower or such Restricted Subsidiary elects (or is required by the terms of any Indebtedness), to prepay, repay or purchase Indebtedness (other than Disqualified Stock, Subordinated Indebtedness and Guarantor Subordinated Indebtedness) (and to correspondingly reduce commitments with respect thereto) within 365 days after the date of such Asset Disposition;
(B)    to the extent the Borrower or such Restricted Subsidiary elects, to reinvest in Additional Assets (including by means of an Investment in Additional Assets by a Restricted Subsidiary with Net Available Cash received by the Borrower or another Restricted Subsidiary) within 365 days from the date of such Asset Disposition; provided, that, at the option of the Borrower, to the extent that the Borrower or such Restricted Subsidiary has (x) at or before the consummation of an acquisition of Additional Assets, announced its intention to make an Asset Disposition in connection with such acquisition (an "Announced Asset Disposition") and (y) consummated such acquisition of Additional Assets during the period six months prior to the consummation of the Announced Asset Disposition, then the Borrower or such Restricted Subsidiary may deem the Net Available Cash from such Announced Asset Disposition to be reinvested for purposes of determining compliance with this clause (B) to the extent of the investment in such Additional Assets;
(C)    to the extent of the balance of such Net Available Cash after application in accordance with clauses (A) and (B), to make an offer to purchase the Loans and Pari Passu Indebtedness (including, without limitation, the Senior Notes due 2017, the Senior Notes due 2018, the Senior Notes due 2021 and the Senior Notes due 2022) with similar asset sale provisions, pro rata at 100% of the tendered principal amount thereof (or 100% of the accreted value of such other Pari Passu Indebtedness so tendered, if such Pari Passu Indebtedness was offered at a discount) plus accrued and unpaid interest, if any, thereon to the purchase date; and
(D)    to the extent of the balance of such Net Available Cash after application in accordance with clauses (A), (B) and (C) above, to fund (to the extent consistent with any other applicable provision of this Agreement) any corporate purpose; provided, however, that in connection with any prepayment, repayment or purchase of Indebtedness pursuant to clause (A) or (C) above, the Borrower or such Restricted Subsidiary will retire such Indebtedness and will cause the related loan commitment (if any) to be permanently reduced in an amount equal to the principal amount so prepaid, repaid or purchased.
Notwithstanding the foregoing provisions of this paragraph (a) of this Section 6.04, the Borrower and its Restricted Subsidiaries shall not be required to apply any Net Available Cash in accordance with this Section 6.04 except to the extent that the aggregate Net Available Cash from all Asset Dispositions that is not yet applied in accordance with this Section 6.04 exceeds $25,000,000.
(b)    Binding Commitment to Purchase. In the case of clause (a)(iii)(B) above, a binding commitment shall be treated as a permitted application of the Net Available Cash from the date of such commitment; provided that (A) such Net Available Cash is applied to acquire Additional Assets within 540 days of the Asset Disposition and (B) in the event such binding commitment is later canceled or terminated for any reason before such Net Available Cash is so applied, the Borrower or such Restricted Subsidiary may satisfy its obligations as to any Net Available Cash by entering into another binding commitment within 90 days of such cancellation or termination of the prior binding commitment and applying the Net Available Cash within 180 days of such subsequent binding commitment; provided further that the Borrower or such Restricted Subsidiary may only enter into such a commitment under the foregoing provision one time with respect to each Asset Disposition.
(c)    Application to the Loan; Offer to Purchase. In the event of an Asset Disposition that requires the repayment of Loans pursuant to clause (a)(iii)(C) above, the Borrower will be required to apply such Excess Proceeds (as defined below) to the repayment of the Loans and any other Pari Passu Indebtedness (including, without limitation, the Senior Notes due 2017, the Senior Notes due 2018, the Senior Notes due 2021 and the Senior Notes due 2022) outstanding with similar provisions requiring the Borrower to make an offer to purchase such Indebtedness with the proceeds from any Asset Disposition as follows: (A) the Borrower will make an offer to repay the Loans (an "Offer") within ten days of such time to all Lenders in accordance with the procedures set forth in this Agreement in the maximum principal amount (expressed as a multiple of $1,000) of Loans that may be repaid out of an amount (the "Loan Amount") equal to the product of such Excess Proceeds multiplied by a fraction, the numerator of which is the outstanding principal amount of the Loans and the denominator of which is the sum of the outstanding principal amount of the Loans and such Pari Passu Indebtedness and (B) to the extent required by such Pari Passu Indebtedness to permanently reduce the principal amount of such Pari Passu Indebtedness, the Borrower will make an offer to purchase or otherwise repurchase or redeem such Pari Passu Indebtedness (a "Pari Passu Offer") in an amount equal to the excess of the Excess Proceeds over the Loan Amount at a purchase price of 100% of their principal amount plus accrued and unpaid interest (or 100% of the accreted value of such Pari Passu Indebtedness, if such Pari Passu Indebtedness was offered at a discount) to the purchase date in accordance with the procedures (including prorating in the event of oversubscription) set forth herein with respect to the Offer and in the documentation governing such Pari Passu Indebtedness with respect to the Pari Passu Offer. If the aggregate purchase price of the Loans and Pari Passu Indebtedness tendered pursuant to the Offer and Pari Passu Offer is less than the Excess Proceeds, the remaining Excess Proceeds will be available to the Borrower for use in accordance with clause (a)(iii)(D) above. The Borrower shall not be required to make an Offer for Loans pursuant to this Section 6.04(c) if the Net Available Cash available therefor (after application of the proceeds as provided in clauses (a)(iii)(A) and (a)(iii)(B) above) ("Excess Proceeds") is less than $25,000,000 (which lesser amounts shall be carried forward for purposes of determining whether an Offer is required with respect to the Net Available Cash from any subsequent Asset Disposition).
(d)    Items Deemed Cash. For the purposes of this Section, the following are deemed to be cash: (x) the assumption of Indebtedness of the Borrower (other than Disqualified Stock or Subordinated Indebtedness) or Indebtedness of any Restricted Subsidiary (other than Guarantor Subordinated Indebtedness or Disqualified Stock of any Subsidiary Guarantor) and the release of the Borrower or such Restricted Subsidiary from all liability on such Indebtedness in connection with such Asset Disposition, (y) securities received by the Borrower or any Restricted Subsidiary from the transferee that are converted within 180 days by the Borrower or such Restricted Subsidiary into cash and (z) any Designated Non-cash Consideration received by the Borrower or any of the Restricted Subsidiaries in such Asset Disposition having an aggregate fair market value (as determined in good faith by management of the Borrower, or if such Asset Disposition involves consideration in excess of $100,000,000, by a resolution of the Board of Directors), taken together with all other Designated Non-cash Consideration pursuant to this clause (z) that is at that time outstanding, not to exceed 2.5% of Total Assets at the time of the receipt of such Designated Non-cash Consideration (with the fair market value of each item of Designated Non-cash Consideration being measured at the time received and without giving effect to subsequent changes in value). Upon the completion of the application of the Net Available Cash from any Asset Disposition pursuant to paragraph (a) above, the amount of Net Available Cash attributable to such Asset Disposition shall be deemed to be zero.
(e)    Securities Law Compliance. The Borrower will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repayment of Loans pursuant to this Section. To the extent that the provisions of any securities laws or regulations conflict with provisions of this Section, the Borrower will comply with the applicable securities laws and regulations and will not be deemed to have breached obligations of the Borrower described under this Section 6.04 by virtue of such conflict.
Section 6.05    Limitation on Transactions with Affiliates.
(a)    Limitation. The Borrower shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, enter into or conduct any transaction or series of transactions (including the purchase, sale, lease or exchange of any property or assets or the rendering of any service or the making of any Investment) with any Affiliate of the Borrower (an "Affiliate Transaction") on terms: (i) that are less favorable to the Borrower or such Restricted Subsidiary, as the case may be, than those that could be obtained at the time of such transaction in arm's−length dealings with a Person who is not an Affiliate and (ii) that, in the event such Affiliate Transaction involves an aggregate amount in excess of $50,000,000.00, are not in writing and have not been approved or negotiated and entered into on behalf of the Borrower or such Restricted Subsidiary by Senior Management acting pursuant to authorizing resolutions adopted by a majority of the members of the Board of Directors or by a majority of the members of the Board of Directors having no personal stake in such Affiliate Transaction (and such majority or majorities, as the case may be, determines that such Affiliate Transaction satisfies the criteria in clause (i) above). In addition, any Affiliate Transaction involving aggregate payments or other transfers by the Borrower and its Restricted Subsidiaries in excess of $100,000,000.00 will also require an opinion from an independent investment banking firm or appraiser, as appropriate, of national prominence, to the effect that the terms of such transaction are either (i) no less favorable to the Borrower or such Restricted Subsidiary, as the case may be, than those that could be obtained at the time of such transaction in arm's−length dealings with a Person who is not an Affiliate or (ii) fair to the Borrower or such Restricted Subsidiary, as the case may be, from a financial point of view.
(b)    Additional Permissions. The provisions of Section 6.05(a) shall not prohibit: (i) any Restricted Payment or Permitted Investment permitted to be paid pursuant to Section 6.01, (ii) the performance of the Borrower's or its Restricted Subsidiary's obligations under any collective bargaining agreement, employee benefit plan, related trust agreement or any other similar arrangement heretofore or hereafter entered into in the ordinary course of business, (iii) payment of reasonable fees and compensation to employees, officers or directors as determined in good faith by the Board of Directors or Senior Management (including indemnification to the fullest extent permitted by applicable law, directors' and officers' insurance and similar arrangements, employment contracts, non-competition and confidentiality agreements and similar instruments or payments) and entered into in the ordinary course of business, (iv) maintenance in the ordinary course of business of reasonable benefit programs or arrangements for employees, officers or directors, including vacation plans, health and life insurance plans, SERPs, split−dollar life insurance plans, deferred compensation plans, and retirement or savings plans and similar plans as determined in good faith by the Board of Directors or Senior Management, (v) any transaction between the Borrower and a Restricted Subsidiary or between Restricted Subsidiaries, (vi) transactions effected as part of a Qualified Receivables Transaction, (vii) any issuance by the Borrower of Capital Stock (other than Disqualified Stock) or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, stock options and stock ownership plans to the extent reasonable, as determined in good faith by the Board of Directors in the ordinary course of business, and loans or advances to employees, directors and officers in the ordinary course of business of the Borrower or its Restricted Subsidiaries consistent with past practices, (viii) transactions with customers, clients, suppliers, or purchasers or sellers of goods or services, in each case, in the ordinary course of business and otherwise in compliance with the terms of this Agreement which are fair to the Borrower or the Restricted Subsidiaries or are on terms at least as favorable as those that would have been obtained at such time from an unaffiliated third party, in the reasonable determination of the Board of Directors or the Senior Management thereof, (ix) any transaction in which the Borrower or any Restricted Subsidiary, as the case may be, delivers to the Administrative Agent a letter from an Independent Financial Advisor stating that such transaction is fair to the Borrower or such Restricted Subsidiary, as the case may be, from a financial point of view; (x) payments to or from, and transactions with, any joint venture or Unrestricted Subsidiary in the ordinary course of business, so long as any payment or transaction is not materially less favorable, taken as a whole, to the Borrower or any of its Restricted Subsidiaries in the good faith judgment of Senior Management as compared to a comparable payment or transaction between the Borrower or such Restricted Subsidiary and an unrelated Person; and (xi) any agreement as in effect on the Effective Date or any amendment thereto (so long as any such amendment is not disadvantageous to the Lenders in any material respect as compared to the applicable agreement as in effect on the Effective Date).
Section 6.06    Change of Control.
(a)    Require Repayment. Upon the occurrence of a Change of Control, each Lender shall have the right to require the Borrower to repay all or any part of such Lender's Loans in cash, plus accrued and unpaid interest on the amount repaid, to the date of repayment, any Prepayment Fee then due and any amount due under Section 2.12, if any; provided, however, that the Borrower shall not be obligated to repay the Loans pursuant to this Section 6.06 to the extent that the Borrower has exercised its right to repay the Loans pursuant to the terms of Section 2.07(a).
(b)    Repayment of Other Indebtedness. In the event that at the time of such Change of Control the terms of any Indebtedness restrict or prohibit the repayment of the Loans, then prior to the mailing of the notice to Lenders provided for in Section 6.06(c) but in any event within 30 days following any Change of Control, the Borrower shall either (i) repay in full all such Indebtedness or offer to repay in full all such Indebtedness and repay the Indebtedness of each lender who has accepted such offer or (ii) obtain the requisite consent under the agreements governing such Indebtedness to permit the repayment of the Loans as provided for in Section 6.06(c). The Borrower will first comply with the preceding sentence of this Section 6.06(b) before the Borrower will be required to make the Change of Control Offer or to repay the Loans pursuant to this Section 6.06; provided, that compliance with this clause (b) will not extend the time periods set forth in Section 6.06(c) for the Borrower to make an offer to repay the Loans in connection with a Change of Control.
(c)    Change of Control Offer. Subject to the provisions of Section 6.06(b), within 30 days following any Change of Control, the Borrower shall mail a notice (the "Change of Control Offer") to each Lender with a copy to the Administrative Agent stating:
(i)    that a Change of Control has occurred and that such Lender has the right to require the Borrower to repay such Lender's Loans in cash with accrued and unpaid interest, if any, to the date of repayment on the principal amount repaid, together with any Prepayment Fee due with respect thereto and other amounts due under Section 2.12;
(ii)    the circumstances and relevant facts and financial information regarding such Change of Control; and
(iii)    the repayment date (which shall be no earlier than 30 days nor later than 60 days from the date such notice is mailed) (the "Change of Control Payment Date").
(d)    Withdrawal of Acceptance. Each Lender will be entitled to withdraw its election if the Borrower receives, not later than one Business Day prior to the repayment date, a telegram, telex, facsimile transmission or letter from such Lender setting forth the name of such Lender and a statement that such Lender is withdrawing his election to have its Loans repaid. The Borrower will advise the Administrative Agent of the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.
(e)    Payment. On or before the Change of Control Payment Date, the Borrower shall: (i) accept for repayment the Loans or portions thereof offered pursuant to the Change of Control Offer, and (ii) deposit with the Administrative Agent money sufficient to pay the amount of the Loans to be repaid together with the accrued and unpaid interest, if any, to the date of repayment on the principal amount repaid, any Prepayment Fee due with respect thereto and other amounts due under Section 2.09.
(f)    Securities Law Compliance. The Borrower will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repayment of Loans pursuant to this Section 6.06. To the extent that the provisions of any securities laws or regulations conflict with provisions of this Section 6.06, the Borrower will comply with the applicable securities laws and regulations and will not be deemed to have breached obligations of the Borrower described under this Agreement by virtue thereof.
Section 6.07    Reserved.
Section 6.08    Limitation on Liens and Guarantees.
(a)    Limitation of Liens. The Borrower will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly create, incur, assume or suffer to exist any Lien (other than Permitted Liens) that secures obligations under any Indebtedness on any asset or property of the Borrower or such Restricted Subsidiary, including any Guarantee of such Restricted Subsidiary, or any income or profits therefrom, or assign or convey any right to receive income therefrom, unless the Obligations are equally and ratably secured with the obligations so secured (or senior to, in the event the Lien relates to Subordinated Indebtedness) or until such time as such obligations are no longer secured by a Lien. Notwithstanding the foregoing, Liens on assets transferred to a Receivables Entity or on assets of a Receivables Entity incurred in connection with a Qualified Receivables Transaction will not require such equal and ratable security.
(b)    Limitation on Issuances of Guarantees of Indebtedness by Restricted Subsidiaries. The Borrower will not permit any Restricted Subsidiary to Guarantee the payment of any Indebtedness of the Borrower or any Indebtedness of any other Restricted Subsidiary unless:
(i)    such Restricted Subsidiary simultaneously executes and delivers a Joinder Agreement providing for a Subsidiary Guarantee by such Restricted Subsidiary except that with respect to a guarantee of Indebtedness of the Borrower if such Indebtedness is by its express terms subordinated in right of payment to the Obligations, any such Guarantee of such Restricted Subsidiary with respect to such Indebtedness shall be subordinated in right of payment to such Restricted Subsidiary's Subsidiary Guarantee with respect to the Obligations substantially to the same extent as such Indebtedness is subordinated to the Obligations;
(ii)    such Restricted Subsidiary waives and will not in any manner whatsoever claim or take the benefit or advantage of, any rights of reimbursement, indemnity or subrogation or any other rights against the Borrower or any other Restricted Subsidiary as a result of any payment by such Restricted Subsidiary under its Subsidiary Guarantee; and
(iii)    such Restricted Subsidiary shall, upon the request of the Administrative Agent, deliver to the Administrative Agent an Opinion of Counsel to the effect that (A) such Joinder Agreement has been duly executed and authorized and (B) this Agreement, as modified by such Joinder Agreement, constitutes a valid, binding and enforceable obligation of such Restricted Subsidiary, except insofar as enforcement thereof may be limited by bankruptcy, insolvency or similar laws (including, without limitation, all laws relating to fraudulent transfers) and except insofar as enforcement thereof is subject to general principles of equity;
provided that this clause (b) shall not become applicable to any Guarantee of any Restricted Subsidiary:
(A)    that existed at the time such Person became a Restricted Subsidiary of the Borrower and was not Incurred in connection with, or in contemplation of, such Person becoming a Restricted Subsidiary of the Borrower or
(B)    that Guarantees the payment of obligations of the Borrower or any Restricted Subsidiary for Indebtedness having a maturity of less than 365 days or Indebtedness Incurred under clause (b)(i) or (b)(ix) of Section 6.13 or Indebtedness that is secured by a Lien Incurred exclusively under clauses (i) or (xvii) of the definition of "Permitted Liens"; provided that such Indebtedness incurred under this clause (B): (1) does not constitute Subordinated Indebtedness or (2) is not incurred pursuant to a registered offering of securities under the Securities Act or a private placement of securities (including under Rule 144A) pursuant to an exemption from the registration requirements of the Securities Act, which private placement provides for registration rights under the Securities Act.
Section 6.09    Limitation on Lines of Business. The Borrower will not, and will not permit any Restricted Subsidiary to, engage in any business other than a Related Business.
Section 6.10    Effectiveness of Covenants. The covenants described in Sections 6.01, 6.02, 6.03, 6.04, 6.05, 6.09 and 6.13 will no longer be in effect upon the Borrower reaching Investment Grade Status.
Section 6.11    Merger and Consolidation.
(a)    Borrower Merger and Consolidation. The Borrower will not, in a single transaction or series of related transactions, consolidate with or merge with or into, or convey, transfer, lease or otherwise dispose of all or substantially all its assets to, any Person nor permit any Person to merge with or into the Borrower, unless:
(i)    the resulting, surviving or transferee Person (the "Successor Borrower") will be a Person organized and existing under the laws of the United States of America, any State thereof or the District of Columbia and the Successor Borrower (if not the Borrower) will expressly assume, by a written instrument, executed and delivered to the Administrative Agent, in form satisfactory to the Administrative Agent, all the obligations of the Borrower under the Loans Documents;
(ii)    immediately before and after giving effect to such transaction (and treating any Indebtedness which becomes an obligation of the Successor Borrower or any Restricted Subsidiary as a result of such transaction as having been Incurred by the Successor Borrower or such Restricted Subsidiary at the time of such transaction), no Default or Event of Default will have occurred and be continuing;
(iii)    immediately after giving effect to such transaction, either (x) the Successor Borrower would be able to Incur an additional $1.00 of Indebtedness under paragraph (a) of Section 6.13 or (y) the Consolidated Coverage Ratio for the Successor Borrower and its Restricted Subsidiaries would be equal to or greater than immediately prior to such transaction;
(iv)    each Subsidiary Guarantor (unless it is the other party to the transactions above, in which case clause (i) shall apply) shall have confirmed in writing that its Subsidiary Guarantee shall apply to the Successor Borrower's obligations in respect of the Loan Documents; and
(v)    the Borrower will have delivered to the Administrative Agent an Officers' Certificate and, upon request of the Administrative Agent, an Opinion of Counsel, each stating that such consolidation, merger or transfer complies with this Agreement and the other Loan Documents (as applicable).
For purposes of the foregoing, the transfer (by lease, assignment, sale or otherwise, in a single transaction or series of transactions) of all or substantially all of the properties and assets of one or more Subsidiaries of the Borrower, which properties and assets, if held by the Borrower instead of such Subsidiaries, would constitute all or substantially all of the properties and assets of the Borrower on a consolidated basis, shall be deemed to be the transfer of all or substantially all of the properties and assets of the Borrower. The Successor Borrower will succeed to, and be substituted for, and may exercise every right and power of, the Borrower under the Loan Documents, but the predecessor Borrower in the case of a conveyance, transfer or lease of all or substantially all of its assets will not be released from the obligation to pay the principal of and interest on the Loans or any of the other Obligations. Notwithstanding Section 6.11(a) (ii) and (iii) and Section 6.11(b), the Borrower may merge with an Affiliate incorporated exclusively for the purpose of reincorporating the Borrower in another jurisdiction to realize tax or other benefits.
(b)    Subsidiary Guarantors. Each Subsidiary Guarantor will not, in a single transaction or series of related transactions, consolidate with or merge with or into, or convey, transfer, lease or otherwise dispose of all or substantially all its assets to, any Person nor permit any Person to merge with or into such Subsidiary Guarantor, unless the transaction is made in compliance with Section 6.04, or
(i)    the resulting, surviving or transferee Person (the "Successor Guarantor") will be a Person organized and existing under the laws of the United States of America, any State thereof or the District of Columbia and the Successor Guarantor (if not the Subsidiary Guarantor) will expressly assume in writing all the obligations of such Subsidiary Guarantor under the Loan Documents;
(ii)    immediately before and after giving effect to such transaction (and treating any Indebtedness which becomes an obligation of the Successor Guarantor or any Restricted Subsidiary as a result of such transaction as having been Incurred by the Successor Guarantor or such Restricted Subsidiary at the time of such transaction), no Default or Event of Default will have occurred and be continuing;
(iii)    immediately after giving effect to such transaction, either (x) the Borrower would be able to Incur an additional $1.00 of Indebtedness under paragraph (a) of Section 6.13 or (y) the Consolidated Coverage Ratio for the Borrower and its Restricted Subsidiaries would be equal to or greater than immediately prior to such transaction;
(iv)    each other Subsidiary Guarantor shall have delivered a written instrument in form and substance satisfactory to the Administrative Agent confirming its Subsidiary Guarantee and that its obligations under the Loan Documents shall continue to be in effect; and
(v)    the Borrower will have delivered to the Administrative Agent an Officers' Certificate and, upon request of the Administrative Agent, an Opinion of Counsel, each stating that such consolidation, merger or transfer and such assumption of the Subsidiary Guarantee, if applicable, comply with this Agreement.
For purposes of the foregoing, the transfer (by lease, assignment, sale or otherwise, in a single transaction or series of transactions) of all or substantially all of the properties and assets of one or more Subsidiaries of such Subsidiary Guarantor, which properties and assets if held by such Subsidiary Guarantor instead of its Subsidiaries, would constitute all or substantially all of the properties and assets of such Subsidiary Guarantor on a consolidated basis, shall be deemed to be the transfer of all or substantially all of the properties and assets of such Subsidiary Guarantor. Notwithstanding Section 6.11(a)(ii) and (iii) and Section 6.11(b)(ii), any Restricted Subsidiary may consolidate with, merge into or transfer all or part of its properties and assets to the Borrower, and any Subsidiary Guarantor may consolidate with, merge into or transfer all or part of its properties or assets to another Subsidiary Guarantor.
Section 6.12    Fiscal Periods. If the Borrower changes the manner of determining the last day of its Fiscal Year or the last days of the first three fiscal quarters in each of its Fiscal Years, the parties hereto shall negotiate in good faith to agree to modify any financial calculations and determinations hereunder to reflect their original intent in light of such changes, and if they fail so to agree all such financial calculations determinations hereunder shall continue to be made as if such change had not occurred.
Section 6.13    Limitation on Indebtedness.
(a)    Incurrence Test. The Borrower will not, and will not permit any Restricted Subsidiary to, Incur any Indebtedness (including Acquired Indebtedness); provided, however, that the Borrower and its Restricted Subsidiaries may Incur Indebtedness if on the date of the Incurrence of such Indebtedness the Consolidated Coverage Ratio for the Borrower and its Restricted Subsidiaries would be equal to or greater than 2.00:1.00.
(b)    Additional Permitted Indebtedness. Notwithstanding the foregoing paragraph (a), the Borrower and the Restricted Subsidiaries, as set forth below, may Incur the following Indebtedness:
(i)    (A) Indebtedness Incurred pursuant to the Debt Facilities and (B) the Incurrence by a Receivables Entity of Indebtedness in a Qualified Receivables Transaction that is nonrecourse to the Borrower or any of its Subsidiaries (except for Standard Securitization Undertakings) in an aggregate principal amount outstanding at any one time for Indebtedness Incurred under clauses (A) and (B) not to exceed the greater of (x) $2,250,000,000, less the aggregate amount of all permanent repayments of principal actually made under the ABL Credit Facility since the Effective Date with Net Available Cash from Asset Dispositions pursuant to clause (a)(iii)(A) of Section 6.04 and (y) the Borrowing Base;
(ii)    Indebtedness of the Borrower owing to and held by any Restricted Subsidiary or Indebtedness of a Restricted Subsidiary owing to and held by the Borrower or any Restricted Subsidiary; provided, however,
(A)    if the Borrower is the obligor of such Indebtedness and a Subsidiary Guarantor is not the obligee, such Indebtedness is expressly subordinated to the prior payment in full in cash of all Obligations;
(B)    if a Subsidiary Guarantor is the obligor on such Indebtedness and the Borrower or a Subsidiary Guarantor is not the obligee, such Indebtedness is subordinated in right of payment to the Subsidiary Guarantees of such Subsidiary Guarantor; and
(C)    (x) any subsequent issuance or transfer of Capital Stock or any other event which results in any such Indebtedness ceasing to be held by the Borrower or a Restricted Subsidiary of the Borrower and (y) any sale or other transfer of any such Indebtedness to a Person other than the Borrower or a Restricted Subsidiary of the Borrower,
shall be deemed, in each case, to constitute an Incurrence of such Indebtedness by the Borrower or such Subsidiary, as the case may be that was not permitted by this clause (ii).
(iii)    any Indebtedness (other than the Indebtedness described in clauses (i), (ii), (iv), (v) or (vi) of this clause (b)) outstanding (A) on the Effective Date, including the Senior Notes due 2017, the Senior Notes due 2018, the Senior Notes due 2021 and the Senior Notes due 2022 then in existence or (B) in the case of the Prior European Facility, on the Effective Date of the 2009 Term Loan Agreement, and any Guarantees related thereto, and any Refinancing Indebtedness Incurred in respect of any Indebtedness described in this clause (iii) or paragraph (a) of this Section 6.13;
(iv)    (A) Indebtedness represented by the Subsidiary Guarantees, (B)Guarantees by the Borrower of Indebtedness of Restricted Subsidiaries Incurred in accordance with the provisions of the Agreement; provided that in the event such Indebtedness that is being Guaranteed is Subordinated Indebtedness, then the related Guarantee shall be subordinated in right of payment to the Obligations, (C) Guarantees by Subsidiary Guarantors of Indebtedness of the Borrower or any other Subsidiary Guarantor Incurred in accordance with the provisions of this Agreement; provided that in the event such Indebtedness that is being Guaranteed is Subordinated Indebtedness or Guarantor Subordinated Indebtedness, then the related Guarantee shall be subordinated in right of payment to the Obligations or the Subsidiary Guarantee, as the case may be, and (D) Guarantees of Indebtedness Incurred pursuant to clause (i) above;
(v)    Indebtedness in respect of performance, surety or appeal bonds provided in the ordinary course of business;
(vi)    Indebtedness under Hedging Obligations; provided, however, that such Hedging Obligations are entered into for bona fide hedging purposes of the Borrower or any Restricted Subsidiary in the ordinary course of business;
(vii)    Indebtedness (in addition to Indebtedness described in clauses (i) and (iii)) of the Borrower or any Restricted Subsidiary attributable to Capitalized Lease Obligations, or Incurred to finance the acquisition, construction or improvement of fixed or capital assets, or constituting Attributable Debt in respect of Sale/Leaseback Transactions, in an aggregate principal amount at any time outstanding, since the Effective Date, together with any Refinancing Indebtedness with respect to any such Indebtedness Incurred under this clause (vii), not to exceed the greater of (x) $100,000,000 and (y) 1.5% of Total Assets;
(viii)    Indebtedness of a Restricted Subsidiary issued and outstanding on or prior to the date on which such Restricted Subsidiary was acquired by the Borrower or any Restricted Subsidiary (other than Indebtedness Incurred (A) as consideration in, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of related transactions pursuant to which such Restricted Subsidiary became a Restricted Subsidiary or was acquired by the Borrower or a Restricted Subsidiary or (B) otherwise in connection with, or in contemplation of, such acquisition) and any Refinancing Indebtedness with respect thereto; provided, however, that on the date of any such acquisition of a Restricted Subsidiary and after giving effect to such acquisition and the Incurrence of such Indebtedness pursuant to this clause (viii), either (A) the Borrower shall have been able to Incur at least an additional $1.00 of Indebtedness under paragraph (a) above, or (B) the Consolidated Coverage Ratio for the Borrower and its Restricted Subsidiaries shall be equal to or greater than immediately prior to such acquisition;
(ix)    Indebtedness of Foreign Subsidiaries in an aggregate principal amount which, when taken together with the principal amount of all other Indebtedness Incurred pursuant to this clause (ix) since the Effective Date and then outstanding, together with any Refinancing Indebtedness with respect to any such Indebtedness Incurred under this clause (ix), will not in the aggregate exceed the greater of (x) $450,000,000 and (y) the Foreign Borrowing Base;
(x)    Indebtedness in respect of any bankers' acceptance, bank guarantees, letters of credit, warehouse receipt or similar facilities, and reimbursement obligations related thereto, entered into in the ordinary course of business;
(xi)    Indebtedness arising from agreements of the Borrower or its Restricted Subsidiaries providing for indemnification, adjustment of purchase price or similar obligations, in each case, incurred or assumed in connection with the disposition of any business, assets or a Subsidiary, other than Guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or a Subsidiary for the purpose of financing such acquisition; provided, however, that the maximum assumable liability in respect of all such Indebtedness shall at no time exceed the gross proceeds including non-cash proceeds (the fair market value of such non-cash proceeds being measured at the time received and without giving effect to any subsequent changes in value) actually received by the Borrower and its Restricted Subsidiaries in connection with such disposition;
(xii)    Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business; provided that such Indebtedness is extinguished within five Business Days of its incurrence;
(xiii)    Indebtedness of the Borrower or any of its Restricted Subsidiaries consisting of (i) the financing of insurance premiums or (ii) take-or-pay obligations contained in supply arrangements, in each case, incurred in the ordinary course of business;
(xiv)    Indebtedness incurred by the Borrower or any Restricted Subsidiary to the extent that the net proceeds thereof are promptly deposited or to satisfy and discharge the Obligations;
(xv)    Indebtedness of the Borrower or any Restricted Subsidiary supported by a letter of credit or bank guarantee issued pursuant to any Debt Facility that is permitted to be Incurred under this Section 6.13, so long as such letter of credit has not been terminated, in a principal amount not in excess of the stated amount of such letter of credit or bank guarantee;
(xvi)    Indebtedness of the Borrower or any Restricted Subsidiary Incurred in connection with cash management and related activities with respect to any Subsidiary or joint venture in the ordinary course of business;
(xvii)    cash management obligations and other Indebtedness in respect of netting services, automatic clearinghouse arrangements, overdraft protections and similar arrangements in each case in connection with deposit accounts; and
(xviii)    Indebtedness (in addition to Indebtedness described in clauses (i)-(xvii)) in an aggregate principal amount outstanding at any one time which, when taken together with the principal amount of all other Indebtedness Incurred pursuant to this clause (xviii) since the Effective Date and then outstanding, together with any Refinancing Indebtedness with respect to any such Indebtedness Incurred under this clause (xviii), shall not exceed the greater of (A) $150,000,000 or (B) 2.0% of Total Assets.
(c)    Reserved.
(d)    Reserved.
(e)    Limitation on Unrestricted Subsidiaries. The Borrower will not permit any Unrestricted Subsidiary to Incur any Indebtedness other than Non-Recourse Indebtedness; provided, however, if any such Indebtedness ceases to be Non-Recourse Indebtedness, such event shall be deemed to constitute an Incurrence of Indebtedness by the Borrower or a Restricted Subsidiary.
(f)    Determining Compliance with this Section 6.13. For purposes of determining compliance with this Section, in the event that an item of Indebtedness meets the criteria of more than one of the types of Indebtedness described in paragraph (b) of this Section 6.13 or could be Incurred in part under paragraph (a) of this Section 6.13, the Borrower, in its sole discretion, shall divide, classify or reclassify such item of Indebtedness on the Effective Date or on the date of Incurrence and may later divide, classify or reclassify such item of Indebtedness under paragraphs (a) or (b) of this Section 6.13 in any manner that complies with this Section 6.13 (for the avoidance of doubt, on the date of Incurrence or on any date of reclassification, the Borrower will be permitted to Incur a portion of an item of Indebtedness under paragraph (a) of this Section 6.13 and the remainder under one or more clauses of paragraph (b) of the Section 6.13). The Incurrence of Indebtedness represented by the Loans and all Indebtedness outstanding on the Effective Date under the ABL Credit Facility and the Securitization Facility shall be deemed initially Incurred on the Effective Date under clause (i) of the paragraph (b) of this Section 6.13.
(g)    Dollar Equivalents. For purposes of determining compliance with any U.S. dollar-denominated restriction on the Incurrence of Indebtedness, the U.S. dollar-equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was Incurred, in the case of term Indebtedness, or first committed, in the case of revolving credit Indebtedness; provided that if such Indebtedness is Incurred to refinance other Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable U.S. dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such U.S. dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being refinanced. Notwithstanding any other provision of this Section 6.13, the maximum amount of Indebtedness that the Borrower may Incur pursuant to this Section 6.13 shall not be deemed to be exceeded solely as a result of fluctuations in the exchange rate of currencies. The principal amount of any Indebtedness Incurred to refinance other Indebtedness, if Incurred in a different currency from the Indebtedness being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such Refinancing Indebtedness is denominated that is in effect on the date of such refinancing.
Section 6.14    Minimum Interest Coverage Ratio and Other Financial Covenants. (a) Commencing with the fiscal quarter ending on or about January 27, 2013, and as of each fiscal quarter thereafter, the Consolidated Coverage Ratio shall not be less than 1.75 to 1.00. (b) In addition, at all times that any Indebtedness is outstanding which was issued in reliance on the permissions contained in, and which contains encumbrances and restrictions permitted by, Section 6.03(i)(C), the Borrower agrees to comply with Sections 6.13, 6.14 and 6.15 of the ABL Credit Facility, as those Sections exist as of the Effective Date and without giving effect to any amendment or other modification thereof unless amended or otherwise modified with the consent of the Required Lenders (and if any Lender is also party to the ABL Credit Facility, its consent or agreement to such amendments or other modifications under the ABL Credit Facility shall be consent for purposes of this Agreement).
ARTICLE VII

SUBSIDIARY GUARANTEE
Section 7.01    Guaranty. Each Subsidiary Guarantor (other than those that have delivered a separate Subsidiary Guarantee) hereby agrees that it is jointly and severally liable for, and, as primary obligor and not merely as surety, absolutely and unconditionally guarantees to the Lenders the prompt payment when due, whether at stated maturity, upon acceleration or otherwise, and at all times thereafter, of the Obligations and all costs and expenses including all court costs and attorneys' and paralegals' fees (including allocated costs of in-house counsel and paralegals) (which obligation in respect of counsel shall be limited to one counsel for the Administrative Agent and one counsel for the Lenders, unless there is an actual or perceived conflict of interest, in which case each Lender shall be entitled to its own counsel, as well as, in each case, other special and local counsel) and expenses paid or incurred by the Administrative Agent and the Lenders in endeavoring to collect all or any part of the Obligations from, or in prosecuting any action against, the Borrower, any Subsidiary Guarantor or any other guarantor of all or any part of the Obligations (such costs and expenses, together with the Obligations, collectively the "Guaranteed Obligations"). Each Subsidiary Guarantor further agrees that the Guaranteed Obligations may be extended or renewed in whole or in part without notice to or further assent from it, and that it remains bound upon its guarantee notwithstanding any such extension or renewal. All terms of this Subsidiary Guarantee apply to and may be enforced by or on behalf of any domestic or foreign branch or Affiliate of any Lender that extended any portion of the Guaranteed Obligations.
Section 7.02    Guaranty of Payment. This Subsidiary Guarantee is a guaranty of payment and not of collection. Each Subsidiary Guarantor waives any right to require the Administrative Agent or any Lender to sue the Borrower, any Subsidiary Guarantor, or any other Obligor, or otherwise to enforce its payment against any collateral securing all or any part of the Guaranteed Obligations.
Section 7.03    No Discharge or Diminishment of Subsidiary Guarantee. Except as otherwise provided for herein, the obligations of each Subsidiary Guarantor hereunder are unconditional and absolute and not subject to any reduction, limitation, impairment or termination for any reason (other than the indefeasible payment in full in cash of the Guaranteed Obligations), including: (i) any claim of waiver, release, extension, renewal, settlement, surrender, alteration, or compromise of any of the Guaranteed Obligations, by operation of law or otherwise; (ii) any change in the corporate existence, structure or ownership of the Borrower or any other guarantor of or other person liable for any of the Guaranteed Obligations; (iii) any insolvency, bankruptcy, reorganization or other similar proceeding affecting any Obligor, or their assets or any resulting release or discharge of any obligation of any Obligor; or (iv) the existence of any claim, setoff or other rights which any Subsidiary Guarantor may have at any time against any Obligor, the Administrative Agent, any Lender, or any other Person, whether in connection herewith or in any unrelated transactions.
Section 7.04    No Setoff or Counterclaim. The obligations of each Subsidiary Guarantor hereunder are not subject to any defense or setoff, counterclaim, recoupment, or termination whatsoever by reason of the invalidity, illegality, or unenforceability of any of the Guaranteed Obligations or otherwise, or any provision of applicable law or regulation purporting to prohibit payment by any Obligor, of the Guaranteed Obligations or any part thereof.
Section 7.05    No Impairment. Further, the obligations of any Subsidiary Guarantor hereunder are not discharged or impaired or otherwise affected by: (i) the failure of the Administrative Agent or any Lender to assert any claim or demand or to enforce any remedy with respect to all or any part of the Guaranteed Obligations; (ii) any waiver or modification of or supplement to any provision of any agreement relating to the Guaranteed Obligations; (iii) any release, non-perfection, or invalidity of any indirect or direct security for the obligations of the Borrower for all or any part of the Guaranteed Obligations or any obligations of any other guarantor of or other person liable for any of the Guaranteed Obligations; (iv) any action or failure to act by the Administrative Agent or any Lender with respect to any collateral securing any part of the Guaranteed Obligations; or (v) any default, failure or delay, willful or otherwise, in the payment or performance of any of the Guaranteed Obligations, or any other circumstance, act, omission or delay that might in any manner or to any extent vary the risk of such Subsidiary Guarantor or that would otherwise operate as a discharge of any Subsidiary Guarantor as a matter of law or equity (other than the indefeasible payment in full in cash of the Guaranteed Obligations).
Section 7.06    Defenses Waived. To the fullest extent permitted by applicable law, each Subsidiary Guarantor hereby waives any defense based on or arising out of any defense of the Borrower or any Subsidiary Guarantor or the unenforceability of all or any part of the Guaranteed Obligations from any cause, or the cessation from any cause of the liability of the Borrower or any Subsidiary Guarantor, other than the indefeasible payment in full in cash of the Guaranteed Obligations. Without limiting the generality of the foregoing, each Subsidiary Guarantor irrevocably waives acceptance hereof, presentment, demand, protest and, to the fullest extent permitted by law, any notice not provided for herein, as well as any requirement that at any time any action be taken by any person against any Obligor, or any other person. The Administrative Agent may, at its election, compromise or adjust any part of the Guaranteed Obligations, make any other accommodation with any Obligor or exercise any other right or remedy available to it against any Obligor, without affecting or impairing in any way the liability of such Subsidiary Guarantor under this Subsidiary Guarantee except to the extent the Guaranteed Obligations have been fully and indefeasibly paid in cash. To the fullest extent permitted by applicable law, each Subsidiary Guarantor waives any defense arising out of any such election even though that election may operate, pursuant to applicable law, to impair or extinguish any right of reimbursement or subrogation or other right or remedy of any Subsidiary Guarantor against any Obligor or any security.
Section 7.07    Rights of Subrogation. No Subsidiary Guarantor will assert any right, claim or cause of action, including, without limitation, a claim of subrogation, contribution or indemnification that it has against any Obligor, until the Obligors and the Subsidiary Guarantors have fully performed all their obligations to the Administrative Agent and the Lenders.
Section 7.08    Reinstatement; Stay of Acceleration. If at any time any payment of any portion of the Guaranteed Obligations is rescinded or must otherwise be restored or returned upon the insolvency, bankruptcy, or reorganization of the Borrower or otherwise, each Subsidiary Guarantor's obligations under this Subsidiary Guarantee with respect to that payment shall be reinstated at such time as though the payment had not been made and whether or not the Administrative Agent and the Lenders are in possession of this Subsidiary Guarantee. If acceleration of the time for payment of any of the Guaranteed Obligations is stayed upon the insolvency, bankruptcy or reorganization of the Borrower, all such amounts otherwise subject to acceleration under the terms of any agreement relating to the Guaranteed Obligations shall nonetheless be payable by the Subsidiary Guarantors forthwith on demand by the Lender.
Section 7.09    Information. Each Subsidiary Guarantor assumes all responsibility for being and keeping itself informed of the Borrower's financial condition and assets, and of all other circumstances bearing upon the risk of nonpayment of the Guaranteed Obligations and the nature, scope and extent of the risks that each Subsidiary Guarantor assumes and incurs under this Subsidiary Guarantee, and agrees that neither the Administrative Agent nor any Lender shall have any duty to advise any Subsidiary Guarantor of information known to it regarding those circumstances or risks.
Section 7.10    Taxes. All payments of the Guaranteed Obligations will be made by each Subsidiary Guarantor free and clear of and without deduction or withholding for any Indemnified Taxes or Other Taxes; provided that if any Subsidiary Guarantor shall be required to deduct or withhold any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent or Lender (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) such Subsidiary Guarantor shall make such deductions and (iii) such Subsidiary Guarantor shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.
Section 7.11    Maximum Liability. The provisions of this Subsidiary Guarantee are severable, and in any action or proceeding involving any state corporate law, or any state, federal or foreign bankruptcy, insolvency, reorganization or other law affecting the rights of creditors generally, if the obligations of any Subsidiary Guarantor under this Subsidiary Guarantee would otherwise be held or determined to be avoidable, invalid or unenforceable on account of the amount of such Subsidiary Guarantor's liability under this Subsidiary Guarantee, then, notwithstanding any other provision of this Subsidiary Guarantee to the contrary, the amount of such liability shall, without any further action by the Subsidiary Guarantors or the Lenders, be automatically limited and reduced to the highest amount that is valid and enforceable as determined in such action or proceeding (such highest amount determined hereunder being the relevant Subsidiary Guarantor's "Maximum Liability"). This Section with respect to the Maximum Liability of each Subsidiary Guarantor is intended solely to preserve the rights of the Lenders to the maximum extent not subject to avoidance under applicable law, and no Subsidiary Guarantor nor any other Person shall have any right or claim under this Section with respect to such Maximum Liability, except to the extent necessary so that the obligations of any Subsidiary Guarantor hereunder shall not be rendered voidable under applicable law. Each Subsidiary Guarantor agrees that the Guaranteed Obligations may at any time and from time to time exceed the Maximum Liability of each Subsidiary Guarantor without impairing this Subsidiary Guarantee or affecting the rights and remedies of the Lenders hereunder; provided that, nothing in this sentence shall be construed to increase any Subsidiary Guarantor's obligations hereunder beyond its Maximum Liability.
Section 7.12    Contribution. In the event any Subsidiary Guarantor (a "Paying Subsidiary Guarantor") shall make any payment or payments under this Subsidiary Guarantee, each other Subsidiary Guarantor (each a "Non-Paying Subsidiary Guarantor") shall contribute to such Paying Subsidiary Guarantor an amount equal to such Non-Paying Subsidiary Guarantor's "Applicable Percentage" of such payment or payments made by such Paying Subsidiary Guarantor. For purposes of this Article VII, each Non-Paying Subsidiary Guarantor's "Applicable Percentage" with respect to any such payment by a Paying Subsidiary Guarantor shall be determined as of the date on which such payment was made by reference to the ratio of (i) such Non-Paying Subsidiary Guarantor's Maximum Liability as of such date (without giving effect to any right to receive, or obligation to make, any contribution hereunder) or, if such Non-Paying Subsidiary Guarantor's Maximum Liability has not been determined, the aggregate amount of all monies received by such Non-Paying Subsidiary Guarantor from the Borrower after the date hereof (whether by loan, capital infusion or by other means) to (ii) the aggregate Maximum Liability of all Subsidiary Guarantors hereunder (including such Paying Subsidiary Guarantor) as of such date (without giving effect to any right to receive, or obligation to make, any contribution hereunder), or to the extent that a Maximum Liability has not been determined for any Subsidiary Guarantor, the aggregate amount of all monies received by such Subsidiary Guarantors from the Borrower after the date hereof (whether by loan, capital infusion or by other means). Nothing in this provision shall affect any Subsidiary Guarantor's several liability for the entire amount of the Guaranteed Obligations (up to such Subsidiary Guarantor's Maximum Liability). Each of the Subsidiary Guarantors covenant and agree that its right to receive any contribution under this Subsidiary Guarantee from a Non-Paying Subsidiary Guarantor shall be subordinate and junior in right of payment to the payment in full in cash of the Guaranteed Obligations. This provision is for the benefit of both the Administrative Agent, the Lenders and the Subsidiary Guarantors and may be enforced by any one, or more, or all of them in accordance with the terms hereof.
Section 7.13    Liability Cumulative. The liability of each Obligor as a Subsidiary Guarantor under this Article VII is in addition to and shall be cumulative with all liabilities of each Obligor to the Administrative Agent and the Lenders under this Agreement and the other Loan Documents to which such Obligor is a party or in respect of any obligations or liabilities of the other Obligors, without any limitation as to amount, unless the instrument or agreement evidencing or creating such other liability specifically provides to the contrary.
Section 7.14    Release. A Subsidiary Guarantor will be released from its obligations under its Subsidiary Guarantee and the other Loan Documents to which it is a party if all the Obligations are indefeasibly paid in full. Upon the sale or disposition of a Subsidiary Guarantor (by merger, consolidation, the sale of its Capital Stock or the sale of all or substantially all of its assets (other than by lease)) and whether or not the Subsidiary Guarantor is the surviving corporation in such transaction, to a Person which is not the Borrower or a Restricted Subsidiary, such Subsidiary Guarantor will be automatically and unconditionally released from all its obligations under this Agreement and its Subsidiary Guarantee, such Subsidiary Guarantee will terminate if (x) the sale or other disposition is in compliance with this Agreement, including Section 6.04 (it being understood that only such portion of the Net Available Cash as is required to be applied on or before the date of such release in accordance with the terms of this Agreement needs to be applied in accordance therewith at such time) and Section 6.11 and (y) all the obligations of such Subsidiary Guarantor under all Debt Facilities and related documentation and any other agreements relating to any other Indebtedness of the Borrower or its Restricted Subsidiaries terminate upon consummation of such transaction. Each Subsidiary Guarantor will be released from its obligations under this Agreement and its Subsidiary Guarantee to which it is a party if the Borrower designated such Subsidiary Guarantor as an Unrestricted Subsidiary and such designation complies with the other applicable provisions of this Agreement. Without the consent or other agreement of any Lender, the Administrative Agent is authorized to release a Subsidiary Guarantor, and shall release such Subsidiary Guarantor, upon the delivery of an Officers' Certificate certifying in writing to the Administrative Agent that the conditions for such release described in this Section 7.14 have been satisfied. To the extent the Administrative Agent is required to execute any release documents in accordance with the immediately preceding sentence, the Administrative Agent shall do so promptly upon requests of the Borrower without the consent or further agreement of any Lender.
ARTICLE VIII

EVENTS OF DEFAULT
If any of the following events ("Events of Default") shall occur:
(a)    the Borrower defaults in any payment of interest on any Loan when the same becomes due and payable, and such default continues for a period of 30 days;
(b)    the Borrower defaults in the payment of the principal of any Loan when the same becomes due and payable at its Stated Maturity, upon required repurchase, upon declaration or otherwise;
(c)    any representation, warranty or certification made or deemed made by or on behalf of any Obligor in or in connection with this Agreement or any other Loan Document or any amendment or modification hereof or thereof or waiver hereunder or thereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with this Agreement or any other Loan Document or any amendment or modification hereof or thereof or waiver hereunder or thereunder, shall prove to have been incorrect in any material respect when made or deemed made;
(d)    the Borrower or any Subsidiary Guarantor fails to comply with Section 6.11 or Section 6.14;
(e)    the Borrower or any Restricted Subsidiary fails to comply with Sections 5.01, 6.01, 6.02, 6.03, 6.04, 6.05, 6.06, 6.08, 6.09 or 6.13 (in each case other than a failure to repay the Loans when required pursuant to Section 6.04 or 6.06, which failure shall constitute an Event of Default under clause (b)) and such failure continues for 30 days after the Borrower receives written notice thereof from the Administrative Agent (which notice will be given at the request of any Lender);
(f)    the Borrower or any Subsidiary Guarantor defaults in the performance of or a breach by the Borrower of any other covenant or agreement in this Agreement or any other Loan Document (other than those referred to in clauses (a), (b), (c), (d) or (e) above), and such default continues for a period of 60 days after the Borrower receives written notice thereof from the Administrative Agent (which notice will be given at the request of any Lender);
(g)    the failure by any Subsidiary Guarantor that is a Significant Subsidiary (if any) to comply with its obligations under its Subsidiary Guarantee, after any applicable grace period;
(h)    Indebtedness of the Borrower or any Significant Subsidiary is not paid within any applicable grace period after final maturity or is accelerated by the holders thereof if the total amount of such unpaid or accelerated Indebtedness exceeds $25,000,000 or its foreign currency equivalent at the time;
(i)    the Borrower or a Significant Subsidiary pursuant to or within the meaning of any Bankruptcy Law:
(i)    commences a voluntary case;
(ii)    consents to the entry of an order for relief against it in an involuntary case;
(iii)    consents to the appointment of a Custodian of it or for any substantial part of its property; or
(iv)    makes a general assignment for the benefit of its creditors; or
(v)    takes any comparable action under any foreign laws relating to insolvency;
(j)    a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:
(i)    is for relief against the Borrower or any Significant Subsidiary in an involuntary case;
(ii)    appoints a Custodian of the Borrower or any Significant Subsidiary or for any substantial part of its property; or
(iii)    orders the winding up or liquidation of the Borrower or any Significant Subsidiary; or
(iv)    any similar relief is granted under any foreign laws and the order, decree or relief remains unstayed and in effect for 60 days;
(k)    any judgment or decree for the payment of money in excess of $25,000,000 or its foreign currency equivalent at the time in the aggregate for all such final judgments or orders against the Borrower or a Significant Subsidiary if (i) an enforcement proceeding thereon is commenced and not discharged within ten days or (ii) such judgment or decree remains outstanding for a period of 60 days following such judgment or decree and is not discharged, waived, stayed or bonded; and
(l)    the failure of any Subsidiary Guarantee entered into by Subsidiary Guarantor (if any) that is a Significant Subsidiary to be in full force and effect (except as contemplated by the terms thereof) or the denial or disaffirmation by any such Subsidiary Guarantor of its obligations under any Subsidiary Guarantee if such Default continues for 30 days;
then, and in every such event (other than an event with respect to the Borrower described in clause (i) or (j)of this Article), and at any time thereafter during the continuance of such event, the Administrative Agent may with the consent of the Required Lenders, and at the request of the Required Lenders shall, by notice to the Borrower, terminate all or any of the Delayed Draw Commitments, if any, of each Lender having such Delayed Draw Commitments; declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all other fees and other obligations of the Borrower accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; and in case of any event with respect to the Borrower described in clause (i) or (j) of this Article, the principal of the Loans then outstanding, together with accrued interest thereon and all other fees and other obligations of the Borrower accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower. Upon such a declaration, such principal and interest will be due and payable immediately. In the event of a declaration of acceleration because an Event of Default set forth in clause (h) above has occurred and is continuing, such declaration of acceleration shall be automatically rescinded and annulled if the event triggering such Event of Default pursuant to clause (h) shall be remedied or cured by the Borrower and/or the relevant Significant Subsidiaries or waived by the holders of the relevant Indebtedness within 60 days after the declaration of acceleration with respect thereto. In addition, if any Event of Default shall exist, the Administrative Agent may exercise any and all rights and remedies afforded by applicable law, by any of the Loan Documents, by equity, or otherwise.
ARTICLE IX

THE ADMINISTRATIVE AGENT
Section 9.01    Appointment. Each of the Lenders hereby irrevocably appoints the Administrative Agent as its agent (and hereby continues the agency created under the Existing Term Loan Agreement) and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof, together with such actions and powers as are reasonably incidental thereto.
Section 9.02    Rights as a Lender. The bank serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if it were not the Administrative Agent hereunder.
Section 9.03    Limitation of Duties and Immunities. The Administrative Agent shall not have any duties or obligations except those expressly set forth herein. Without limiting the generality of the foregoing (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default or Event of Default has occurred and is continuing, (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby that the Administrative Agent is required to exercise in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 10.02), and (c) except as expressly set forth herein, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Subsidiaries that is communicated to or obtained by the bank serving as Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 10.02) or in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default or Event of Default unless and until written notice thereof is given to the Administrative Agent by the Borrower or a Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement, (ii) the contents of any certificate, report or other document delivered hereunder or in connection herewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.
Section 9.04    Event of Default; Direction of the Required Lenders. The Administrative Agent shall take such action (subject to Section 10.02(b) hereof and subject to the right of the Administrative Agent to receive further assurances to its satisfaction from the Lenders of their indemnification obligations under Section 10.03(c) hereof against any and all liability and expense that may be incurred by it by reason of taking or continuing to take such action) with respect to the notice of a Default or Event of Default referred to in the preceding section as shall be directed by the Required Lenders; provided, that, unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such notice of Default or Event of Default as it shall deem advisable in the best interest of the Lenders except to the extent that this Agreement expressly requires that such action be taken, or not be taken, only with the consent or upon the authorization of the Required Lenders or all of the Lenders.
Section 9.05    Reliance on Third Parties. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.
Section 9.06    Sub-Agents. The Administrative Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub‑agents appointed by the Administrative Agent. The Administrative Agent and any such sub‑agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions of the preceding paragraphs shall apply to any such sub‑agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.
Section 9.07    Successor Agent. Subject to the appointment and acceptance of a successor Administrative Agent as provided in this paragraph, the Administrative Agent may resign at any time by notifying the Lenders and the Borrower. Upon any such resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent which shall be a bank with an office in New York, New York, or an Affiliate of any such bank. Upon the acceptance of its appointment as Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder. The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the Administrative Agent's resignation hereunder, the provisions of this Article and Section 10.03 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Administrative Agent.
Section 9.08    Independent Credit Decisions. Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any related agreement or any document furnished hereunder or thereunder.
ARTICLE X

MISCELLANEOUS
Section 10.01    Notices.
(a)    Notice Address. Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:
(i)    if to any Obligor, to it at Smithfield Foods, Inc. at 200 Commerce Street, Smithfield, VA 23430, Attention: Timothy P. Dykstra (Telecopy No. 757-365-3070) and Ken Sullivan (Telecopy No. 757-365-3060);
(ii)    if to the Administrative Agent or Rabobank individually, to it at Rabobank Nederland, 15305 N. Dallas Parkway, Suite 1250, Addison, Texas 75001, United States of America, Attention Shane Bownds; Telecopy (972) 419-6315; Telephone: (972) 419-5275; and
(iii)    if to any other Lender (other than Rabobank) to it at its address (or telecopy number) set forth in its Administrative Questionnaire.
(b)    Electronic Notification. Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided, that the foregoing shall not apply to notices pursuant to Article II unless otherwise agreed by the Administrative Agent and the applicable Lender. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided, that approval of such procedures may be limited to particular notices or communications;
(c)    Change of Notice Address. Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.
(d)    Electronic Transmission System. The Obligors and the Lenders agree that the Administrative Agent may make the Communications available to the Lenders and the Obligors by posting the Communications on Debtdomain or a substantially similar electronic transmission system (the "Platform"). THE PLATFORM IS PROVIDED "AS IS" AND "AS AVAILABLE". THE AGENT RELATED PARTIES DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE COMMUNICATIONS, OR THE ADEQUACY OF THE PLATFORM AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS OR OMISSIONS IN THE COMMUNICATIONS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING, ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY THE AGENT RELATED PARTIES IN CONNECTION WITH THE COMMUNICATIONS OR THE PLATFORM. IN NO EVENT SHALL THE ADMINISTRATIVE AGENT OR ANY OF ITS RELATED PARTIES HAVE ANY LIABILITY TO THE BORROWER, ANY LENDER OR ANY OTHER PERSON OR ENTITY FOR DAMAGES OF ANY KIND, INCLUDING DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF THE BORROWER'S OR THE ADMINISTRATIVE AGENT'S TRANSMISSION OF COMMUNICATIONS THROUGH THE INTERNET, EXCEPT TO THE EXTENT THE LIABILITY OF THE ADMINISTRATIVE AGENT OR ANY OF ITS RELATED PARTIES IS FOUND IN A FINAL NON-APPEALABLE JUDGMENT BY A COURT OF COMPETENT JURISDICTION TO HAVE RESULTED PRIMARILY FROM SUCH PERSON'S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT.
(e)    Communications Through the Platform. Each Lender agrees that notice to it (as provided in the next sentence) specifying that the Communications have been posted to the Platform shall constitute effective delivery of the Communications to such Lender for purposes hereof. Each Lender agrees (i) to provide to the Administrative Agent in writing (including by electronic communication), promptly after the date of this Agreement, an e-mail address to which the foregoing notice may be sent by electronic transmission and (ii) that the foregoing notice may be sent to such e-mail address.
Section 10.02    Waivers; Amendments.
(a)    Waivers. No failure or delay by the Administrative Agent or any Lender in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent and the Lenders hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by any Obligor therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section 10.02, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given.
(b)    Amendment to Loan Documents. Neither any Loan Document nor any provision thereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Obligors and the Required Lenders (and if applicable, the other parties thereto); provided, that no such agreement shall:
(i)    reduce the principal amount of any Loan or reduce the rate of interest thereon, or reduce any fees payable hereunder (other than a waiver of the right to have interest accrue under the provisions of Section 2.09(c)), without the written consent of each Lender directly affected thereby,
(ii)    postpone the scheduled date of payment of the principal amount of any Loan or any interest thereon, or any fees payable hereunder, or reduce the amount of, waive or excuse any such payment (other than a waiver of the right to have interest accrue under the provisions of Section 2.09(c)), without the written consent of each Lender directly affected thereby,
(iii)    change Section 2.14 in a manner that would alter the pro rata treatment of Lenders required thereby, without the written consent of each Lender adversely affected thereby,
(iv)    change any of the provisions of this Section 10.02 or the definition of "Required Lenders" or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender, or
(v)    release any Subsidiary Guarantor from any Subsidiary Guarantee without the written consent of each Lender except as specifically permitted hereby;
provided, further, that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent hereunder without the prior written consent of the Administrative Agent.
(c)    Corrections of Errors. Notwithstanding anything to the contrary in this Section, if the Administrative Agent and the Borrower shall have jointly identified an obvious error or any error or omission of a technical or immaterial nature, in each case, in any provision of the Loan Documents, then the Administrative Agent and the Borrower shall be permitted to amend such provision and such amendment shall become effective without any further action or consent of any other party to any Loan Document if the same is not objected to in writing by the Required Lenders within five Business Days following receipt of notice thereof. The Administrative Agent may also amend the Commitment Schedule to reflect assignments entered into pursuant to Section 10.04.
(d)    Repayment of Non-Consenting Lenders. If, in connection with any proposed amendment, waiver, modification or consent requiring the consent of "each Lender" or "each Lender affected thereby," the consent of the Required Lenders at such time is obtained, but the consent of other necessary Lenders is not obtained (any such Lender whose consent is necessary but not obtained being referred to herein as a "Non-Consenting Lender"), then the Borrower may elect to replace a Non-Consenting Lender as a Lender party to this Agreement, provided that, concurrently with such replacement, (i) another bank or other entity which is reasonably satisfactory to the Borrower and the Administrative Agent, a Lender other than such Non-Consenting Lender, an Affiliate of a Lender other than such Non-Consenting Lender or an Approved Fund shall agree, as of such date, to purchase for cash at par the Loans and other Obligations due to the Non-Consenting Lender pursuant to an Assignment and Assumption in accordance with Section 10.04(b) and to become a Lender for all purposes under this Agreement and to assume all obligations of the Non-Consenting Lender to be terminated as of such date and to comply with the requirements of Section 10.04(b) and (ii) the Borrower shall pay to such Non-Consenting Lender in same day funds on the day of such replacement (1) all interest, fees and other amounts then accrued but unpaid to such Non-Consenting Lender by the Borrower hereunder to and including the date of termination, including without limitation payments due to such Non-Consenting Lender under Sections 2.11 and 2.13 and (2) an amount, if any, equal to the payment which would have been due to such Lender on the day of such replacement under Section 2.12 had the Loans of such Non-Consenting Lender been prepaid on such date rather than sold to the replacement Lender.
Section 10.03    Expenses; Indemnity: Damage Waiver.
(a)    Expenses. The Borrower shall pay (i) all reasonable out‑of‑pocket expenses incurred by the Administrative Agent and its Affiliates, including the reasonable fees, charges and disbursements of counsel for the Administrative Agent, which obligation in respect of counsel shall be limited to a single transaction and documentation counsel and other special and local counsel, in connection with the administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated) and (ii) all out‑of‑pocket expenses incurred by the Administrative Agent or any Lender, including the fees, charges and disbursements of any counsel for the Administrative Agent or any Lender (which obligation in respect of counsel shall be limited to one counsel for the Administrative Agent and one counsel for the Lenders, unless there is an actual or perceived conflict of interest, in which case each Lender shall be entitled to its own counsel, as well as, in each case, other special and local counsel), in connection with the enforcement or protection of its rights in connection with this Agreement and the other Loan Documents, including its rights under this Section 10.03, or in connection with the Loans made, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans.
(b)    Indemnification by Borrower. The Borrower shall indemnify the Administrative Agent and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an "Indemnitee") against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement or the other Loan Documents or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the Transactions or any other transactions contemplated hereby, (ii) any Loan or the use of the proceeds therefrom, (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to the Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; provided, that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses resulted from the gross negligence or willful misconduct of such Indemnitee.
(c)    Indemnification by Lenders. To the extent that the Borrower fails to pay any amount required to be paid by it to the Administrative Agent under paragraph (a) or (b) of this Section 10.03, each Lender severally agrees to pay to the Administrative Agent such Lender's Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided, that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent in its capacity as such.
(d)    No Consequential Damages, etc. To the extent permitted by applicable law, no Obligor shall assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the Transactions, any Loan or the use of the proceeds thereof.
(e)    Payment Due Dates. All amounts due under this Section 10.03 shall be payable not later than 10 Business Days after receipt of written demand therefor.
Section 10.04    Successors and Assigns.
(a)    Assignments Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (i) no Obligor may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by an Obligor without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section 10.04. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.
(b)    Assignment by Lenders.
(i)    Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees (each, an "Assignee") all or a portion of its rights and obligations under this Agreement (including all or a portion of its Delayed Draw Commitments) and the Loans at the time owing to it) with the prior written consent of:
(A)    the Borrower (such consent not to be unreasonably withheld); provided, that no consent of the Borrower shall be required for an assignment to a Lender, an affiliate of a Lender, an Approved Fund (as defined below) or, if an Event of Default under clause (a), (b), (h) or (i) of Article VIII has occurred and is continuing, any other Person; and
(B)    the Administrative Agent (such consent not to be unreasonably withheld).
(ii)    Assignments shall be subject to the following additional conditions:
(A)    except in the case of an assignment to a Lender, an affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender's Delayed Draw Commitments or Loans, the amount of the Delayed Draw Commitments or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000, unless each of the Borrower and the Administrative Agent otherwise consent; provided, that no such consent of the Borrower shall be required if an Event of Default under clause (a), (b), (h) or (i) of Article VIII has occurred and is continuing, if any;
(B)    each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender's rights and obligations under this Agreement;
(C)    the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500, provided that assignments made pursuant to Section 2.15(b) or Section 10.02(d) shall not require the signature of the assigning Lender to become effective;
(D)    the Assignee shall not be a natural person; and
(E)    the Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.
For the purposes of this Section 10.04, "Approved Fund" means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an affiliate of a Lender or (c) an entity or an affiliate of an entity that administers or manages a Lender.
(iii)    Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) below, from and after the effective date specified in each Assignment and Assumption the Assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender's rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Section 2.11, Section 2.12, Section 2.13, and Section 10.03). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 10.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section 10.04.
(iv)    The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and principal amount of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the "Register"). The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.
(v)    Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an Assignee, the Assignee's completed Administrative Questionnaire (unless the Assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section 10.04 and any written consent to such assignment required by paragraph (b) of this Section 10.04, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.
(c)    Participations. (i) Any Lender may, without the consent of the Borrower or the Administrative Agent, sell participations to one or more banks or other entities (a "Participant") in all or a portion of such Lender's rights and obligations under this Agreement (including all or a portion of its Delayed Draw Commitments and the Loans owing to it); provided, that (A) such Lender's obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Obligors, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided, that such agreement may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver that (1) requires the consent of each Lender directly affected thereby pursuant to the first proviso to Section 10.02(b) and (2) directly affects such Participant. Subject to paragraph (c)(ii) of this Section 10.04, the Borrower agrees that each Participant shall be entitled to the benefits of Section 2.11, Section 2.12 and Section 2.13 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section 10.04. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.08 as though it were a Lender; provided, such Participant shall be subject to Section 2.14(e) as though it were a Lender. Notwithstanding anything in this paragraph to the contrary, any bank or other lending institution that is a member of the Farm Credit System that (A) has purchased a participation or sub-participation in the minimum amount of $10,000,000 on or after the Effective Date, (B) is, by written notice to the Borrower and the Administrative Agent ("Voting Participant Notification"), designated by the selling Lender as being entitled to be accorded the rights of a Voting Participant hereunder (any bank or other lending institution that is a member of the Farm Credit System so designated being called a "Voting Participant") and (C) receives the prior written consent of the Borrower and the Administrative Agent to become a Voting Participant, shall be entitled to vote (and the voting rights of the selling Lender shall be correspondingly reduced), on a dollar for dollar basis, as if such participant or sub-participant were a Lender, on any matter requiring or allowing a Lender to provide or withhold its consent, or to otherwise vote on any proposed action. To be effective, each Voting Participant Notification shall, with respect to any Voting Participant, (1) state the full name, as well as all contact information required of an Assignee in any Administrative Questionnaire and (2) state the dollar amount of the participation or sub-participation purchased. The Borrower and the Administrative Agent shall be entitled to conclusively rely on information contained in notices delivered pursuant to this paragraph.
(d)    Participants. A Participant shall not be entitled to receive any greater payment under Section 2.11 or Section 2.13 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower's prior written consent. Any Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.13 unless such Participant complies with Section 2.13(e) as though it were a Lender.
(e)    Pledges by Lenders. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or the Farm Credit Funding Corp. or to any other entity organized under the Farm Credit Act, as amended, and this Section 10.04 shall not apply to any such pledge or assignment of a security interest; provided, that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or Assignee for such Lender as a party hereto.
(f)    No Assignments to Borrower and Affiliates. Anything in this Section 10.04 to the contrary notwithstanding, no Lender may assign or participate any interest in any Loan held by it hereunder to the Borrower or any Affiliates or Subsidiaries of the Borrower without the prior consent of each Lender.
Section 10.05    Survival. All covenants, agreements, representations and warranties made by any Obligor herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement and the other Loan Documents shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of any Loans, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default or Event of Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid. The provisions of Section 2.11, Section 2.12, Section 2.13 and Section 10.03 and Article IX shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans or the termination of this Agreement or any provision hereof.
Section 10.06    Counterparts; Integration; Effectiveness; Amendment and Restatement. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Subject to Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement. This Agreement amends and restates in its entirety the Existing Term Loan Agreement. The execution of this Agreement and the other Loan Documents executed in connection herewith does not extinguish the Obligations outstanding in connection with the Existing Term Loan Agreement nor does it constitute a novation with respect to such Obligations. For all matters arising prior to the Effective Date (including, the accrual and payment of interest and fees, and matters relating to indemnification and compliance with financial covenants), the terms of the Existing Term Loan Agreement (as unmodified by this Agreement) shall control and are hereby ratified and confirmed. Borrower represents and warrants that as of the Effective Date there are no claims or offsets against or rights of recoupment with respect to or defenses or counterclaims to its obligations under the Existing Term Loan Agreement. Without limiting the generality of the foregoing, Borrower, the Administrative Agent and the Lenders agree that the term "Credit Agreement" as used in each Loan Document means the Existing Term Loan Agreement as amended and restated in its entirety by this Agreement.
Section 10.07    Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.
Section 10.08    Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Lender or Affiliate to or for the credit or the account of any Obligor against any of and all the obligations of the applicable Obligor now or hereafter existing under this Agreement held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement and although such obligations may be unmatured. The rights of each Lender under this Section 10.08 are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.
Section 10.09    Governing Law; Jurisdiction; Consent to Service of Process.
(a)    Governing Law. This Agreement and the other Loan Documents shall be construed in accordance with, and this Agreement, the other Loan Documents and all matters arising out of or relating in any way whatsoever to the Loan Documents (whether in contract, tort or otherwise) shall be governed by, the law of the State of New York, other than those conflict of law provisions that would defer to the substantive laws of another jurisdiction. This governing law election has been made by the parties in reliance (at least in part) on Section 5–1401 of the General Obligations Law of the State of New York, as amended (as and to the extent applicable), and other applicable law.
(b)    Submission to Jurisdiction. EACH OBLIGOR HEREBY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF THE SUPREME COURT OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE OR, TO THE EXTENT PERMITTED BY LAW, IN SUCH FEDERAL COURT. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that the Administrative Agent or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against any Obligor the or its properties in the courts of any jurisdiction.
(c)    Waiver of Forum Matters. Each Obligor hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (b) of this Section 10.09. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.
(d)    Service of Process. Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 10.01. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.
Section 10.10    WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.10.
Section 10.11    Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.
Section 10.12    Confidentiality. Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates' directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement or the other Loan Documents, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the other Loan Documents or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section 10.12, (i) to any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or the other Loan Documents or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to any Obligor, (g) with the consent of the Borrower or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section 10.12 or (ii) becomes available to the Administrative Agent or any Lender on a nonconfidential basis from a source other than an Obligor. For the purposes of this Section 10.12, "Information" means all information received from any Obligor relating to any Obligor's business, other than any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by the Borrower; provided, that, in the case of information received from an Obligor after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section 10.12 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.
Section 10.13    Acknowledgments. Each Obligor acknowledges that:
(a)    neither the Administrative Agent nor any Lender has any fiduciary relationship with or fiduciary duty to any Obligor arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between the Administrative Agent and the Lenders on the one hand, and each Obligor, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and
(b)    no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among any party or parties hereto.
Section 10.14    Construction. The Obligors, the Administrative Agent and each Lender acknowledges that each of them has had the benefit of legal counsel of its own choice and has been afforded an opportunity to review the Loan Documents with its legal counsel and that the Loan Documents shall be construed as if jointly drafted by the parties thereto.
Section 10.15    Independence of Covenants. All covenants under the Loan Documents shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or be otherwise within the limitations of, another covenant shall not avoid the occurrence of a Default or Event of Default if such action is taken or such condition exists.
Section 10.16    USA PATRIOT Act Notice. Each Lender and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Obligors that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the "Act"), it is required to obtain, verify and record information that identifies each Obligor, which information includes the name and address of each Obligor and other information that will allow such Lender or the Administrative Agent, as applicable, to identify each Obligor in accordance with the Act. The Borrower shall, and shall cause each of its Subsidiaries to, provide, to the extent commercially reasonable, such information and take such actions as are reasonably requested by each Lender and the Administrative Agent to maintain compliance with the Act.
IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.
BORROWER:

SMITHFIELD FOODS, INC.

By:    /s/ Timothy P. Dykstra
Timothy P. Dykstra, Vice President and Corporate Treasurer

ADMINISTRATIVE AGENT AND LENDERS:

COÖPERATIEVE CENTRALE
RAIFFEISEN-BOERENLEENBANK B.A.,
"RABOBANK NEDERLAND", NEW
YORK BRANCH, as Administrative Agent and sole Lender

By:	/s/ Jeff Geisbauer
Name:    Jeff Geisbauer
Title:    Executive Director

By:	/s/ D. Shane Bownds
Name:    D. Shane Bownds
Title:    Executive Director

INDEX TO EXHIBITS

Exhibit		Description of Exhibit

A	–	Form of Assignment and Assumption
B	–	Form of Compliance Certificate
C	–	Form of Borrowing Request
D	–	Form of Interest Election Request
E		Form of Joinder Agreement

INDEX TO SCHEDULES

Schedule		Description of Schedule

Schedule 2.01	–	Delayed Draw Commitments
Schedule 3.06	–	Disclosed Matters
Schedule 3.13	–	Material Agreements and Liens
Schedule 3.14	–	Subsidiaries and Investments

SCHEDULE 2.01
TO
SMITHFIELD FOODS, INC.
SECOND AMENDED AND RESTATED TERM LOAN AGREEMENT

DELAYED DRAW COMMITMENTS

Lender	Delayed Draw Commitment
COÖPERATIEVE CENTRALE RAIFFEISEN-BOERENLEENBANK B.A. "RABOBANK Nederland", NEW YORK BRANCH	$100,000,000
TOTAL	$100,000,000

SCHEDULE 3.06
TO
SMITHFIELD FOODS, INC.
SECOND AMENDED AND RESTATED TERM LOAN AGREEMENT

DISCLOSED MATTERS

Part A

Litigation Disclosures

A.    NORTH CAROLINA NUISANCE LITIGATION

In August, September and October 2014, 25 complaints were filed in the Eastern District of North Carolina by 515 individual plaintiffs against Murphy-Brown LLC, a wholly owned indirect subsidiary of Smithfield Foods, Inc., alleging causes of action for nuisance and related claims. The complaints stemmed from pre-litigation mediation of farm nuisance dispute notices and nuisance cases previously filed in the Superior Court of Wake County. On February 23, 2015, all 25 complaints were amended and one complaint was severed into two separate actions. The 26 currently pending complaints were filed on behalf of 541 plaintiffs and relate to approximately 13 company-owned and 74 contract farms. All 26 complaints include causes of action for temporary nuisance and negligence and seek recovery of an unspecified amount of compensatory, special and punitive damages, as well as unspecified injunctive and equitable relief. Murphy-Brown is in the process of responding to the complaints in all 26 cases. Murphy-Brown LLC believes that the claims are unfounded and intends to defend the suits vigorously. The Obligors believe that this matter, individually and in the aggregate, will not have a Material Adverse Effect.

B.    NEUSE RIVERKEEPER FOUNDATION and WATERKEEPER ALLIANCE NOI
On March 13, 2014, the Neuse Riverkeeper Foundation and Waterkeeper Alliance submitted a 60-day Notice of Intent (NOI) to file a citizen suit against Smithfield Foods, Inc., its wholly owned subsidiary Murphy-Brown LLC, a contract grower, the landowner, and certain individual employees of either Murphy-Brown or the contract grower related to alleged violations of the Clean Water Act at a hog farm in Greene County, North Carolina. Smithfield Foods, Inc. and Murphy-Brown LLC are continuing to investigate the allegations and are in the process of responding. The Obligors believe that this matter, individually and in the aggregate, will not have a Material Adverse Effect.

C.    DONNING AND DOFFING AND OTHER EMPLOYMENT LITIGATION

1. Patrick Cudahy, LLC, a wholly owned indirect subsidiary of Smithfield Foods, Inc., is defending a case asserting claims for donning, doffing, and related activities under Wisconsin law affecting current and former employees of the Cudahy, Wisconsin facility. Plaintiffs are seeking certification of an opt out class action. At all relevant times, Patrick Cudahy, LLC has provided compensation to employees for donning, doffing, and related activities pursuant to a collective bargaining agreement. Patrick Cudahy believes it has viable defenses to the liability asserted. Nevertheless, at this stage of the proceedings, it cannot be predicted with any degree of certainty the damages that plaintiffs would recover were they ultimately to prevail or the possible range of any settlement which could resolve this action.

2. On January 30, 2015, a lawsuit was filed in the Superior Court of California, County of San Bernardino against Armour-Eckrich Meats, LLC, a wholly owned indirect subsidiary of Smithfield Foods, Inc. The complaint alleges a variety of California state law claims relating to pay policies, breaks, and related issues. Plaintiff alleges that he was a route sales representative in California. The complaint alleges claims on behalf of the named plaintiff and a proposed class of similar employees. Armour-Eckrich believes that there are viable defenses to the liability asserted. Nevertheless at the early stage of the proceedings, it cannot be predicted with any degree of certainty the damages that could be recovered if the plaintiff or any additional plaintiffs were ultimately to prevail, or the possible range of any settlement which could resolve this action.

3. On February 17, 2015, John Morrell & Co., a wholly owned subsidiary of Smithfield Foods, Inc was served with a complaint alleging that it violated the FLSA by not paying the plaintiff overtime. He alleges that he was a route sales representative in Florida. It is believed the plaintiff was not employed by John Morrell & Co., but instead was employed by Armour-Eckrich Meats, LLC. The complaint alleges claims only on behalf of the named plaintiff, but materials filed with the complaint suggest that the plaintiff contemplates trying to expand his case to a collective action under the Fair labor Standards Act. It is believed that there are viable defenses to the liability asserted. Nevertheless at the early stage of the proceedings it cannot be predicted with any degree of certainty the damages that could be recovered if the plaintiff or any additional plaintiffs were ultimately to prevail, or the possible range of any settlement which could resolve this action.

The Obligors believe that these matters, individually and in the aggregate, will not have a Material Adverse Effect.

Part B

Environmental Disclosures

PROCEEDINGS

1. Prior to the acquisition of Premium Standard Farms (PSF), it had entered into a consent judgment with the State of Missouri and a consent decree with the federal government and a citizens group. The judgment and decree generally required that PSF pay penalties to settle past alleged regulatory violations, utilize new technologies to reduce nitrogen in the material that it applies to farm fields and research, develop and implement “Next Generation Technology” for environmental controls at certain of its Missouri farm operations. PSF has successfully completed the measures called for in the state judgment and the state court terminated the judgment in the fall of 2012. PSF has also completed a number of the measures called for in the federal consent decree, but is unable to predict at this time when it will complete the remaining consent decree obligations or when the consent decree will be terminated. The Obligors believe that this matter, individually and in the aggregate, will not have a Material Adverse Effect.
2. In March 2006, the Borrower and Murphy-Brown LLC entered into a consent decree that settled two citizen lawsuits alleging, among other things, violations of certain environmental laws. The consent decree provides, among other things, that Murphy-Brown LLC, will undertake a series of measures designed to enhance the performance of the swine waste management systems on approximately 244 company-owned farms in North Carolina and thereby reduce the potential for surface water or ground water contamination from these farms. Murphy-Brown has successfully completed a number of the measures called for in the consent decree and expects to fulfill its remaining consent decree obligations over the next 12 to 24 months, at which time it will move for termination of the decree. The Obligors believe that this matter, individually and in the aggregate, will not have a Material Adverse Effect.
3. In calendar year 2000, Smithfield Foods, Inc. (SFI) and our North Carolina-based hog production subsidiaries voluntarily entered into an agreement with the Attorney General of North Carolina (the Agreement) designed to enhance water quality in the State of North Carolina through a series of initiatives to be undertaken by SFI and its subsidiaries while protecting access to swine operations in North Carolina. Under the Agreement, SFI committed to implement environmentally superior and economically feasible technologies for the management of swine waste at its farms in North Carolina following a determination made by an expert from North Carolina State University, with advice from peer review panels appointed by him, that such technologies are both environmentally superior and economically to construct and operate at such farms. In addition, SFI agreed to provide a total of $50.0 million to assist in the preservation of wetlands and other natural areas in eastern North Carolina and to promote similar environmental enhancement activities. This commitment is being fulfilled with annual contributions of $2.0 million over a 25 year period beginning in 2000. The Obligors believe that this matter, individually and in aggregate, will not have a Material Adverse Effect.

SCHEDULE 3.13
TO
SMITHFIELD FOODS, INC.
SECOND AMENDED AND RESTATED TERM LOAN AGREEMENT

MATERIAL AGREEMENTS AND LIENS
Part A:
Part A of Schedule 3.13 hereto is a complete and correct list, as of the Effective Date, of each credit agreement, loan agreement, indenture, note purchase agreement, guarantee, letter of credit or other arrangement providing for or otherwise relating to any Indebtedness or any extension of credit (or commitment for any extension of credit) to, or guarantee by, the Borrower or any of its Subsidiaries the aggregate principal or face amount of which equals or exceeds (or may equal or exceed) $20,000,000 and the aggregate principal or face amount outstanding or that may become outstanding under each such arrangement is correctly described in Part A of said Schedule 3.13..
Existing Indebtedness

I.	SMITHFIELD FOODS, INC.

a.
$1,025,000,000 Credit Agreement Due 2020. The Borrower has entered into a Third Amended and Restated Credit Agreement dated April 2, 2015 as amended, between the Borrower, Coöperatieve Centrale Raiffeisen-Boerenleenbank B.A., "Rabobank Nederland", New York Branch, as administrative agent, and the other lenders party thereto for $1,025,000,000.

b.
$500,000,000 of 7.75% Senior Notes Due 2017. The Borrower has issued notes under an indenture dated as of June 1, 2007, between the Borrower and US Bank National Association ("US Bank"), pursuant to which the Borrower issued debt in the aggregate principal amount of $500,000,000 evidenced by Senior Notes, bearing an interest rate at 7.75%. Interest on the Senior Notes is payable in semi-annual installments through July 1, 2017. The Senior Notes are unsecured and are not guaranteed by any Subsidiaries of the Borrower. The aggregate principal amount outstanding under the Senior Notes as of March 29, 2015 was $426,181,000.

c.
$400,000,000 of 5.25% Senior Notes Due 2018 and $500,000,000 of 5.875% Senior Notes Due 2021. The Borrower has issued notes under an indenture dated as of July 31, 2013, between the Borrower and US Bank National Association ("US Bank"), pursuant to which the Borrower issued debt in the aggregate principal amount of $900,000,000 evidenced by Senior Notes, bearing an interest rate at 5.25% and 5.875%. Interest on the Senior Notes is payable in semi-annual installments through August 1, 2018 for the $500,000,00 with interest rate of 5.25% and through August 1, 20121, for the $400,000,000 with interest rate of 5.8755. The Senior Notes are unsecured and are not guaranteed by any Subsidiaries of the Borrower. The aggregate principal amount outstanding under the Senior Notes as of March 29, 2015 was $451,839,000 for the Senior Notes due August 1, 2018 and $355,052,000 for the Senior Notes due August 1, 2021.

d.
$1,000,000,000 of 6.625% Senior Notes Due 2022. The Borrower has issued notes under an indenture dated as of August 1, 2012, between the Borrower and US Bank National Association ("US Bank"), pursuant to which the Borrower issued debt in the aggregate principal amount of $1,000,000,000 evidenced by Senior Notes, bearing an interest rate at 6.625%. Interest on the Senior Notes is payable in semi-annual installments through August 15, 2022. The Senior Notes are unsecured and are not guaranteed by any Subsidiaries of the Borrower. The aggregate principal amount outstanding under the Senior Notes as of March 29, 2015 was $884,626,000.

II.	DOMESTIC SUBSIDIARIES

a.
Second Amended and Restated Receivables Sale Agreement, dated as of April 28, 2014, among the Borrower, SFFC, Inc., Smithfield Farmland Sales Corp., Premium Pet Health, LLC, Patrick Cudahy, LLC, John Morrell & Co., Smithfield Global Products Inc., Smithfield Specialty Foods Group, LLC, Armour-Eckrich Meats LLC and Smithfield Receivables Funding LLC, as amended by the Amendment No. 1 to Second Amended and Restated Receivables Sales Agreement, dated as of December 9, 2014 (collectively, the “Receivables Sale Agreement”).

b.
Second Amended and Restated Credit and Security Agreement, dated as of April 28, 2014, among the Borrower, Smithfield Receivables Funding LLC, the lenders and co-agents party thereto, and Coöperatieve Centrale Raiffeisen-Boerenleenbank B.A. "Rabobank Nederland", New York Branch, as administrative agent and letter of credit issuer, as amended by the Amendment No. 1 to Second Amended and Restated Credit and Security Agreement, dated as of December 9, 2014 (collectively, the “Receivables Credit Agreement”).

The Borrower's domestic subsidiaries have entered into multiple other loan agreements at various interest rates and maturities. The amounts outstanding on any of the individual unlisted loans of the Borrower's domestic Subsidiaries do not exceed $20,000,000 and the total amount outstanding as of March 29, 2015 was $33,656,273.

III.	INTERNATIONAL SUBSIDIARIES

The Company's international subsidiaries have multiple loan agreements secured by local assets in Poland, Romania and the United Kingdom.

1.    Polish Subsidiaries:
General. The Company's Polish Subsidiaries, Animex-Animpol SF Sp. z o o Sp k. and Animex Foods Sp. z o.o. have entered into various agreements, pursuant to which liens exist on Foreign Subsidiary assets to secure the indebtedness, with local Polish lending institutions to provide financing at various interest rates. Of these Polish loans, the following are in excess of $20,000,000:

a.
Animex Foods Sp. z o. o. Sp k. is the borrower under a Framework Agreement dated September 30, 2005 with ING Bank Slaski S.A. The agreement has been amended several times, including most recently on February 25, 2015. As of February 28, 2015, the capacity of the overdraft facility was PLN 90,500,000 with outstanding borrowings of PLN 5,561,331.

b.
Animex Foods Sp. z o.o. Sp k. is the borrower under a Loan Agreement with Bank Polska Kasa Opieki S.A. dated May 23, 2003. This loan agreement has been amended several times, most recently on January 28, 2015. As of February 28, 2015, the capacity of the overdraft facility was PLN 119,000,000 with outstanding borrowings of PLN 12,563,179.

c.
Animex Foods Sp. z o.o. Sp k. is the borrower under an Overdraft Loan Agreement dated July 23, 2012 with Bank Zachodni WBK Spolka Akcyjna... The Overdraft Loan Agreement was most recently amended on August 27, 2014. As of February 28, 2015 the capacity of the overdraft facility was PLN 70,000,000 and aggregate loans outstanding under the agreement were PLN 29,087,537.

d.
Animex Foods Sp. z o.o. Sp k. is the borrower under an Overdraft Agreement dated as of September 30, 2005 with mBank S.A. (f.k.a BRE Bank S.A). This loan agreement has been amended several times, most recently on October 24, 2014. As of February 28, 2015, , the capacity of the overdraft facility was PLN 85,000,000 with outstanding borrowings of PLN 10,371,637.

e.
Animex Foods Sp. z o.o. Sp k. is the borrower under an Overdraft Facility dated September 5, 2012 with HSBC Bank Polska S.A. This overdraft facility was amended on August 12, 2014. As of February 28, 2015, , the capacity of the overdraft facility was PLN 65,000,000 with outstanding borrowings of PLN 53,968,657.

The amounts outstanding on any of the individual unlisted loans of Animex and its subsidiaries do not exceed $20,000,000 and the total amount outstanding as of February 28, 2015 was PLN 167,730.

2.    Romanian Subsidiaries:

a.
Smithfield Ferme S.R.L and Smithfield Prod S.R.L are the borrowers under a two-year Loan Agreement dated February 19, 2015, for a RON 193,395,000 overdraft facility with Unicredit Tiriac Bank S.A. Under this loan agreement, the lender has a lien on the working capital assets of Smithfield Ferme and Smithfield Prod. As of March 29, 2015, there were no outstanding borrowings under the Loan Agreement.

Part B:
Part B of Schedule 3.13 hereto is a complete and correct list, as of the Effective Date, of each Lien securing Indebtedness described in Part A of Schedule 3.13 of any Person covering any property of the Borrower or any of its Subsidiaries, and the aggregate Indebtedness secured (or which may be secured) by each such Lien and the property covered by each such Lien is correctly described in Part B of said Schedule 3.13.

I.	SMITHFIELD FOODS, INC.

a.
$1,025,000,000 Credit Agreement Due 2020. The credit agreement described in Section I.a. of Part A above is secured by accounts receivable (other than those sold and financed pursuant to the Receivable Credit Agreement), inventory, other personal property relating to such inventory and accounts receivable and all proceeds therefrom, cash and cash equivalents, deposit accounts, intercompany notes, intellectual property and certain capital stock and interests pledged by the Company and the subsidiary guarantors.

II.	DOMESTIC SUBSIDIARIES

a.
Receivables Credit Agreement. The Receivables Credit Agreement described in Section II.b. of Part A above is secured by the accounts receivables of the Borrower and certain of its Subsidiaries that are guarantors thereunder as provided therein.

III.	INTERNATIONAL SUBSIDIARIES

a.	The loans described in Section III.1.a-e of Part A are secured by mortgages on real property located in Poland.

b.	The loan described in Section III.2.a is secured by liens on the accounts receivable and inventory of the Smithfield Ferme S.R.L. and Smithfield Prod S.R.L.

c.
Liens on assets of International Subsidiaries exist on the date hereof (and are deemed included on this schedule although not listed and specifically described) securing Indebtedness that is excluded from Part A of this Schedule 3.13 because the individual principal amount thereof is less than $20,000,000.

SECOND AMENDED AND RESTATED TERM LOAN AGREEMENT, Page 31

SCHEDULE 3.14
TO
SMITHFIELD FOODS, INC.
SECOND AMENDED AND RESTATED TERM LOAN AGREEMENT

Subsidiaries

DOMESTIC SUBSIDIARIES*

Name of Subsidiary    Percent Owned    State of Organization
Beef Liquidation Corp.    100%    Delaware
Cattle Inventory, LLC    100%    Delaware
MF Energy, LLC    100%    Delaware
Texas County Land, LLC    100%    Delaware

Best Solutions LLCC    57.14%    Delaware

Schedule 3.14, Page 1

John Morrell & Co.    100%    Delaware
Armour-Eckrich Meats LLC    100%    Delaware
Iowa Quality Meats, Ltd.    100%    Iowa
Jonmor Investments, Inc.    100%    Delaware
Kansas City Sausage Company, LLC (consolidated)    50%    Delaware
Murphy-Brown LLC    100%    Delaware

AgProtein, Inc.	100% North Carolina
Brown’s Realty Partnership    99%    North Carolina
Carroll’s Realty Partnership    99%    North Carolina
Duplin Marketing Company, LLC    100%    North Carolina
NPD Investments, Inc.    100%    Delaware
Smithfield-Carroll’s Farms (General Partnership)    99%    Virginia
Chief Milling Partners, Inc.    100%    North Carolina

Pork Plus, LLC	100% North Carolina

MB Grain LLC	100% Delaware
Murphy-Brown of Missouri LLC (f/k/a Premium Standard Farms, LLC)    100%    Delaware
KC2 Real Estate LLC    100%    Delaware
Tar Heel Turkey Hatchery, Inc.    100%    North Carolina
Wilmington Bulk, LLC    60%    North Carolina
Titan Global LLC    60%    North Carolina

Premium Pet Health, LLC     100%    Delaware
Patrick Cudahy, LLC    100%    Delaware
Patcud Investments, Inc.    100%    Delaware
SFRMH Liquidation, Inc. (f/k/a RMH Foods, Inc.)    100%    Delaware
RMHF Liquidation, LLC (f/k/a RMH Foods, LLC)    100%    Delaware
Smithfield-Kinston LLC    100%    Delaware

QTF Liquidation Corp.    100%    Delaware

SF Marketing Sub, Inc.    100%    Delaware

SFFC, Inc.    100%    Delaware
Smithfield Receivables Funding, LLC    100%    Delaware

Schedule 3.14, Page 2

Smithfield Bioenergy LLC (f/k/a Best Biofuels, LLC)     92.5%    Delaware

Smithfield Culinary Foods Group, LLC    100%    Delaware
Smithfield Innovations Group, LLC    100%    Delaware

Smithfield Deli Group, Inc.    100%    Delaware

Smithfield Global Products, Inc. (f/k/a Krakus Foods International, Inc.)    100%    Delaware

Smithfield International Investments, Inc.    100%    Delaware
Cold Field Investments, LLC    100%    Delaware

Smithfield Purchase Corporation    100%    North Carolina
Brown’s Realty Partnership     1%    North Carolina
Carroll’s Realty Partnership    1%    North Carolina
Smithfield-Carroll’s Farms (General Partnership)    1%    Virginia

Smithfield Strategic Sourcing & Service Co., Inc.    100%    Delaware

Smithfield Trading Company, Inc.    100%    Delaware

Stefano Foods, Inc.     100%    North Carolina

The Smithfield Inn Corporation    100%    Virginia

Smithfield Farmland Corp.    100%    Delaware
American Skin Food Group LLC    70%    North Carolina
Smithfield Farmland Sales Corp.    100%    Delaware
SF Investments, Inc.    100%    Delaware
Murphy Farms of Texhoma, Inc.    100%    Oklahoma

Smithfield Transportation Co., Inc.	100% Delaware
Smithfield Specialty Foods Group, LLC    100%     Delaware

Schedule 3.14, Page 3

INTERNATIONAL SUBSIDIARIES*

Name of Subsidiary    Percent Owned    Country of Organization
SECTION 1.01    Prima Farms Sp. z o.o.    100%    Poland
AGRI PLUS WIELKOPOLSKA S.A.    100%    Poland
Agri Vet Sp. z o.o.    100%    Poland
AGRI PLUS Sp. z o.o. (f/k/a Prima Sp. z o.o.)    100%    Poland
Ferma Kraplewice Sp. z o.o.    100%    Poland

SF Holding Spolka z o.o.    100%    Poland
Smithfield Polska Spolka z o.o.. (f/k/a ANIMEX Holding Sp. z o.o. f/k/a Morliny S.A.)    100%    Poland SF1 sp. z.o.o.    10%    Poland
SF2 sp. z.o.o.    10%    Poland
SF3 sp. z.o.o.                                    10%            Poland
SF4 sp. z.o.o.    10%    Poland
Animex SF, Sp. z.o.o.    100%    Poland
Animex Foods Sp. z.o.o.     100%    Poland
SF1 sp. z.o.o.    90%    Poland
SF2 sp. z.o.o.    90%    Poland
SF3 sp. z.o.o.    90%    Poland
SF4 sp. z.o.o.    90%    Poland
    Animex Invest Sp. z.o.o.     100%    Poland
Animex Foods .sp. K.     100%    Poland
Animex Europe Ltd.     100%    Malta
CC32 Close-End Invest Fund    100%    Poland
Animex SF z o.o. GP S.K.A.    100%    Poland
Animex SF z o.o. Agro S.K.A.     100%    Poland
Animex SF z o.o. Paze S.K.A.    100%    Poland
Animex SF z o.o. Euro Comfort S.K.A.    100%    Poland

Animpol S.A.    100%    Poland
Animpol SF Sp. z.o.o.    100%    Poland

Schedule 3.14, Page 4

Animex-Animpol Sp. z.o.o. Sp.K. (f/k/a Animex Sp. z.o.o.)    .13%    Poland
Animex-Animpol Sp. z.o.o. Sp.K. (f/k/a Animex Sp. z.o.o.)    99.87%    Poland

Smithfield Foods de Mexico, S. de R.L. de C.V.    39.44%    Mexico

Smithfield International Group de Mexico, S. de R.L. de C.V.    0.001%    Mexico

Smithfield International Investments, Inc.    100%    U.S.A. (Delaware)
Agroalim Distribution S.R.L.    0.1575%    Romania
Cold Field Investments, LLC    100%    Delaware
Smithfield Romania S.R.L. (f/k/a Shannon Expert S.R.L.)    1.8725%    Romania
Hofstede Beheer BV    100%    Netherlands

SFDS Global Holdings B.V.    100%    Netherlands
Smithfield Foods Group Ltd.    100%    UK
Smithfield Foods Ltd.    100%    UK
PEK (London) Ltd.    100%    UK

Smithfield Prod S.R.L.    9.10%     Romania

Smithfield Asia Holdings, Limited    100%    British Virgin Islands

Smithfield Canada Ltd.	100% Canada

Smithfield Capital Europe, B.V.	100% Netherlands

Smithfield Foods de Mexico, S. de R.L. de C.V.    60.56%    Mexico

Smithfield Insurance Co. Ltd.    100%    Bermuda

Smithfield International Group de Mexico, S. de R.L. de C.V.    99.999%    Mexico

Smithfield of Japan (KK) (Joint Sock Company)    100%    Japan

Smithfield Processare S. R. L. (f/k/a Agrovartvis S.R.L.)    99.9903%    Romania

Schedule 3.14, Page 5

Smithfield Prod S.R.L. (f/k/a Onega Expert)    60.60%    Romania
Pirin Agri S.R.L.    100%    Romania

Smithfield Romania S.R.L. (f/k/a Shannon Expert S.R.L.)    98.127426%    Romania
Agroalim Distribution S.R.L.     99.8425%    Romania
Agroalim Logistic S.A. (.273% of shares owned by public)    99.727%    Romania
Smithfield Ferme S.R.L. (f/k/a Comtim)    100%    Romania
Smithfield Processare S. R. L. (f/k/a Agrotorvis S.R.L.)    0.0097%    Romania
Smithfield Prod S.R.L. (f/k/a Onega Expert)    30.30%     Romania

* All Subsidiaries are Restricted Subsidiaries.

Schedule 3.14, Page 6

EXHIBIT A
TO
SMITHFIELD FOODS, INC.
AMENDED AND RESTATED
SECOND AMENDED AND RESTATED TERM LOAN AGREEMENT

FORM OF ASSIGNMENT AND ASSUMPTION

EXHIBIT A, Form of Assignment and Assumptions, Cover Page

ASSIGNMENT AND ASSUMPTION
This Assignment and Assumption (the "Assignment and Assumption") is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the "Assignor") and [Insert name of Assignee] (the "Assignee"). Capitalized terms used but not defined herein shall have the meanings given to them in the Second Amended and Restated Term Loan Agreement identified below (as amended, the "Term Loan Agreement"), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.
For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Term Loan Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of the Assignor's rights and obligations in its capacity as a Lender under the Term Loan Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Term Loan Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as the "Assigned Interest"). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.	Assignor: ______________________________

2.	Assignee: ______________________________

[and is an Affiliate/Approved Fund of [identify Lender]]

3.	Borrower(s): SMITHFIELD FOODS, INC.

4.	Administrative Agent: COÖPERATIEVE CENTRALE RAIFFEISEN-BOERENLEENBANK B.A. "RABOBANK NEDERLAND", NEW YORK BRANCH, as the administrative agent under the Term Loan Agreement

5.
Term Loan Agreement:    The Second Amended and Restated Term Loan Agreement dated as of May 6, 2015 among Smithfield Foods, Inc., the Lenders parties thereto, any subsidiary guarantor that becomes a party thereto and Coöperatieve Centrale Raiffeisen-Boerenleenbank B.A. "Rabobank Nederland", New York Branch, as Administrative Agent.

Assignment and Assumption, Page 1

6.    Assigned Interest:

Aggregate Amount of Delayed Draw Commitment/Loans for all Lenders	Amount of Delayed Draw Commitment/Loans Assigned	Percentage Assigned of Delayed Draw Commitment/Loans
$	$	%

Effective Date: _____________ ___, 20___ [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR

[NAME OF ASSIGNOR]

By:
Title:

ASSIGNEE

[NAME OF ASSIGNEE]

By:
Title:

Assignment and Assumption, Page 2

[Consented to and] Accepted:

COÖPERATIEVE CENTRALE
RAIFFEISEN-BOERENLEENBANK B.A.
"RABOBANK NEDERLAND",
NEW YORK BRANCH, as Administrative Agent

By:
Title:

[Consented to:]

SMITHFIELD FOODS, INC.

By:
Title:

Assignment and Assumption, Page 3

ANNEX 1

SMITHFIELD FOODS, INC.
STANDARD TERMS AND CONDITIONS FOR
ASSIGNMENT AND ASSUMPTION

1.    Representations and Warranties.

1.1    Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Term Loan Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of the Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of the Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2.    Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Term Loan Agreement, (ii) it satisfies the requirements, if any, specified in the Term Loan Agreement that are required to be satisfied by it in order to acquire the Assigned Interest and become a Lender, (iii) from and after the Effective Date, it shall be bound by the provisions of the Term Loan Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Term Loan Agreement, together with copies of the most recent financial statements delivered pursuant to Sections 3.04 or 5.01 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender, and (v) if it is a Foreign Lender, attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Term Loan Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2.    Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

3.    General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy or other electronic communications shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by and construed in accordance with the applicable law pertaining in the State of New York, other than those conflict of law provisions that would defer to the substantive laws of another jurisdiction. This governing law election has been made by the parties in reliance (at least in part) on Section 5–1401 of the General Obligations Law of the State of New York, as amended (as and to the extent applicable), and other applicable law.

Assignment and Assumption, Page 4

EXHIBIT B
TO
SMITHFIELD FOODS, INC.
SECOND AMENDED AND RESTATED
TERM LOAN AGREEMENT

COMPLIANCE CERTIFICATE

Exhibit B, Compliance Certificate, Cover Page

COMPLIANCE CERTIFICATE

This Compliance Certificate is delivered pursuant to Section 5.01(c) of the Second Amended and Restated Term Loan Agreement, dated as of May 6, 2015 (as amended, supplemented or otherwise modified from time to time (the "Term Loan Agreement"), among Smithfield Foods, Inc.(the "Borrower"), certain subsidiary guarantors that may be added as a party thereto, the Lenders party thereto and Coöperatieve Centrale Raiffeisen-Boerenleenbank B.A. "Rabobank Nederland", New York Branch, as administrative agent (in such capacity, the "Administrative Agent"). Unless otherwise defined herein, terms defined in the Term Loan Agreement and used herein shall have the meanings given to them in the Term Loan Agreement.
1.    I am the duly elected, qualified and acting Chief Financial Officer of the Borrower.
2.    I have reviewed and am familiar with the contents of this Certificate.
3.    I have reviewed the terms of the Term Loan Agreement and the Loan Documents and have made or caused to be made under my supervision, a review in reasonable detail of the transactions and condition of the Borrower during the accounting period covered by the financial statements attached hereto as Attachment I (the "Financial Statements"). Such review did not disclose the existence during or at the end of the accounting period covered by the Financial Statements, and I have no knowledge of the existence, as of the date of this Certificate, of any condition or event which constitutes a Default or Event of Default, except as set forth below.
4.    The financial statements attached hereto were prepared in accordance with GAAP and fairly present in all material respects (subject to yearend audit adjustments and absence of footnotes) the financial conditions and the results of the operations of the Persons reflected thereon, at the date and for the periods indicated therein.
5.    Attached hereto as Attachment II are the reasonably detailed calculations demonstrating compliance (to the extent required) with the covenants set forth in Section 6.14(a) of the Term Loan Agreement.
IN WITNESS WHEREOF, I have executed this Certificate this day of _______________, 201_.

Name:
Title:

Compliance Certificate, Page 1

Attachment I
to Compliance Certificate

[Attach Financial Statements]

Attachment I to Compliance Certificate, Cover Page

Attachment II
to Compliance Certificate
The information described herein is as of ______, _______ and pertains to the period from _____, ____ to ____________, ____

SECTION 6.14(a) – Minimum Consolidated Coverage Ratio
(a) Net income for the period	$_________
(b) Income tax expense	$_________
(c) Consolidated Interest Expense	$_________
(d) Depreciation	$_________
(e) Amortization of intangibles and impairment charges recorded in connection with the application of Accounting Standards Codification 380—Intangibles—Goodwill and Other	$_________
(f) any net after-tax gains or losses (including the effect of all fees and expenses or charges relating thereto) attributable to the early extinguishment of Indebtedness	($_________)
(g) Other non-cash charges or non-cash losses (other than non-cash charges to the extent they represent an accrual of or reserve for cash charges in any future period or amortization of a prepaid expense that was paid in a prior period)

($_________)
(h) effects of adjustments (including the effects of such adjustments pushed down to the Borrower and its Restricted Subsidiaries) in the property and equipment and other intangible assets, deferred revenue and debt line items in such Person’s consolidated financial statements pursuant to GAAP resulting from the application of acquisition accounting in relation to any consummated acquisition and any increase in amortization or depreciation or other non-cash charges resulting therefrom and any write-off of any amounts thereof, net of taxes
($_________)
(i) any impairment charge or asset write-off or write-down in each case, pursuant to GAAP, and the amortization of intangibles arising pursuant to GAAP,	($_________)
(j) any net after-tax effect of non-recurring or unusual gains or losses, charges or expenses (including relating to any multi-year strategic initiatives)	($_________)
(k) losses, charges and expenses attributable to disposed or discontinued operations and losses, charges and expenses related to the disposal of disposed, abandoned or discontinued operations	($_________)
(l) losses, charges and expenses attributable to asset dispositions or the sale or other disposition of any Capital Stock of any Person other than in the ordinary course of business, as determined in good faith by the Board of Directors
($_________)

Attachment II to Compliance Certificate, Page 1

(m) Total net income (line 2 (a) plus lines 2(b) through 2(l))	$_________
(n) Minus without duplication and to the extent included in net income, non-cash items increasing Consolidated Net Income of such Person for such period (excluding any items which represent the reversal of any accrual of, or cash reserve for, anticipated cash charges recorded in any prior period)

($_________)
(o) Less if any Restricted Subsidiary is not directly or indirectly owned 100% by the Borrower, EBITDA shall be reduced (to the extent not otherwise reduced in accordance with GAAP) by an amount equal to (A) the amount of the EBITDA attributable to such Restricted Subsidiary multiplied by (B) the quotient of (1) the number of shares of outstanding common Equity Interests of such Restricted Subsidiary not owned directly or indirectly by the Borrower on the last day of such period by the Borrower divided by (2) the total number of shares of outstanding common Equity Interests of such Restricted Subsidiary on the last day of such period

($_________)
(p) EBITDA (line 2 (m) minus lines 2(n) minus line 2(o))	$_________
(q) Pro forma adjustments of Investments, acquisitions and Asset Dispositions	$_________
(r) Adjusted EBITDA (line 2(p) plus or minus (as applicable) line 2(q))	$_________
(s) Total consolidated cash and non-cash interest expense (excluding (w) amortization of deferred financing fees and debt issuance costs, (x) debt discount (other than discounts that accrete by the terms of such instrument), (y) capitalized interest and (z) any non-cash interest expense attributable to the amortization of the discount attributable to the equity component of convertible debt securities)

$_________
(t) Interest expense attributable to Capitalized Lease Obligations and imputed interest with respect to Attributable Debt	$_________
(u) Interest actually paid by the Borrower or any Restricted Subsidiary under any Guarantee of Indebtedness or other obligation of any other Person	$_________
(v) Net gains associated with Hedging Obligations (or minus net losses associated with Hedging Obligations)	$_________
(w) The cash contributions to any employee stock ownership plan or similar trust to the extent such contributions are used by such plan or trust to pay interest or fees to any Person (other than the Borrower) in connection with Indebtedness Incurred by such plan or trust

$_________
(x) Receivables Fees	$_________

Attachment II to Compliance Certificate, Page 2

(y) Consolidated Interest Expense (sum of line 2 (s) through (x))	$_________
(z) Pro forma adjustments of Investments, acquisitions and Asset Dispositions	$_________
(aa) Adjusted Consolidated Interest Expense (line 2(y) plus or minus (as applicable) line (z))	$_________
EBITDA to Consolidated Interest Expense ratio (line 2 (r) divided by line 2 (aa))	_____ to 1.00
Required Ratio for the four quarters than ended not more than	1.75 to 1.00	Yes	No

Attachment II to Compliance Certificate, Page 3

EXHIBIT C
TO
SMITHFIELD FOODS, INC.
SECOND AMENDED AND RESTATED
TERM LOAN AGREEMENT

BORROWING REQUEST

Exhibit C, Borrowing Request, Cover Page

BORROWING REQUEST
___________, __, ____
Coöperatieve Centrale
Raiffeisen-Boerenleenbank B.A.
"Rabobank Nederland",
New York Branch, as agent
Syndications Team
245 Park Avenue, 37th Floor
New York, NY 10167
Phone: (212) 808-6814
Fax:    (212) 808-2578

With a copy to:

Rabobank Nederland
15705 N. Dallas Parkway, Suite 1250
Addison, TX 75001
United States of America
Phone No.    (972) 419-5275
Fax No.    (972) 419-6315
Attention:    Shane Bownds

And each Lender

Ladies and Gentlemen:

This Borrowing Request (the "Request") is being delivered pursuant to that certain Second Amended and Restated Term Loan Agreement (as amended, the "Agreement") dated as of May 6, 2015 among Smithfield Foods, Inc. (the "Borrower"), subsidiary guarantors that may be added as a party thereto, Coöperatieve Centrale Raiffeisen-Boerenleenbank B.A. "Rabobank Nederland", New York Branch, as Administrative Agent and the lenders named therein. All capitalized terms, unless otherwise defined herein, shall have the same meanings as in the Agreement.
The Borrower hereby gives the Administrative Agent and the Lenders notice pursuant to the Agreement that the Borrower requests the Borrowing under the Agreement, and in connection therewith sets forth below the information relating to such Borrowing (the "Requested Borrowing").

(i)	The date of the Requested Borrowing is ______________;

(ii)	The principal amount of the Requested Borrowing is $_______________;

BORROWING REQUEST, Page 1

(iii)	The Type or Types of the Borrowing requested (i.e., ABR Borrowing or Eurodollar Borrowing) and, if applicable the Interest Periods applicable thereto are set forth in the table below:

Amount	Type	Interest Period (if applicable)
1.		_____ Month(s)
2.		_____ Month(s)
3.		_____ Month(s)
4.		_____ Month(s)
5.		_____ Month(s)
6.		_____ Month(s)

(iv)	The proceeds of the Requested Borrowing should be disbursed directly to the entities in the amounts and in accordance with the transfer instructions set forth in the table below:

Dollar Amount	Recipient	Instructions
$
$
$
$

By its execution below, the Borrower represents and warrants to the Administrative Agent and the Lenders:
(i)    At the time of and immediately after giving effect to the Requested Borrowing, no Default nor any Event of Default exists; and
(ii)    The representations and warranties of the Borrower set forth in the Loan Documents are true and correct in all material respects on and as of the date of the Requested Borrowing with the same force and effect as if such representations and warranties had been made on and as of such date except to the extent that such representations and warranties relate specifically to another date in which case such repesentations and warranties shall be true and correct in all material respects as of such other date specified.
The instructions set forth herein are irrevocable. A telecopy of these instructions shall be deemed valid and may be accepted and relied upon by the Administrative Agent and the Lenders as an original.
SMITHFIELD FOODS, INC.

By:
Name:
Title:

BORROWING REQUEST, Page 2

BORROWING REQUEST, Page 3

EXHIBIT D
TO
SMITHFIELD FOODS, INC.
SECOND AMENDED AND RESTATED TERM LOAN AGREEMENT

INTEREST ELECTION REQUEST

EXHIBIT D, Cover Page

INTEREST ELECTION REQUEST

Coöperatieve Centrale
Raiffeisen-Boerenleenbank B.A.
"Rabobank Nederland",
New York Branch, as agent
Syndications Team
245 Park Avenue, 37th Floor
New York, NY 10167
Phone: (212) 808-6814
Fax:    (212) 808-2578

With a copy to:

Rabobank Nederland
15705 N. Dallas Parkway, Suite 1250
Addison, TX 75001
United States of America
Phone No.    (972) 419-5275
Fax No.    (972) 419-6315
Attention: Shane Bownds

And each Lender

Ladies and Gentlemen:

This Interest Election Request (the "Request") is being delivered pursuant to that certain Second Amended and Restated Term Loan Agreement (as amended, the "Agreement") dated as of May 6, 2015 among Smithfield Foods, Inc. (the "Borrower"), certain subsidiary guarantors that may be added as party thereto. Coöperatieve Centrale Raiffeisen-Boerenleenbank B.A. "Rabobank Nederland", New York Branch, as Administrative Agent and the lenders named therein. All capitalized terms, unless otherwise defined herein, shall have the same meanings as in the Agreement.
The Borrower hereby gives the Administrative Agent and the Lenders notice pursuant to Section 2.05 of the Term Loan Agreement that the Borrower requests a conversion or continuation (a "Change") of the Borrowing or Borrowings specified on Schedule 1.
By its execution below, the Borrower represents and warrants to the Administrative Agent and the Lenders:
(i)    At the time of and immediately after giving effect to the Requested Borrowing, no Default nor any Event of Default exists; and
(ii)    The representations and warranties of the Borrower set forth in the Loan Documents are true and correct on and as of the date of the Requested Borrowing with the same force and effect as if such representations and warranties had been made on and as of such date except to the extent that such representations and warranties relate specifically to another date.
The instructions set forth herein are irrevocable. A telecopy of these instructions shall be deemed valid and may be accepted and relied upon by the Administrative Agent and the Lenders as an original.
SMITHFIELD FOODS, INC.

By:
Name:
Title:

INTEREST ELECTION REQUEST, Solo Page

SCHEDULE 1
TO
INTEREST ELECTION REQUEST

Current Type (ABR or Eurodollar)	Current Principal Amount	Current Interest Period Expiration Date	Continue as (Type)	Convert to (Type)	New Interest Period Length

SCHEDULE 1 TO INTEREST ELECTION REQUEST, Solo Page

EXHIBIT E
TO
SMITHFIELD FOODS, INC.
SECOND AMENDED AND RESTATED
TERM LOAN AGREEMENT

Joinder Agreement

EXHIBIT E, Cover Page

JOINDER AGREEMENT

This JOINDER AGREEMENT (the "Agreement") dated as of ____________________, ____ is executed by the undersigned (the "Guarantor") for the benefit of COÖPERATIEVE CENTRALE RAIFFEISEN-BOERENLEENBANK B.A. "RABOBANK NEDERLAND", NEW YORK BRANCH (in its capacity as administrative agent for the lenders party to the hereafter identified Term Loan Agreement (in such capacity herein, the "Agent") and for the benefit of such lenders in connection with that certain Second Amended and Restated Term Loan Agreement dated as of May 6, 2015 among the Agent, Smithfield Foods, Inc. (the "Borrower), certain subsidiary guarantors that may become party thereto and the lenders party thereto (as modified, the "Term Loan Agreement", and capitalized terms not otherwise defined herein being used herein as defined in the Term Loan Agreement).
The Guarantor is required to execute this Agreement pursuant to the Term Loan Agreement.
NOW THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Guarantor hereby agrees as follows:
1.    The Guarantor hereby assumes all the obligations of a "Guarantor" under the Subsidiary Guarantee and agrees that it is a "Guarantor" and bound as a "Guarantor" under the terms of the Subsidiary Guarantee as if it had been an original signatory thereto. In accordance with the forgoing and for valuable consideration, the receipt and adequacy of which are hereby acknowledged, Guarantor irrevocably and unconditionally guarantees to the Agent and the Lenders the full and prompt payment and performance of the Guaranteed Obligations upon the terms and conditions set forth in the Subsidiary Guarantee. The Guarantor confirms that the representations and warranties set forth in Article III of the Term Loan Agreement applicable to it on and as of the date hereof, as if made on and as of such date.
2.    This Agreement shall be deemed to be part of, and a modification to, the Term Loan Agreement and shall be governed by all the terms and provisions of the Term Loan Agreement, which terms are incorporated herein by reference, are ratified and confirmed and shall continue in full force and effect as valid and binding agreements of Guarantor enforceable against Guarantor. The Guarantor hereby waives notice of Agent's or any Lender's acceptance of this Agreement.
IN WITNESS WHEREOF, the Guarantor has executed this Agreement as of the day and year first written above.
Guarantor:

By:
Name:
Title:

Joinder Agreement, Page 1